Exhibit 10.1
Execution Version
STOCK PURCHASE AGREEMENT
by and among
THE TIMKEN COMPANY,
LATROBE STEEL COMPANY,
TIMKEN ALLOY STEEL EUROPE LIMITED,
TOOLROCK HOLDING, INC.
and
TOOLROCK ACQUISITION LLC
Dated as of December 8, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
ARTICLE II THE ACQUISITION AND THE PURCHASE AND SALE OF THE SHEFFIELD ASSETS AND THE ICX ASSETS	15
2.1 Sale and Purchase of Shares and the ICX Assets	15
2.2 [Reserved.]	15
2.3 [Reserved.]	15
2.4 [Reserved.]	15
2.5 [Reserved.]	15
2.6 Delivery of Shares, ICX Bill of Sale and Purchase Price	15
2.7 [Reserved.]	15
2.8 [Reserved.]	15
2.9 Purchase of Sheffield Assets	15
2.10 Purchase Price Adjustment	20
2.11 Offset	21
2.12 Withholding Rights	21
ARTICLE III CLOSING AND DELIVERIES	22
3.1 Closing	22
3.2 Further Assurances	22
3.3 Transfer Taxes	22
3.4 Deliveries by Timken	22
3.5 Deliveries by Buyer	24
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TIMKEN	25
4.1 Organization and Standing	25
4.2 Authorization; Power	25
4.3 Organizational Documents	26
4.4 Capitalization	26
4.5 Title	27
4.6 Subsidiaries and Investments	27
4.7 Delivery; No Conflict; Consents	27
4.8 Financial Statements	28
4.9 Tax Matters	29

- i -

4.10 Personal Property Assets	30
4.11 Contracts	31
4.12 Real Property	33
4.13 Personal Property Leases	35
4.14 Absence of Undisclosed Liabilities	35
4.15 Absence of Changes	35
4.16 Employment Matters	38
4.17 Employee Benefits	39
4.18 Litigation and Disputes	42
4.19 Transactions with Affiliates	43
4.20 Compliance with Laws; Permits	43
4.21 Environmental Matters	44
4.22 Insurance	45
4.23 Bank Accounts; Powers of Attorney	45
4.24 Customers and Suppliers	46
4.25 Intellectual Property	46
4.26 Inventory	47
4.27 Books and Records	47
4.28 Certain Business Practices	47
4.29 [Reserved.]	47
4.30 No Brokers	48
4.31 Accounts and Notes Receivable	48
4.32 Accounts and Notes Payable	48
ARTICLE V REPRESENTATIONS AND WARRANTIES OF TIMKEN ALLOY	48
5.1 Organization and Standing	48
5.2 Authorization; Power	48
5.3 Organizational Documents	49
5.4 Title	49
5.5 Delivery; No Conflict; Consents	49
5.6 Employment Matters	49
5.7 Contracts	51
5.8 Litigation and Disputes	51
5.9 Customers and Suppliers	52

- ii -

5.10 Inventory	52
5.11 Tax Matters	52
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	53
6.1 Investment Intent	53
6.2 Organization and Standing; Power	53
6.3 Authorization, Validity and Effect; Consents	53
6.4 Legal Proceedings	53
6.5 No Brokers	53
6.6 Buyer’s Debt Financing	54
6.7 Buyer’s Equity Financing	54
6.8 Solvency	54
6.9 No Other Representations and Warranties	54
6.10 HSR Act	54
ARTICLE VII COVENANTS AND AGREEMENTS	54
7.1 Interim Operations of the Company and Timken Alloy	54
7.2 Access to Information; Delivery of Financial Statements	58
7.3 Cooperation; HSR Act Filings; Other Approvals, Filings and Consents	59
7.4 Publicity	60
7.5 Notice of Certain Events	60
7.6 Tax Matters	61
7.7 No Solicitation of Other Proposals	65
7.8 Timken Brand	66
7.9 Employee Arrangements	67
7.10 Litigation Cooperation	69
7.11 Buyer Financing	70
7.12 Affiliate Obligations	70
7.13 Certain Indebtedness	70
7.14 Cooperation	70
7.15 No Further Financial Obligations	71
7.16 Sheetz Station Agreement	71
7.17 TADB Employees	71
7.18 Certain Transactions	72
7.19 Subsequent Merger	73

- iii -

ARTICLE VIII CONDITIONS TO CLOSING	73
8.1 Conditions to Obligations of Timken and Buyer	73
8.2 Additional Conditions to Obligation of Timken	73
8.3 Additional Conditions to Obligation of Buyer	74
ARTICLE IX INDEMNIFICATION AND SURVIVAL	75
9.1 Certain Definitions	75
9.2 Indemnification	76
9.3 Limitations	79
9.4 Assertion of Claims	82
9.5 Defense of Third Party Claims	82
9.6 Exclusive Remedy	83
9.7 Survival of Representations, Warranties and Covenants	84
9.8 Environmental Claims	84
9.9 Insurance	85
ARTICLE X TERMINATION OF AGREEMENT	85
10.1 Termination	85
10.2 Effect of Termination	86
ARTICLE XI MISCELLANEOUS AND GENERAL	86
11.1 Expenses	86
11.2 Successors and Assigns	87
11.3 Notices	87
11.4 Complete Agreement	88
11.5 Captions; References	88
11.6 Amendment	88
11.7 Waiver	88
11.8 Governing Law	88
11.9 Severability	88
11.10 Mutual Drafting	89
11.11 Consent to Jurisdiction and Service of Process	89
11.12 Counterparts	89
11.13 Specific Performance	89
11.14 Waiver of Jury Trial	89

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INDEX OF DEFINED TERMS
2006 Bonus Amount, 74
Acquisition, 1
Acquisition Proposal, 1, 68
Acquisition Sub, 1
Actions, 1
Additional Sheffield Information, 2
Affiliate, 2
Agreement, 1, 2
Antitrust Laws, 2, 62
Assumed Plan, 2, 70
Back-Up Letter of Credit, 73
Bank Accounts, 2, 48
Business Day, 2
Buyer, 1, 2
Buyer Book Value Determination, 2, 18
Buyer Event of Indemnification, 2, 81
Buyer Indemnified Persons, 2, 78
Buyer Indemnifying Persons, 81
Buyer Pension Plan, 3, 69
Buyer Tax Act, 3, 80
Buyer’s Knowledge, 2
Buyer’s Welfare Plans, 3, 71
CBA, 3, 70
CERCLA, 3, 5
Closing, 3, 24
Closing Date, 3, 24
Closing Working Capital Statement, 3, 22
COBRA Coverage, 3, 43
Code, 3
Company, 1, 3
Company Assets, 3, 33
Company Employee Plans, 3, 42
Company IP, 3
Company Purchase Price, 3
Company Representatives, 3, 68
Confidentiality Agreement, 3, 60
Consents, 4
Consolidated Tax Returns, 4, 63
Contracts, 4, 33
Control, 4
Copyrights, 4
Current Assets, 4
Current Liabilities, 4
Data, 4, 49
Debt Commitment Letters, 4, 56
Deductible Amount, 4, 82
Deferred Closing, 4
Deferred Closing, 17
Deferred Closing Book Value, 4
Deferred Closing Date, 4
Disclosure Schedule, 5
Effective Date, 5, 24
Employee Plans, 5, 42
Environment, 5
Environmental Laws, 5
Environmental Permit, 5
Environmental Subcap, 5, 83
Equity Commitment Letters, 5, 56
ERISA, 5
ERISA Affiliate, 5
Estimated Deferred Closing Book Value, 18
Estimated Working Capital, 6, 22
Event of Indemnification, 6, 78
Excluded Representations, 6, 82
Final Book Value, 6, 18
Final Working Capital, 6, 23
Financial Statements, 6, 30
GAAP, 6
General Enforceability Exceptions, 6, 35
Governmental Authority, 6
Guarantees, 6, 73
Hazardous Substance, 6
HSR Act, 6
ICX Asset Purchase Price, 6
ICX Asset Sale, 6
ICX Assets, 7
ICX Bill of Sale, 7, 26
ICX Lease, 7
Income Tax Returns, 7, 64
Indebtedness, 7
Indemnified Persons, 7, 78
Indemnifying Person, 7, 78
Independent Auditor, 7, 22
Intellectual Property, 7
Interim Balance Sheet, 7, 30
Interim Balance Sheet Date, 7, 37
Interim Financial Statements, 7, 30
Investments, 7
IRS, 8, 14
KeyBanc Capital Markets, 8, 50
Knowledge, 8
Latrobe Hourly Plan, 8, 70
Latrobe VIP, 8, 70
Laws, 8
Leased Personal Property, 8, 37
Leased Real Property, 8
Lenders, 8
Letters of Credit, 8, 73
Liability, 8
License Agreement, 8, 34
Lien, 8

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Losses, 8, 78
Major Customer, 9
Major Supplier, 9
Material Adverse Effect, 9
Mezzanine Commitment Letter, 56
Names, 9, 69
Non-Competition Agreement, 9, 26
Non-Union Employees, 9
Notice of Claim, 9, 84
OH&R, 9
Option, 9
Orders, 9
Outside Date, 88
Owned Real Property, 9
Patents, 9
Permits, 10
Permitted Liens, 10
Person, 10
Personal Property Leases, 10, 37
Pre-Closing Financial Statements, 10, 61
Pre-Closing Workers Compensation Claims, 75
Prior Actions, 11, 45
Product Liability Subcap, 11, 83
Purchase Price, 11
Real Property, 11
Real Property Leases, 11, 35
Reimbursement Cap, 75
Related Agreements, 11
Release, 11
Release and Waiver Agreement, 11, 26
Required Consents, 11, 25
Retiring Non-Union Employees, 11, 69
Section 338 Allocation, 67
Section 338 Forms, 67
Section 338(h)(10) Election, 67
Seller Welfare Plans, 11, 71
Senior Debt Commitment Letter, 11, 56
Service Contracts, 12, 35
Shares, 1, 12
Sheetz Station Agreement, 12
Sheffield Asset Purchase Agreement, 12, 21
Sheffield Assets, 12
Sheffield Consignment Agreements, 12
Sheffield Information, 12
Sheffield Inventory, 12
Sheffield Lease, 12
Sheffield Purchase Orders, 12
Sheffield Purchase Price, 12
Sheffield Shortfall Amount, 12, 18
Sheffield Transaction, 12, 63
Software, 13
Straddle Period, 13, 64
Straddle Period Tax Returns, 13, 64
Subsidiaries, 13
Subsidiary Shares, 13, 29
Supply Agreements, 13, 26
Surplus Employees, 13
Survey, 13
Survival Date, 13, 86
TADB Employees, 13, 52
Tax Adjustment, 13, 68
Tax or Taxes, 13
Tax Proceeding, 14, 66
Tax Returns, 14
Termination Costs, 14
Third Party Claim, 14, 85
Timken, 1, 14
Timken Indemnified Persons, 15
Timken Alloy, 1, 14
Timken Alloy Agreements, 14, 51
Timken Alloy Distribution Business, 14
Timken Cap, 14, 83
Timken Event of Indemnification, 14, 79
Timken Indemnified Persons, 78
Timken Indemnifying Persons, 15, 79
Title Commitment, 15
Title Company, 15
Title Policy, 15
Top Customer, 15
Top Supplier, 15
Trade Secrets, 15
Trademarks, 15
Transactions Costs, 15
Transfer Date, 15
Transfer Regulations, 16
Transfer Taxes, 16, 24
Transferring Employees, 16, 74
Transition Services Agreement, 16, 26
Union Employees, 16
VAT, 16, 20
VAT Records, 16, 20
WARN Act, 16
Working Capital, 16
Working Capital Target, 16

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INDEX OF SCHEDULES

Schedule 1.19	Buyer’s Knowledge
Schedule 1.79	Indebtedness
Schedule 1.90	List of Knowledge Individuals
Schedule 1.95	Leased Real Property
Schedule 1.113	Owned Real Property
Schedule 1.142	Sheffield Consignment Agreements
Schedule 3.4(i)	Consents
Schedule 6.6	Debt Commitment Letters
Schedule 6.7	Equity Commitment Letters
Schedule 7.1	Interim Operations
Schedule 7.2(b)	Customer, Supplier and Licensor Contacts
Schedule 7.9(b)(i)	Assumed Plans
Schedule 7.12	Affiliate Obligations
Schedule 7.13	Certain Indebtedness
Schedule 7.15	Guarantees and Letters of Credit
Schedule 9.1(d)	Losses
Schedule 9.2(a)(vii)	Identified Litigation
Schedule 9.2(a)(viii)	Known Environmental Matters

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INDEX OF DISCLOSURE SCHEDULE
Disclosure Schedule Sections:

Section 4.1	Organization and Standing
Section 4.3	Directors and Officers
Section 4.4(a)	Capitalization
Section 4.4(c)	Capitalization
Section 4.6	Subsidiaries and Investments
Section 4.7(a)	No Conflict
Section 4.7(b)	Consents
Section 4.8(d)	Working Capital Example
Section 4.9	Tax Matters
Section 4.10	Personal Property Assets
Section 4.11	Contracts
Section 4.12(a)	Real Property
Section 4.12(d)	Real Property
Section 4.12(g)	Real Property
Section 4.12(h)	Real Property
Section 4.12(i)	Real Property
Section 4.12(k)	Real Property
Section 4.13	Personal Property Leases
Section 4.14	Absence of Undisclosed Liabilities
Section 4.15	Absence of Changes
Section 4.16	Employment Matters
Section 4.17(a)	Employee Benefits
Section 4.17(b)	Employee Benefits
Section 4.17(d)	Employee Benefits
Section 4.17(e)	Employee Benefits
Section 4.18	Litigation and Disputes
Section 4.19	Transactions with Affiliates
Section 4.20	Compliance with Laws; Permits
Section 4.21	Environmental Matters
Section 4.22	Insurance
Section 4.23	Bank Accounts; Powers of Attorney
Section 4.24	Customers and Suppliers
Section 4.25(a)	Intellectual Property
Section 4.25(b)	Intellectual Property
Section 4.25(d)	Data
Section 4.26	Inventory
Section 4.31	Accounts and Notes Receivable
Section 5.3	Organizational Documents of Timken Alloy
Section 5.5(a)	Delivery; No Conflicts; Consents of Timken Alloy
Section 5.5(b)	Delivery; No Conflicts; Consents of Timken Alloy
Section 5.6	Employment Matters
Section 5.7	Contracts
Section 5.8	Litigation and Disputes
Section 5.9	Customers and Suppliers of Timken Alloy
Section 6.3	Authorization; Validity and Effect; Consents

INDEX OF EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Opinion of Jones Day
Exhibit C-1	Form of Supply Agreement re: Aerospace Material
Exhibit C-2	Form of Supply Agreement re: Steel Material and Conversion
Exhibit C-3	Form of Supply Agreement re: Rolling Mill Services
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Non-Competition Agreement
Exhibit F	Form of Release and Waiver Agreement
Exhibit G	Title Commitments
Exhibit H	Surveys
Exhibit I	Form of Sheffield Lease
Exhibit J	Form of Sheffield Asset Purchase Agreement
Exhibit K	ICX Bill of Sale
Exhibit L	[Reserved]
Exhibit M	Form of Subordination Agreement

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 8, 2006, is by and among The Timken Company, an Ohio corporation (“Timken”), Latrobe Steel Company, a Pennsylvania corporation (the “Company”), Timken Alloy Steel Europe Limited, a corporation organized under the Laws of England and Wales (“Timken Alloy”), Toolrock Acquisition LLC, a Pennsylvania limited liability company (“Acquisition Sub” ), and Toolrock Holding, Inc., a Delaware corporation (“Buyer”).
RECITALS:
     A. Timken is the beneficial and record owner of all the issued and outstanding shares (the “Shares”) of common stock, without par value, of the Company.
     B. The Shares represent all of the issued and outstanding capital stock of the Company.
     C. Timken desires to sell to Acquisition Sub, and Acquisition Sub desires to purchase from Timken, all of the Shares upon the terms set forth in this Agreement (such purchase and sale of the Shares, the “Acquisition”).
     D. In connection with the Acquisition, Acquisition Sub desires to acquire certain assets from Timken and Timken Alloy on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and for other good and valuable consideration had and received, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Timken, the Company, Timken Alloy, Acquisition Sub and the Buyer hereby agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement:
     1.1 “2006 Bonus Amount” has the meaning set forth in Section 7.18(c).
     1.2 “Acquisition” has the meaning set forth in the recitals to this Agreement.
     1.3 “Acquisition Proposal” has the meaning set forth in Section 7.7(a).
     1.4 “Acquisition Sub” has the meaning set forth in the preamble to this Agreement.
     1.5 “Actions” means action, suit, or legal, administrative, arbitral or alternative dispute resolution proceeding or investigation by or before any Governmental Authority.
     1.6 “Additional Sheffield Information” means information regarding (i) what pension provision Buyer anticipates putting into place for the Transferring Employees and (ii) any measures Buyer anticipates taking in relation to the Transferring Employees or any of them.

     1.7 “Affiliate” means, with respect to any Person, any Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.
     1.8 “Agreement” has the meaning set forth in the preamble to this Agreement.
     1.9 “Antitrust Laws” has the meaning set forth in Section 7.3(c).
     1.10 “Assumed Plan” has the meaning set forth in Section 7.9(b)(i).
     1.11 “Back-Up Letter of Credit” has the meaning set forth in Section 7.15.
     1.12 “Bank Accounts” has the meaning set forth in Section 4.23.
     1.13 “Business Day” means any day other than a Saturday, Sunday or other day that is a statutory holiday under the federal Laws of the United States.
     1.14 “Buyer” has the meaning set forth in the preamble to this Agreement.
     1.15 “Buyer Book Value Determination” has the meaning set forth in Section 2.9(b).
     1.16 “Buyer Event of Indemnification” has the meaning set forth in Section 9.2(b).
     1.17 “Buyer Indemnified Persons” has the meaning set forth in Section 9.1(b)(i).
     1.18 “Buyer Indemnifying Persons” has the meaning set forth in Section 9.2(b).
     1.19 “Buyer’s Knowledge” means the actual knowledge after reasonable inquiry of those individuals set forth in Schedule 1.19.
     1.20 “Buyer Pension Plan” has the meaning set forth in Section 7.9(a)(i).
     1.21 “Buyer Tax Act” has the meaning set forth in Section 9.2(a)(iv).
     1.22 “Buyer’s Welfare Plans” has the meaning set forth in Section 7.9(b)(ii).
     1.23 “CBA” has the meaning set forth in Section 7.9(a)(ii).
     1.24 “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.
     1.25 “Closing” has the meaning set forth in Section 3.1.
     1.26 “Closing Date” has the meaning set forth in Section 3.1.
     1.27 “Closing Working Capital Statement” has the meaning set forth in Section 2.10(b).
     1.28 “COBRA Coverage” has the meaning set forth in Section 4.17(d).

     1.29 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     1.30 “Company” has the meaning set forth in the preamble to this Agreement.
     1.31 “Company Assets” has the meaning set forth in Section 4.10.
     1.32 “Company Employee Plans” has the meaning set forth in Section 4.17(a).
     1.33 “Company IP” means any Intellectual Property owned by the Company or its Subsidiaries.
     1.34 “Company Purchase Price” means $189,834,860.66, as may be adjusted pursuant to Section 2.10.
     1.35 “Company Representatives” has the meaning set forth in Section 7.7(a).
     1.36 “Confidentiality Agreement” has the meaning set forth in Section 7.2(a).
     1.37 “Consents” means any consent, approval, authorization, qualification, waiver or notification of a Governmental Authority or any other Person.
     1.38 “Consolidated Tax Returns” has the meaning set forth in Section 7.6(a)(i).
     1.39 “Contracts” has the meaning set forth in Section 4.11.
     1.40 “Control” (including the phrases “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     1.41 “Copyrights” means all copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights in original works of authorship fixed in any tangible medium of expression.
     1.42 “Current Assets” means the current assets of the Company and its Subsidiaries as of the Effective Date determined in accordance with GAAP applied on a consistent basis and in a manner consistent with the calculation of Current Assets (including the categories thereof) set forth in Section 4.8(d) of the Disclosure Schedule.
     1.43 “Current Liabilities” means the current liabilities of the Company and its Subsidiaries as of the Effective Date determined in accordance with GAAP applied on a consistent basis and in a manner consistent with the calculation of Current Liabilities (including the categories thereof) set forth in Section 4.8(d) of the Disclosure Schedule.
     1.44 “Data” has the meaning set forth in Section 4.25(d).

     1.45 “Debt Commitment Letters” has the meaning set forth in Section 6.6.
     1.46 “Deductible Amount” has the meaning set forth in Section 9.3(a)(i).
     1.47 “Deferred Closing” has the meaning set forth in Section 2.9(a).
     1.48 “Deferred Closing Book Value” means the book value (net of any applicable lower of cost or market value reserve) of the Sheffield Inventory as of the Deferred Closing Date prepared in a manner consistent with the determination of the book value of the Sheffield Inventory at October 31, 2006.
     1.49 “Deferred Closing Date” means January 31, 2007 or such other date as the parties mutually agree upon; provided, however, that the Deferred Closing Date shall not occur (i) while the consultation period pursuant to Section 7.17 is ongoing or (ii) if the Closing has not occurred.
     1.50 “Disclosure Schedule” means the disclosure schedule dated the date hereof and delivered concurrently with the execution and delivery of this Agreement.
     1.51 “Effective Date” has the meaning set forth in Section 3.1.
     1.52 “Employee Plans” has the meaning set forth in Section 4.17(a).
     1.53 “Environment” means soil, ground water, surface water, stream sediments and ambient air.
     1.54 “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq., the Clean Water Act 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§7401 et seq., Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§136 et seq., and all other federal, state, local or foreign Laws pertaining to the environment or health and safety with respect to exposure to Hazardous Substances, including but not limited to, those relating to emissions, discharges, or releases of any Hazardous Substance, into the environment or otherwise relating to the manufacture, processing, use, treatment, storage, disposal or transportation of Hazardous Substances.
     1.55 “Environmental Permit” means a Permit required pursuant to any Environmental Laws in connection with the conduct of the business of the Company and its Subsidiaries.
     1.56 “Environmental Subcap” has the meaning set forth in Section 9.3(a)(iii).
     1.57 “Equity Commitment Letters” has the meaning set forth in Section 6.7.
     1.58 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     1.59 “ERISA Affiliate” means any organization that is a member of a controlled group of organizations, within the meaning of Sections 414(b), (c), (m), (n) or (o) of the Code, with the Company or which would be considered to be a single employer with the Company pursuant to Section 4001(b) of ERISA.
     1.60 “Estimated Book Value” has the meaning set forth in Section 2.9(a).
     1.61 “Estimated Working Capital” has the meaning set forth in Section 2.10(a).
     1.62 “Event of Indemnification” has the meaning set forth in Section 9.1(a).
     1.63 “Excluded Representations” has the meaning set forth in Section 9.3(a)(i).
     1.64 “Final Book Value” has the meaning set forth in Section 2.9(b).
     1.65 “Final Working Capital” has the meaning set forth in Section 2.10(b).
     1.66 “Financial Statements” has the meaning set forth in Section 4.8(a).
     1.67 “GAAP” means United States generally accepted accounting principles.
     1.68 “General Enforceability Exceptions” has the meaning set forth in Section 4.11.
     1.69 “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any board, bureau, agency or instrumentality of such government or political subdivision, or any federal, state, local or foreign court, or any arbitrator or mediator, governmental or private.
     1.70 “Guarantees” has the meaning set forth in Section 7.15.
     1.71 “Hazardous Substance” means any substance or material which is (i) identified in Section 101(14) of CERCLA, 42 U.S.C. § 9601(14) and as set forth in Title 40, Code of Federal Regulations, Part 302, as may be amended from time to time, (ii) determined to be hazardous, toxic, a pollutant or a contaminant under any Environmental Law, (iii) petroleum and petroleum products and distillates, (iv) asbestos, (v) radon, and (vi) polychlorinated biphenyls.
     1.72 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     1.73 “ICX Asset Sale” means the sale of the ICX Assets by Timken to Acquisition Sub as contemplated by Section 2.1.
     1.74 “ICX Asset Purchase Price” means $21,154,812.34.
     1.75 “ICX Assets” means all of the assets subject to the ICX Lease, including, without limitation, all of the equipment and personal property described in Schedule A of the ICX Bill of Sale, free and clear of all Liens.
     1.76 “ICX Bill of Sale” has the meaning set forth in Section 3.4(w).

     1.77 “ICX Lease” means that certain Lease Agreement dated as of July 11, 2003, by and between ICX Corporation, as lessor and Timken, as lessee to be terminated by Timken at its expense prior to Closing.
     1.78 “Income Tax Returns” has the meaning set forth in Section 7.6(a)(i).
     1.79 “Indebtedness” means, as of any date without duplication, (i) all indebtedness for borrowed money of the Company and its Subsidiaries (including principal, accrued interest, prepayment penalties and any other fees, expenses and other amounts payable as a result of the prepayment or discharge of any such obligation, if any), including, but not limited to, under the agreements set forth in Schedule 1.79, (ii) obligations of the Company and its Subsidiaries in respect of capitalized leases required to be recorded as such on a balance sheet prepared in accordance with GAAP, including, but not limited to, the ICX Lease, (iii) all indebtedness or obligations secured by a Lien on any assets of the Company or its Subsidiaries and (iv) guarantees of obligations of any other Person.
     1.80 “Indemnified Persons” have the meanings set forth in Section 9.1(b).
     1.81 “Indemnifying Person” has the meaning set forth in Section 9.1(c).
     1.82 “Independent Auditor” has the meaning set forth in Section 2.10(b).
      1.83 “Intellectual Property” means any and all Patents, Trademarks, Copyrights, Trade Secrets, Software, right of publicity, domain names and URLs.
     1.84 “Interim Balance Sheet” has the meaning set forth in Section 4.8(a)(i).
     1.85 “Interim Balance Sheet Date” has the meaning set forth in Section 4.14.
     1.86 “Interim Financial Statements” has the meaning set forth in Section 4.8(a)(i).
     1.87 “Investments” means any equity interest, directly or indirectly, in any other Person in excess of 5% of the total equity ownership of such Person.
     1.88 “IRS” has the meaning set forth in Section 1.163.
     1.89 “KeyBanc Capital Markets” has the meaning set forth in Section 4.30.
     1.90 “Knowledge” or the phrase “to the Knowledge of the Company or Timken” and similar terms and phrases used to refer to the knowledge of the Company or Timken means the actual knowledge after reasonable inquiry (unless otherwise set forth in Schedule 1.89) of those individuals set forth in Schedule 1.89.
     1.91 “Latrobe Hourly Plan” has the meaning set forth in Section 7.9(a)(ii).
     1.92 “Latrobe VIP” has the meaning set forth in Section 7.9(a)(iii).
     1.93 “Laws” means any law, statute, code, rule, ordinance, regulation, Order, writ, injunction, decree or other legally enforceable requirement of any Governmental Authority.

     1.94 “Leased Personal Property” has the meaning set forth in Section 4.13.
     1.95 “Leased Real Property” means the real property leased by the Company or its Subsidiaries as set forth in Schedule 1.94 along with all buildings, structures and material improvements which are a part thereof and included in the lease related thereto.
     1.96 “Lenders” means a syndicate of lending institutions organized and lead by the lead lender listed on Schedule 6.6 hereto.
     1.97 “Letters of Credit” has the meaning set forth in Section 7.15.
     1.98 “Liability” means liabilities or obligations of any nature whatsoever, due or to become due, known or unknown, accrued, absolute, contingent or otherwise.
     1.99 “License Agreement” has the meaning set forth in Section 4.11(f).
     1.100 “Lien” means and includes security interests, mortgages, Options, liens, pledges, guarantees, charges, easements, reservations, restrictions, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.
     1.101 “Losses” has the meaning set forth in Section 9.1(d).
     1.102 “Major Customer” means any Person who has purchased at least $100,000 of products or services from the Company or its Subsidiaries, or at least £53,000 of products or services from Timken Alloy with respect to the Timken Alloy Distribution Business, as applicable, either (i) in the fiscal year ended December 31, 2005, or (ii) in the current fiscal year (on an annualized basis).
     1.103 “Major Supplier” means any Person who has supplied at least $100,000 of products or services to the Company or its Subsidiaries, or at least £53,000 of products or services to Timken Alloy with respect to the Timken Alloy Distribution Business, as applicable, either (i) in the fiscal year ended December 31, 2005, or (ii) in the current fiscal year (on an annualized basis).
     1.104 “Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or results of the operation of the Company and its Subsidiaries taken as a whole, other than any effect resulting from (i) general economic conditions or developments or changes therein, (ii) conditions in the industries in which the Company and its Subsidiaries operate and developments or changes therein, (iii) the announcement of this Agreement or the transactions contemplated hereby, (iv) any changes in any Laws or any accounting regulations or principles, (v) any acts of God, war or terrorism, or (vi) any actions taken or omitted to be taken by or at the written request or with the written consent of Buyer.
     1.105 “Names” has the meaning set forth in Section 7.8(c).

     1.106 “Non-Competition Agreement” has the meaning set forth in Section 3.4(p).
     1.107 “Non-Union Employees” means the employees of the Company and its Subsidiaries who are not Union Employees whose employment shall continue as of the Closing.
     1.108 “Notice of Claim” has the meaning set forth in Section 9.4(a).
     1.109 “OH&R” means OH&R Special Steels Company, a Delaware corporation.
     1.110 “Option” means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right or voting trust or agreement, any agreement restricting sale or transfer, or other agreement or right of a similar nature.
     1.111 “Orders” means any order, judgment, ruling, injunction, award, decree or writ entered by or with any Governmental Authority.
     1.112 “Outside Date” has the meaning set forth in Section 10.1(b).
     1.113 “Owned Real Property” means the real property owned in fee by the Company or its Subsidiaries as set forth in Schedule 1.113 along with all appurtenances thereto and buildings, structures and improvements located thereon or a part thereof.
     1.114 “Patents” means patents, including any registrations, patents based on applications that are continuations, continuations-in-part, divisionals, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing.
     1.115 “Permits” means any license, permit, authorization, grant, approval, franchise, waiver, Consent, qualification or similar document or authority issued or granted by any Governmental Authority.
     1.116 “Permitted Liens” means (i) statutory Liens for Taxes, assessments and other governmental charges which are not yet due and payable, (ii) statutory or common law Liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws (provided that the foregoing shall not constitute a Permitted Lien with respect to the Owned Real Property or Leased Real Property), (iv) statutory or common law Liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and other like Liens (provided that the foregoing shall not constitute a Permitted Lien with respect to the Owned Real Property or Leased Real Property) for matters which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings and provided bonds have been posted, (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws, (vi) Liens that arise under zoning, land use and other similar Laws, (vii) other imperfections of title but only to the extent disclosed in the Title Commitments listed on Exhibit G attached hereto or shown on the Surveys listed on Exhibit H attached hereto, and to the extent no Title Commitment or Survey has been obtained for any Real Property, such liens or other imperfections of title or encumbrances and easements, covenants, rights of way or other restrictions or encumbrances which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as presently used, (viii) any Liens affecting any Real Property caused by Buyer, its consultants or agents and (ix) the Sheetz Station Agreement.
     1.117 “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other entity or Governmental Authority.
     1.118 “Personal Property Leases” has the meaning set forth in Section 4.13.
     1.119 “Pre-Closing Financial Statements” has the meaning set forth in Section 7.2(c).
     1.120 “Pre-Closing Workers Compensation Claims” has the meaning set forth in Section 7.18(d).
     1.121 “Prior Actions” has the meaning set forth in Section 4.18(b).
     1.122 “Product Liability Subcap” has the meaning set forth in Section 9.3(a)(iii).
     1.123 “Purchase Price” means, collectively, the Company Purchase Price, the Sheffield Purchase Price and the ICX Asset Purchase Price.
     1.124 “Real Property” means the Owned Real Property and the Leased Real Property.
     1.125 “Real Property Leases” has the meaning set forth in Section 4.12(a).
     1.126 “Reimbursement Cap” has the meaning set forth in Section 7.18(d).
     1.127 “Related Agreements” means the Supply Agreements, the Transition Services Agreement, the Non-Competition Agreement, the Release and Waiver Agreement, the ICX Bill of Sale and the certificates delivered pursuant to Sections 3.4(e), 3.4(f), 3.4(l), 3.5(c) and 3.5(d).
     1.128 “Release” means any spillage, leaking, pumping , pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substances (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances).
     1.129 “Release and Waiver Agreement” has the meaning set forth in Section 3.4(q).
     1.130 “Required Consents” has the meaning set forth in Section 3.4(i).
     1.131 “Retiring Non-Union Employees” has the meaning set forth in Section 7.9(a)(i).
     1.132 “Section 338 Allocation” has the meaning set forth in Section 7.6(f)(iii).
     1.133 “Section 338 Forms” has the meaning set forth in Section 7.6(f)(ii).

     1.134 “Section 338(h)(10) Election” has the meaning set forth in Section 7.6(f)(i).
     1.135 “Seller Welfare Plans” has the meaning set forth in Section 7.9(b)(ii).
     1.136 “Senior Debt Commitment Letter” has the meaning set forth in Section 6.6.
     1.137 “Service Contracts” has the meaning set forth in Section 4.12(a).
     1.138 “Shares” has the meaning set forth in the recitals of this Agreement.
     1.139 “Sheetz Station Agreement” means the Agreement of Sale between the Company and Lawruk-Astleford Partnership, dated November 10, 2004, as amended as of January 28, 2005 and January 10, 2006.
     1.140 “Sheffield Asset Purchase Agreement” has the meaning set forth in Section 2.9(i)(i).
     1.141 “Sheffield Assets” means all Sheffield Purchase Orders, Sheffield Consignment Agreements, Sheffield Inventory and goodwill of the Timken Alloy Distribution Business.
     1.142 “Sheffield Consignment Agreements” means the Contracts set forth in Schedule 1.142.
     1.143 “Sheffield Information” means information regarding (i) the current functions Buyer anticipates will continue at the facility subject to the Sheffield Lease after the Deferred Closing Date, and (ii) the number (and, to the extent possible, identity) of the employees Buyer will need to carry on such functions.
     1.144 “Sheffield Inventory” means all of the inventory held by Timken Alloy (other than the inventory owned by the Company) with respect to the Timken Alloy Distribution Business, including any inventory held by customers thereof on a consignment basis.
     1.145 “Sheffield Lease” means that certain Lease Agreement by and between Timken Alloy and Toolrock U.K., Inc., relating to the lease of the premises located at Newhall Road, Sheffield.
     1.146 “Sheffield Purchase Orders” means all purchase orders to which Timken Alloy is a party and which relate to the Timken Alloy Distribution Business (i) open as of the date hereof and (ii) open as of the Deferred Closing Date.
     1.147 “Sheffield Purchase Price” means $4,010,327, as may be adjusted pursuant to Section 2.9.
     1.148 “Sheffield Shortfall Amount” has the meaning set forth in Section 2.9(a).
     1.149 “Sheffield Transaction” shall have the meaning set forth in Section 7.5(a).

     1.150 “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) electronic databases and other electronic data compilations, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) other documentation, including user manuals and training materials, relating to any of the foregoing.
     1.151 “Straddle Period” has the meaning set forth in Section 7.6(a)(ii).
     1.152 “Straddle Period Tax Returns” has the meaning set forth in Section 7.6(a)(ii).
     1.153 “Subsidiaries” of any Person means any other Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such other Person are at the time owned, directly or indirectly, by such first Person, by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
     1.154 “Subsidiary Shares” has the meaning set forth in Section 4.6(b).
     1.155 “Supply Agreements” has the meaning set forth in Section 3.4(n).
     1.156 “Surplus Employees” means the Transferring Employees identified as “Surplus Employees” pursuant to Section 7.17.
     1.157 “Survey” means an ALTA survey with respect to each of the Real Property (to the extent applicable), prepared by a licensed surveyor in the jurisdiction in which such Real Property is located.
     1.158 “Survival Date” has the meaning set forth in Section 9.7.
     1.159 “TADB Employees” has the meaning set forth in Section 5.6(a).
     1.160 “Tax Adjustment” has the meaning set forth in Section 7.6(f)(iv).
     1.161 “Tax or Taxes” means all taxes of any kind payable to any federal, state, local or foreign taxing authority or other Governmental Authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.
     1.162 “Tax Proceeding” has the meaning set forth in Section 7.6(c).
     1.163 “Tax Returns” means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with the Internal Revenue

Service (the “IRS”) or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.
     1.164 “Termination Costs” means, in respect of the Surplus Employees or any other employee who is not a Transferring Employee but whose contract of employment has effect by virtue of the Transfer Regulations as if made between the Buyer or an Affiliate thereof and any such employee, the cost of their salaries and benefits from the Deferred Closing to the date on which their employment with the Buyer or an Affiliate thereof actually terminates (provided in respect of the Surplus Employees that this shall not be any more than one month from the Deferred Closing and in respect of any other employee that this shall be not more than one month from the date on which the Buyer becomes aware of the application of the Transfer Regulations to such employee), and any payments in lieu of their contractual notice, any statutory redundancy payment due and any contractual or customary enhanced redundancy payment which is legally required to be paid to them.
     1.165 “Third Party Claim” has the meaning set forth in Section 9.5.
     1.166 “Timken” has the meaning set forth in the preamble to this Agreement.
     1.167 “Timken Alloy” has the meaning set forth in the preamble of this Agreement.
     1.168 “Timken Alloy Agreements” has the meaning set forth in Section 5.2.
     1.169 “Timken Alloy Distribution Business” means the sale and distribution (but not finishing) of finished high speed steel and aerospace products as carried out by Timken Alloy at its Sheffield location.
     1.170 “Timken Cap” has the meaning set forth in Section 9.3(a)(iii).
     1.171 “Timken Event of Indemnification” has the meaning set forth in Section 9.2(a).
     1.172 “Timken Indemnified Persons” has the meaning set forth in Section 9.1(b)(ii).
     1.173 “Timken Indemnifying Persons” has the meaning set forth in Section 9.2(a).
     1.174 “Title Commitment” means a commitment of the Title Company to issue a Title Policy.
     1.175 “Title Company” means Chicago Title Insurance Company or such other title company as may be selected by Buyer.
     1.176 “Title Policy” means the ALTA Owner’s Policy of Title Insurance (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) issued by the Title Company and in the form of the Title Commitment, and containing such non-imputation and such other endorsements reasonably required by Buyer.
     1.177 “Top Customer” means one of the twenty-five (25) largest customers of the Company or its Subsidiaries based on the aggregate amount of products or services purchased from the Company or its Subsidiaries during the fiscal year ended December 31, 2005 and the fiscal year ending December 31, 2006 (through November 30, 2006), on a combined basis.
     1.178 “Top Supplier” means one of the twenty-five (25) largest suppliers of the Company or its Subsidiaries based on the aggregate amount of products or services purchased by the Company or its Subsidiaries during the fiscal year ended December 31, 2005 and the fiscal year ending December 31, 2006 (through November 30, 2006), on a combined basis.
     1.179 “Trade Secrets” means trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information and inventions that derive independent economic value from not being generally known or readily ascertainable by others.
     1.180 “Trademarks” means trademarks, service marks, trade names, logos and slogans including any registrations and applications for any of the foregoing and all goodwill related to the foregoing.
     1.181 “Transactions Costs” means all fees, costs and expenses of outside professionals incurred by Timken, Timken Alloy, the Company or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby including, without limitation, legal, accounting and investment banking fees.
     1.182 “Transfer Date” has the meaning set forth in Section 7.9(a)(ii).
     1.183 “Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.
     1.184 “Transfer Taxes” has the meaning set forth in Section 3.3.
     1.185 “Transferring Employees” has the meaning set forth in Section 7.17.
     1.186 “Transition Services Agreement” has the meaning set forth in Section 3.4(o).
     1.187 “Union Employees” means the employees of the Company and OH&R who are covered by any collective bargaining agreement and whose employment shall continue after the Closing.
     1.188 “VAT” has the meaning set forth in Section 2.9(g).
     1.189 “VAT Records” has the meaning set forth in Section 2.9(h).
     1.190 “WARN Act” means The Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.
     1.191 “Working Capital” means Current Assets less Current Liabilities.
     1.192 “Working Capital Target” means $100,000,000.

ARTICLE II
THE ACQUISITION AND
THE PURCHASE AND SALE OF THE SHEFFIELD ASSETS AND THE ICX ASSETS
     2.1 Sale and Purchase of Shares and the ICX Assets. Subject to the terms and conditions of this Agreement, at the Closing, Timken shall sell, assign, transfer and deliver the Shares and the ICX Assets to Acquisition Sub, and Acquisition Sub shall purchase, acquire and accept the Shares and the ICX Assets, free and clear of all Liens, other than such Liens as may be created by Buyer or Acquisition Sub.
     2.2 [Reserved.]
     2.3 [Reserved.]
     2.4 [Reserved.]
     2.5 [Reserved.]
     2.6 Delivery of Shares, ICX Bill of Sale and Purchase Price. Subject to the terms and conditions set forth in this Agreement, at the Closing (i) Timken shall deliver to Acquisition Sub a certificate or certificates representing all of the Shares, duly endorsed in blank for transfer or together with stock powers duly executed in blank, and Buyer or Acquisition Sub shall pay or cause to be paid to Timken by wire transfer of immediately available funds an aggregate amount in cash equal to the Company Purchase Price (as adjusted pursuant to Section 2.10(a) to reflect the Estimated Working Capital) and the Sheffield Purchase Price to an account or accounts designated by Timken at least two (2) Business Days prior to the Closing, and (ii) Timken shall deliver to Acquisition Sub the ICX Bill of Sale duly executed on behalf of Timken free and clear of all Liens, and Buyer or Acquisition Sub shall pay or cause to be paid to Timken by wire transfer of immediately available funds an aggregate amount in cash equal to the ICX Asset Purchase Price to an account or accounts designated by Timken at least two (2) Business Days prior to the Closing.
     2.7 [Reserved.]
     2.8 [Reserved.]
     2.9 Purchase of Sheffield Assets.
          (a) Subject to the terms and conditions set forth in this Agreement, on the Deferred Closing Date, Timken Alloy shall sell, transfer, convey, assign and deliver to the Company or a designee of Buyer, and the Company or such designee shall purchase and accept from Timken Alloy, the Sheffield Assets and the Timken Alloy Distribution Business as a going concern (the “Deferred Closing” ). If the Estimated Deferred Closing Book Value is less than $4,010,327, then Timken shall pay, or cause Timken Alloy to pay, on the Deferred Closing Date, to the Company or a designee of Buyer by wire transfer of immediately available funds, an amount in cash equal to such shortfall (“Sheffield Shortfall Amount” ), to an account or accounts designated by the Company or Buyer at least one (1) Business Day prior to the Deferred Closing Date. At least three (3) but no more than five (5) Business Days prior to the Deferred Closing Date, Timken shall cause to be prepared and delivered to Buyer a certificate setting forth in reasonable detail its good faith reasonable estimate of the Deferred Closing Book Value (the “Estimated Deferred Closing Book Value” ). The Estimated Deferred Closing Book Value shall be subject to review by Buyer, and Timken and Buyer will cooperate and negotiate in good faith to resolve any dispute regarding the Estimated Deferred Closing Book Value; provided that if any item of dispute regarding the Estimated Deferred Closing Book Value is not resolved by agreement in writing between Timken and Buyer prior to the Deferred Closing Date, then Timken’s reasonable estimate for such disputed item together with the resolved disputed items and the undisputed items contained in the Estimated Deferred Closing Book Value shall be deemed the Estimated Deferred Closing Book Value for purposes of determining any payment due to the Company at the Deferred Closing pursuant to this Section 2.9(a).
          (b) Within thirty (30) days following the Deferred Closing Date, Buyer, at its option, shall be entitled to prepare and deliver to Timken its determination of the Deferred Closing Book Value (the “Buyer Book Value Determination”). Within fifteen (15) days following receipt by Timken of the Buyer Book Value Determination, Timken shall deliver written notice to Buyer containing a reasonably detailed description of any dispute it has with respect to the content of the Buyer Book Value Determination. If Timken does not notify Buyer of a dispute with respect to the Buyer Book Value Determination within such fifteen (15) day period, the Buyer Book Value Determination will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Timken shall negotiate in good faith to resolve such dispute. If Buyer and Timken, notwithstanding such good faith effort, fail to resolve such dispute within ten (10) days after Timken provides Buyer with written notice of its objections, then Buyer and Timken jointly shall engage the Independent Auditor to determine the Deferred Closing Book Value, which determination shall be final, conclusive and binding on the parties. If the Deferred Closing Book Value as set forth in the Buyer Book Value Determination (if Timken does not object within the applicable time period), the Deferred Closing Book Value as determined by the Independent Auditor or the Deferred Closing Book Value as mutually agreed upon by the Buyer and Timken pursuant to this Section 2.9(b) (as the case may be, the “Final Book Value”), is less than the Estimated Deferred Closing Book Value, Timken shall pay, or cause Timken Alloy to pay, to the Company, or a designee of the Buyer, by wire transfer of immediately available funds, an amount in cash equal to the Estimated Deferred Closing Book Value less the Final Book Value. If the Final Book Value exceeds the Estimated Deferred Closing Book Value, then the Company shall pay to Timken an amount equal to such excess up to but not exceeding the Sheffield Shortfall Amount. For purposes of complying with the terms set forth in this Section 2.9, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Book Value and the resolution of any disputes hereunder.
          (c) Upon the terms and subject to the conditions set forth in this Agreement, at the Deferred Closing, the Company or a designee of the Buyer shall assume the obligations for future performance arising after the Deferred Closing Date under the Sheffield Purchase Orders and the Sheffield Consignment Agreements, it being understood that none of the Company, the Buyer or its designee shall assume, and do not hereby agree to pay, discharge or perform, any Losses relating in any manner to or arising from any beach or default of Timken Alloy of any Sheffield Purchase Order or Sheffield Consignment Agreement occurring on or prior to the Deferred Closing Date regardless of whether Timken or Timken Alloy discloses such breach or default pursuant to this Agreement or otherwise.
          (d) To the extent that the Sheffield Purchase Orders and the Sheffield Consignment Agreements are capable of assignment, Timken Alloy shall, at the Deferred Closing, assign to the Company or a designee of the Buyer the benefit (subject to the burden) of the Sheffield Purchase Orders and the Sheffield Consignment Agreements. In so far as the benefit (subject to the burden) of any of the Sheffield Purchase Orders or the Sheffield Consignment Agreements cannot be assigned by Timken Alloy to the Company at the Deferred Closing without the agreement or consent of a third party or a Governmental Authority, Timken Alloy will use its commercially reasonable efforts to obtain such agreements or consents prior to the Deferred Closing, and if such agreements or consents cannot be obtained prior to the Deferred Closing:
               (i) Timken Alloy shall use its commercially reasonable efforts (with the cooperation of the Company) to procure that such Sheffield Purchase Orders and Sheffield Consignment Agreements are novated or assigned within 30 days after the Deferred Closing;
               (ii) unless and until any such contracts shall be novated or assigned or completed, Timken Alloy shall continue its corporate existence and shall hold the benefit of such contract upon trust for the Company, or a designee of the Buyer, absolutely and shall either account to the Company, or a designee of the Buyer, or pay to the credit of a specially designated trust bank account maintained separately from all other accounts of Timken Alloy and account to the Company, or a designee of the Buyer, as soon as reasonably practicable thereafter, for any sums or other benefits received by Timken Alloy in relation thereto and the Company, or a designee of the Buyer, shall indemnify Timken Alloy against all Losses which may be incurred or suffered by Timken Alloy arising out of or in connection with any post-Deferred Closing obligations under such Sheffield Purchase Orders and Sheffield Consignment Agreements (other than such as may be suffered or incurred by reason of any existing breach of contract by Timken Alloy) provided that the Company, or a designee of the Buyer, shall have the right to perform, in place of Timken Alloy, any such contract as sub-contractor, agent, licensee or sub-licensee (as the case may be) to the extent that such performance may be permitted by any such contract; and
               (iii) unless and until any such Sheffield Purchase Orders and Sheffield Consignment Agreements shall be novated or assigned, Timken Alloy shall (so far as it lawfully may so do and provided it is reasonable so to do) act under the direction of the Company, or a designee of the Buyer, in all matters relating to such orders and contracts for so long as Timken Alloy is required and authorized so to do by the Company, or a designee of the Buyer.

          (e) Except as expressly provided in Sections 2.9(c) and (g) and subject to the indemnification provisions set forth in Sections 2.9(d)(ii) and 9.2(b) of this Agreement, neither the Buyer, nor any Person designated by the Buyer to whom any of the Sheffield Assets shall be transferred, nor the Company, shall have any liability or obligation whatsoever for any Liability of Timken Alloy, all of which will be retained by Timken Alloy.
          (f) Timken shall, or shall cause Timken Alloy to, from time to time after the Deferred Closing at the request of Buyer, without further consideration, execute and deliver further instruments of transfer and assignment and other documents or certificates and take such other action as Buyer or its designee may reasonably request to more effectively transfer, convey and assign to Buyer or its designee the Sheffield Assets and all rights thereto.
          (g) The parties intend that article 5 of the United Kingdom Value Added Tax (Special Provisions) Order 1995 shall apply to the sale of the Sheffield Assets and the Timken Alloy Distribution Business and agree to use all reasonable endeavors to secure that the sale is treated as neither a supply of goods nor a supply of services under that article. If, nevertheless, any United Kingdom value added tax (“VAT”) is payable on the sale of the Sheffield Assets under this Agreement and HM Revenue & Customs have so confirmed in writing after full disclosure of all material facts, the Company or the Buyer or its designee shall pay to Timken Alloy the amount of that VAT (together with any interest and penalties thereon) within thirty (30) days following receipt of a valid VAT invoice from Timken Alloy. If the Company or Buyer or its designee pays Timken Alloy an amount in respect of VAT under this Section 2.9(g) and HM Revenue & Customs rule in writing that all or part of it was not properly chargeable, Timken Alloy shall repay the amount or relevant part of it to the Company or Buyer or its designee. Timken Alloy shall make the repayment promptly after the ruling, unless it has already accounted to HM Revenue & Customs for the VAT. In that case, Timken Alloy shall apply for a refund of the VAT, use reasonable endeavors to obtain it as speedily as practicable, and pay to the Company or Buyer or its designee the amount of the refund and any interest when and to the extent received from HM Revenue & Customs.
          (h) Notwithstanding any other provision of this Agreement, Timken Alloy and the Buyer or its designee intend that Timken Alloy should retain the records referred to in section 49 of United Kingdom Value Added Tax Act 1994 (“VAT Records”) and accordingly (i) Timken Alloy shall immediately following the Deferred Closing make a request to HM Revenue & Customs for a direction that the VAT Records be preserved by Timken Alloy; (ii) Timken Alloy shall promptly following the Deferred Closing notify the Buyer or its designee of the result of that request and, if HM Revenue & Customs do not grant it, shall deliver the VAT Records to the Buyer or its designee as soon as reasonably practicable; and (iii) Timken Alloy shall preserve the VAT Records in the United Kingdom for such period as may be required by law, so long as it preserves the VAT Records, permit the Buyer or its designee reasonable access to them to inspect or make copies (at the Buyer or designee’s cost) of them and not at any time cease to preserve the VAT Records without giving the Buyer or its designee a reasonable opportunity to inspect and remove such of them as the Buyer or its designee wishes.
          (i) At the Deferred Closing, Timken and Timken Alloy shall deliver or cause to be delivered to Buyer or its designee the following items:

               (i) Sheffield Asset Purchase Agreement. An asset purchase agreement substantially in the form attached hereto as Exhibit J, pursuant to which Timken Alloy will convey the Sheffield Assets to the Company or a designee of the Buyer at the Deferred Closing (the “Sheffield Asset Purchase Agreement”), duly executed by Timken Alloy.
               (ii) Articles of Incorporation. The Articles of Incorporation or equivalent organizational document, if any, of Timken Alloy certified as of the most recent practicable date by the relevant jurisdiction of organization.
               (iii) Good Standing Certificates. A Certificate (or equivalent certification, if any) of the Secretary of State (or comparable Governmental Authority) of the jurisdiction of organization as to the good standing as of the most recent practicable date of Timken Alloy in such jurisdiction.
               (iv) Secretary’s Certificate. A certificate of the Secretary of Timken, given by him or her on behalf of Timken and not in his or her individual capacity, certifying as to (i) the bylaws or code of regulations (or comparable organizational document) of Timken Alloy, (ii) the incumbency of Timken Alloy officers authorized to execute this Agreement and each other document to be executed and delivered by Timken Alloy at the Deferred Closing and (iii) true and correct copies of resolutions of the Board of Directors of Timken Alloy authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers of Timken Alloy in carrying out the terms and provisions hereof.
               (v) Officer’s Certificate. A certificate from an executive officer of Timken Alloy, given by him or her on behalf of Timken Alloy and not in his or her individual capacity, to the effect that the conditions set forth in Sections 8.3(b)(i) and 8.3(b)(ii) have been satisfied.
               (vi) Sheffield Lease. An executed counterpart by Timken Alloy of the Sheffield Lease effective as of the Deferred Closing Date, in substantially the form attached hereto as Exhibit I.
               (vii) Sheffield Shortfall Amount. The Sheffield Shortfall Amount, if any.
          (i) At the Deferred Closing, Buyer shall deliver or cause to be delivered to Timken the following items:
               (i) Sheffield Asset Purchase Agreement. An executed counterpart of the Sheffield Asset Purchase Agreement.
               (ii) Sheffield Lease. An executed counterpart of the Sheffield Lease.
     2.10 Purchase Price Adjustment.

          (a) At least three (3) but no more than five (5) Business Days prior to the Closing, Timken shall cause to be prepared and delivered to Buyer a certificate setting forth in reasonable detail its good faith reasonable estimate of the Working Capital as of the Closing prepared in a manner consistent with the Working Capital example set forth in Section 4.8(d) of the Disclosure Schedule (“Estimated Working Capital”). If the Working Capital Target exceeds the Estimated Working Capital, the Purchase Price shall be reduced by an amount equal to the amount by which the Working Capital Target exceeds the Estimated Working Capital. If the Estimated Working Capital exceeds the Working Capital Target, the Purchase Price shall be increased by an amount equal to the amount by which the Estimated Working Capital exceeds the Working Capital Target. The Estimated Working Capital shall be subject to review by Buyer, and Timken and Buyer will cooperate and negotiate in good faith to resolve any dispute regarding the Estimated Working Capital; provided that if any item of dispute regarding the Estimated Working Capital is not resolved by agreement in writing between Timken and Buyer prior to the Closing Date, then Timken’s reasonable estimate for such disputed item together with the resolved disputed items and the undisputed items contained in the Estimated Working Capital shall be deemed the Estimated Working Capital for purposes of this Section 2.10.
          (b) Within sixty (60) days following the Closing Date, Buyer shall cause to be prepared and delivered to Timken a working capital statement (the “Closing Working Capital Statement”) setting forth the Working Capital as of the Closing prepared in a manner consistent with the Working Capital example set forth in Section 4.8(d) of the Disclosure Schedule. Within forty-five (45) days following receipt by Timken of the Closing Working Capital Statement, Timken shall deliver written notice to Buyer containing a reasonably detailed description of any dispute it has with respect to the content of the Closing Working Capital Statement; provided, however, that Timken may not dispute the accounting principles and adjustments used in preparing the Closing Working Capital Statement if they are consistent with the Working Capital example set forth in Section 4.8(d) of the Disclosure Schedule. If Timken does not notify Buyer of a dispute with respect to the Closing Working Capital Statement within such forty-five (45) day period, the Closing Working Capital Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Timken shall negotiate in good faith to resolve such dispute. If Buyer and Timken, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after Timken provides Buyer with written notice of its objections, then Buyer and Timken jointly shall engage the firm of PricewaterhouseCoopers LLP to resolve such dispute, and if PricewaterhouseCoopers LLP is unwilling or unable to serve in such capacity, then Buyer and Timken jointly shall engage the firm of Deloitte & Touche LLP, and if Deloitte & Touche LLP is unwilling or unable to serve in such capacity, Timken and Buyer shall select, within ten (10) days after notification that Deloitte & Touche LLP is unwilling or unable to serve in such capacity, a mutually acceptable nationally recognized independent accounting firm to resolve such dispute (any such firm serving in such capacity pursuant to this sentence is referred to herein as the “Independent Auditor”). As promptly as practicable thereafter, Buyer and Timken shall each prepare and submit a presentation to the Independent Auditor. As soon as practicable thereafter, but in no event later than thirty (30) days after such presentation, Buyer and Timken shall cause the Independent Auditor to choose one of the parties positions as to each disputed item based solely upon the presentation by Buyer and Timken and any additional information requested by the Independent Auditor. The parties shall share equally the fees and expenses of the Independent Auditor. All determinations made by the Independent Auditor will be final, conclusive and binding on the parties, absent manifest error or fraud. The scope of the Independent Auditor’s review of any dispute between Timken and Buyer regarding the Closing Working Capital Statement shall be limited solely to the resolution of Timken’s objections set forth in Timken’s notice of objection and Timken shall have no right to change, revise or otherwise modify the Closing Working Capital Statement except as agreed to by Buyer or as required by the Independent Auditor. For purposes hereof, “Final Working Capital” shall equal (i) the Working Capital set forth in the Closing Working Capital Statement delivered by Buyer, if Timken does not timely deliver a notice of objection in accordance with the provisions hereof (or agrees that it does not object to the Closing Working Capital Statement), (ii) the Working Capital as mutually agreed upon by Buyer and Timken upon the resolution of any dispute regarding Working Capital pursuant hereto or (iii) the Working Capital as determined by the Independent Auditor, if the Independent Auditor is engaged pursuant to this Section 2.10(b).
          (c) For purposes of complying with the terms set forth in this Section 2.10, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Working Capital and the resolution of any disputes thereunder.
          (d) If the Final Working Capital (as finally determined pursuant to Section 2.10(b)) is less than the Estimated Working Capital, Timken shall pay or cause to be paid to Buyer or Acquisition Sub an amount in cash equal to the amount by which the Estimated Working Capital exceeds the Final Working Capital, by wire transfer of immediately available funds to an account designated in writing by Buyer to Timken. Such payment is to be made within five (5) Business Days of the date on which the Final Working Capital is finally determined pursuant to Section 2.10(b).
          (e) If the Final Working Capital (as finally determined pursuant to Section 2.10(b)) is greater than the Estimated Working Capital, then the Purchase Price will be adjusted upward by the amount of such excess and Buyer and the Company, jointly and severally, shall pay or cause to be paid an amount in cash equal to such excess, by bank wire transfer of immediately available funds, to an account designated in writing by Timken to Buyer. Such payment is to be made within five (5) Business Days from the date on which the Final Working Capital is finally determined pursuant to Section 2.10(b).
     2.11 Offset. Any payment to which Timken or Buyer becomes entitled to pursuant to this Agreement shall be subject to offset by Buyer or Timken, respectively, with respect to any finally determined liquidated amount payable by either Timken or Buyer, respectively, pursuant to this Agreement.
     2.12 Withholding Rights. Buyer and the Company (or its respective agents) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Tax Laws. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
CLOSING AND DELIVERIES
     3.1 Closing. The closing of the transactions contemplated hereby (other than the transactions contemplated by the Deferred Closing) (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, at 10:00 a.m., local time, on December 8, 2006 (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. For Tax and accounting purposes, including Section 2.10 hereof, the Closing shall be deemed to have occurred as of 11:59 p.m. on November 30, 2006 (the “Effective Date”), such that the net economic benefits of the operation of the business of the Company and its Subsidiaries shall accrue to the Buyer and Acquisition Sub from and after December 1, 2006.
     3.2 Further Assurances. Timken shall, from time to time after the Closing at the request of Buyer, without further consideration, execute and deliver further instruments of transfer and assignment and other documents and take such other action as Buyer may reasonably request to more effectively transfer and assign to, and vest in, Buyer, or its designee, the Shares and the ICX Assets and all rights thereto.
     3.3 Transfer Taxes. All sales, transfer and similar Taxes (other than UK value added tax which shall be dealt with in accordance with Section 2.9(g)), and all fees and duties, if any, incurred on the sale and transfer of the Real Property, the ICX Assets and the Sheffield Assets pursuant to this Agreement (“Transfer Taxes”) shall be paid by Timken, and Timken will file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Each party shall use reasonable efforts to obtain any available exemption from, or recovery or refund with respect to, any assessment of such Transfer Taxes, and to cooperate with the other party in providing any information or documentation that may be necessary to obtain such exemption or recovery.
     3.4 Deliveries by Timken. At the Closing, Timken and the Company, as applicable, shall deliver or cause to be delivered to Buyer the following items:
          (a) Stock Certificates. All certificates representing the Shares accompanied by duly executed stock powers in proper form for transfer and the outstanding shares of OH&R.
          (b) [Reserved.]
          (c) Articles of Incorporation. The Articles of Incorporation or equivalent organizational document, if any, of the Company and its Subsidiaries certified as of the most recent practicable date by the Secretary of State of the Commonwealth of Pennsylvania, or the relevant jurisdiction of organization.

          (d) Good Standing Certificates. A Certificate (or equivalent certification, if any) of the Secretary of State (or comparable Governmental Authority) of the of state or jurisdiction of organization as to the good standing as of the most recent practicable date of the Company and its Subsidiaries in such state or jurisdiction and a certificate of good standing as of the most recent practicable date from the appropriate Governmental Authority in each state in the United States or foreign country where the Company and its Subsidiaries are qualified to do business, including, but not limited to, each state in which Real Property is located.
          (e) Secretary’s Certificate. A certificate of the Secretary of Timken, given by him or her on behalf of Timken and not in his or her individual capacity, certifying as to (i) the bylaws or code of regulations, as applicable, of the Company, its Subsidiaries and Timken, (ii) the incumbency of the Company and Timken officers authorized to execute this Agreement and each other document to be executed and delivered by Timken or the Company at the Closing, (iii) true and correct copies of resolutions of the Board of Directors of Timken and the Company authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers of the Company and Timken in carrying out the terms and provisions hereof, and (iv) authorization and existence of the Company and its Subsidiaries as required by the Title Company in order to issue the Title Policies.
          (f) Officer’s Certificate. A certificate from an executive officer of Timken, given by him or her on behalf of Timken and not in his or her individual capacity, to the effect that the conditions set forth in Sections 8.3(a)(i) and (ii) have been satisfied.
          (g) [Reserved.]
          (h) Legal Opinion. A legal opinion, dated the Closing Date, of Jones Day, special counsel to Timken, in substantially the form attached hereto as Exhibit B.
          (i) Consents. All Consents or other actions required listed on Schedule 3.4(i), in form and substance reasonably satisfactory to Buyer (the “Required Consents”).
          (j) Corporate Minute Books and Stock Records. The original corporate minute books and stock records of the Company and its Subsidiaries.
          (k) [Reserved.]
          (l) Affidavit Concerning Certain Withholding Tax Obligations. An affidavit that Timken is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Code, in form and substance reasonably satisfactory to Buyer.
          (m) Banking Account Signatories. Documentation removing the previously authorized Persons of the Company, its Subsidiaries and Timken, as applicable, from access to Bank Accounts, and appointing such Persons as signatories for the Bank Accounts effective immediately after the Closing as requested by Buyer.

          (n) Supply Agreements. An executed counterpart by Timken of the Supply Agreements entered into between the Company and Timken or one of its Affiliates effective as of the Closing Date, substantially in the form attached hereto as Exhibits C-1, C-2 and C-3 (the “Supply Agreements”).
          (o) Transition Services Agreement. An executed counterpart by Timken and Timken Alloy of the Transition Services Agreement entered into between the Company and Timken effective as of the Closing Date, substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”).
          (p) Non-Competition Agreement. An executed Non-Competition Agreement from Timken in favor of Buyer and its Subsidiaries effective as of the Closing Date, substantially in the form attached hereto as Exhibit E (the “Non-Competition Agreement”).
          (q) Release and Waiver. Timken shall enter into a Release and Waiver Agreement in favor of the Company and Buyer effective as of the Closing Date, substantially in the form attached hereto as Exhibit F (the “Release and Waiver Agreement”).
          (r) [Reserved.]
          (s) [Reserved.]
          (t) Resignations of Officers and Directors. The resignations of the officers and directors of the Company and its Subsidiaries, effective as of the Closing.
          (u) [Reserved.]
          (v) Affidavit of Title/Gap Indemnity. An affidavit of title for each Owned Property, duly executed and delivered by the Company with respect to liens, non-imputation, gap indemnity, parties-in-possession and other title matters in form reasonably satisfactory to the Title Company in order for it to issue the Title Policies.
          (w) ICX Bill of Sale. An executed counterpart by Timken of the a bill of sale conveying the ICX Assets to Acquisition Sub, free and clear of all Liens, in substantially the form attached hereto as Exhibit K (the “ICX Bill of Sale”).
          (x) ICX Payoff Letter. A payoff letter, dated no more than two (2) Business Days prior to the Closing Date, in form and substance reasonably satisfactory to Buyer, from ICX Corporation providing evidence of the payoff and full satisfaction, at Timken’s expense, of the ICX Lease, and the discharge of all Liens related thereto, together with UCC-3 termination statements, as applicable.
     3.5 Deliveries by Buyer. At the Closing, Buyer or the Company shall deliver or cause to be delivered to Timken the following items:
          (a) Purchase Price. The Purchase Price, paid by wire transfer of immediately available funds in accordance with Section 2.6.

          (b) [Reserved.]
          (c) Secretary’s Certificate. A certificate of the Secretary of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to (i) the bylaws of Buyer and Acquisition Sub, (ii) the incumbency of the Buyer and Acquisition Sub officers authorized to execute this Agreement and each other document to be executed and delivered by Buyer and Acquisition Sub at the Closing, and (iii) true and correct copies of resolutions of the Board of Directors of Buyer and Acquisition Sub authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers of Buyer and Acquisition Sub in carrying out the terms and provisions hereof.
          (d) Officer’s Certificate. A certificate from an executive officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Sections 8.2(a)(i) and (ii) have been satisfied.
          (e) Supply Agreements. An executed counterpart by the Company of the Supply Agreements.
          (f) Transition Services Agreement. An executed counterpart by the Company of the Transition Services Agreement.
          (g) [Reserved.]
          (h) ICX Bill of Sale. An executed counterpart by Acquisition Sub of the ICX Bill of Sale.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TIMKEN
     Timken hereby represents and warrants to Buyer and Acquisition Sub (i) as of the Closing Date and (ii) in the case of Sections 4.2, 4.7 and 4.18, as of the Deferred Closing Date, as follows:
     4.1 Organization and Standing. Each of the Company and Timken is duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization. OH&R is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company and OH&R is duly qualified to do business in the states of the United States that are listed in Section 4.1 of the Disclosure Schedule, which are all of the jurisdictions in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.
     4.2 Authorization; Power. Each of Timken and the Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and, with respect to the Company, to own, lease and operate its properties and assets and to carry on its business as now being conducted. The execution and delivery of this Agreement and the Related Agreements to which it is a party by each of Timken and the Company, as applicable, and the performance by each of them of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of such party and no other corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement, the Related Agreements or the transactions contemplated hereby or thereby. This Agreement has been, and each of the Related Agreements to which it is a party will be, when delivered to Buyer, duly executed and delivered by each of Timken and the Company, as applicable, and, assuming due authorization, execution and delivery by the Buyer or its Subsidiaries, a legal, valid and binding agreement of each of Timken and the Company, as applicable, enforceable against each of them in accordance with its terms.
     4.3 Organizational Documents. Each of the Company, its Subsidiaries and Timken has delivered or made available through the Intralinks data room dedicated to the transactions contemplated by this Agreement to Buyer a complete and correct copy of its certificate of incorporation and bylaws or other equivalent organizational documents, as amended or restated to the date hereof. Such certificates of incorporation and bylaws or other equivalent organizational documents of the Company, its Subsidiaries and Timken are in full force and effect. None of the Company, its Subsidiaries or Timken is in violation of any of the provisions of its respective certificate of incorporation or bylaws or other equivalent organizational documents. Section 4.3 of the Disclosure Schedule sets forth a true and complete list of the names and titles of the directors and officers of the Company.
     4.4 Capitalization.
          (a) The authorized capital stock of the Company consists solely of 100 shares of common stock, without par value, of which 100 shares are issued and outstanding and are owned beneficially and of record solely by Timken. All of the Shares have been duly and validly issued and are fully paid and nonassessable. The Shares have not been issued in violation of, and are not subject to, any Options. The Shares represent the only issued and outstanding shares of capital stock of the Company. There are no agreements, commitments, pre-emptive or similar rights created by statute, the certificate of incorporation or bylaws of the Company to which the Company is a party or the Shares are bound, or Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company. All Shares were issued in compliance with applicable federal and state securities Laws. Except as set forth on Section 4.4(a) of the Disclosure Schedule, there are no shares of capital stock of the Company issued, reserved for issuance or outstanding. Except as described in Section 4.4(a) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company, and there are no stock-appreciation rights, security-based performance units, “phantom” stock or other similar security rights or other agreements, arrangements or commitments of a similar nature (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the financial performance, stock price performance or other value of the Company or assets thereof or calculated in accordance therewith.

          (b) There are no outstanding securities, Options, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Timken or Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, Option, commitment, agreement, arrangement or undertaking.
          (c) Except as set forth in Section 4.4(c) of the Disclosure Schedule, (i) there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities Laws and (ii) there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or Timken or, to the Knowledge of the Company or Timken, any other Person, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any             shares of capital stock or other security or equity interest of the Company.
     4.5 Title.
          (a) Timken (i) is the record and beneficial owner of all of the Shares, (ii) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Shares to Buyer, and (iii) has valid title to all of the Shares free and clear of all Liens (other than Liens, if any, which shall be released at the Closing).
          (b) Timken has good, valid and marketable title to all of the ICX Assets free and clear of all Liens (other than Liens, if any, which shall be released at the Closing). Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer shall acquire good, valid and marketable title to the ICX Assets, free and clear of all Liens.
     4.6 Subsidiaries and Investments.
          (a) Except for OH&R or as set forth in Section 4.6 of the Disclosure Schedule, the Company has no Subsidiaries or Investments.
          (b) The Company owns all of the issued and outstanding shares of capital stock or equity interests of OH&R (collectively, the “Subsidiary Shares”), free and clear of all Liens. There are no authorized or outstanding Options relating to the Subsidiary Shares or with respect to which OH&R may be obligated to issue or sell any shares of capital stock or equity interests or any other securities of OH&R. The Subsidiary Shares have been duly and validly issued and are fully paid and nonassessable.
     4.7 Delivery; No Conflict; Consents.
          (a) Except as set forth in Section 4.7(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Related Agreements to which it is a party by Timken or the Company, nor the consummation by Timken or the Company of the transactions contemplated hereby or thereby, nor compliance by Timken or the Company with any of the provisions hereof, will conflict with or constitute or result in the breach of, or constitute a default under (with or without due notice, lapse of time or both), or give rise to any right of termination, notification, amendment, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon the Shares, the ICX Assets or any property or assets of the Company or its Subsidiaries pursuant to (i) any provision of the Company’s or its Subsidiaries’ certificate of incorporation or bylaws or equivalent organizational documents, (ii) any material Contract, note, bond, mortgage, indenture, lease or other instrument or obligation to which the Company, or Timken is a party, or by which the Company or Timken or any of its properties, assets or rights may be bound or (iii) any Law applicable to the Company or Timken or any of their respective properties, assets or rights.
          (b) Except as set forth in Section 4.7(b) of the Disclosure Schedule, no Consent of or by, or any filing with, any Governmental Authority or other Person, or under any Contract, including Real Property Leases and Personal Property Leases, is required to be obtained, filed or delivered by Timken or the Company in connection with the execution, delivery and performance by Timken or the Company of this Agreement or any of the Related Agreements to which it is a party or the consummation by Timken or the Company of the transactions contemplated hereby or thereby.
     4.8 Financial Statements.
          (a) The Company has previously delivered or made available through the Intralinks data room dedicated to the transactions contemplated by this Agreement to Buyer the following financial statements (collectively, the “Financial Statements”):
               (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006 (the “Interim Balance Sheet”) and the related consolidated statements of income and cash flow for the nine-month period then ended, prepared by the Company (the “Interim Financial Statements”); and
               (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005, December 31, 2004 and December 31, 2003, and the related unaudited consolidated statements of income and cash flow for the respective twelve-month periods then ended.
          (b) Except as set forth in Section 4.8(b) of the Disclosure Schedule, as of immediately prior to the Closing, the Company and its Subsidiaries shall have no outstanding Indebtedness and all Transaction Costs shall have been paid in full.
          (c) The Financial Statements were prepared in accordance with the books and records of the Company and its Subsidiaries, fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of operations of the Company and its Subsidiaries for the respective periods indicated, and have been prepared in accordance with GAAP, except for the absence of notes, any accrual for vacation benefits, and, in the case of the Interim Financial Statements, normal year-end adjustments not inconsistent with past practice.
          (d) Section 4.8(d) of the Disclosure Schedule sets forth an example of the calculation of Working Capital as of November 30, 2006.

     4.9 Tax Matters. Except as set forth in Section 4.9 of the Disclosure Schedule:
          (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been timely filed (taking into account any extensions), and all such Tax Returns (insofar as they relate to the amount of Taxes shown as payable on such Tax Returns) are true, complete and correct in all material respects. All material Taxes shown to be due and payable on such Tax Returns (insofar as they relate to the income of the Company and its Subsidiaries) have been paid. All material Taxes with respect to which no Tax Return was required to be filed on or before the Closing Date by or on behalf of the Company or its Subsidiaries, which are due by or with respect to income or assets of the Company or its Subsidiaries for taxable periods or portions thereof ending on or before the Closing Date, have been paid or accrued and adequately disclosed and provided for on the books and records of the Company and its Subsidiaries and in the Financial Statements.
          (b) No deficiencies for any Taxes of the Company and its Subsidiaries have been proposed, asserted or assessed against the Company or its Subsidiaries that are not adequately reserved for in accordance with GAAP on the Interim Balance Sheet nor are there any pending, or to the Knowledge of the Company or Timken, threatened in writing, Tax audits or inquiries. All assessments for Taxes due and owing by or with respect to the Company and its Subsidiaries with respect to completed and settled examinations or concluded Actions since January 1, 1997, have been paid and are set forth in Section 4.9 of the Disclosure Schedule. Neither the Company nor its Subsidiaries has received any material unresolved claim from any taxing authority that the Company or its Subsidiaries may be required to file Tax Returns in any jurisdiction in which the Company or its Subsidiaries does not presently file Tax Returns.
          (c) Neither the Company nor its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax that is currently in effect. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or its Subsidiaries has been granted or requested which has not since expired.
          (d) Neither the Company nor its Subsidiaries is and has ever been (nor does the Company or its Subsidiaries have any Liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group other than a group the common parent of which is Timken, and neither the Company nor its Subsidiaries is a party to any Tax allocation or sharing Contract or is liable for the Taxes of any other party, as transferee or successor, by contract or otherwise other than any Tax sharing agreement with Timken, which shall be terminated effective as of the close of the Closing Date and have no further effect for any taxable year or period.
          (e) Section 4.9 of the Disclosure Schedule sets forth written schedules of the taxable years of the Company or its Subsidiaries for which the statutes of limitations with respect to foreign, federal and state income Taxes have not expired and with respect to foreign, federal and state income Taxes, those years for which examinations have been completed and those years for which examinations are presently being conducted.

          (f) Neither the Company nor its Subsidiaries has made any payments, is obligated to make any payments, and is a party to any Contracts that would obligate either of them to make any payments that will not be deductible under Section 280G of the Code or Section 162(m) of the Code.
          (g) Timken is not a foreign person within the meaning of Section 1445 of the Code.
          (h) The Company and its Subsidiaries have complied in all material respects with applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3306, 3402 and 3406 of the Code or similar provisions under any foreign Laws and with respect to all applicable sales and use Taxes) and has withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.
          (i) Neither the Company nor its Subsidiaries has made an election under former Section 341(f) of the Code.
          (j) Neither the Company nor its Subsidiaries will be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date attributable to income that accrued in a prior taxable period (or portion thereof) but was not recognized for tax purposes in such prior period as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, except in each case to the extent reflected as a reserve for Taxes on the Financial Statements and in the Final Working Capital.
          (k) Neither the Company nor its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
          (l) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith through appropriate proceedings all of which shall remain the responsibility of Timken.
     4.10 Personal Property Assets. Except as set forth in Section 4.10 of the Disclosure Schedule, each of the Company and its Subsidiaries have good title to, or hold by valid and existing lease or license, all of the tangible personal property assets reflected as assets on the Interim Balance Sheet or acquired since the date of the Interim Balance Sheet except with respect to assets disposed of in the ordinary course of business since such date (collectively, the “Company Assets”), free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 4.10 of the Disclosure Schedule, including the machinery and equipment set forth therein as being subject to planned shut-downs, all of the Company Assets and the ICX Assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted. Except as set forth in Section 4.10 of the Disclosure Schedule, during the past two (2) years, there has not been any material interruption of the operations of the business of the Company due to the condition of any of the Company Assets or the ICX Assets other than planned shut-downs. The Company Assets and the ICX Assets, together with the Owned Real Property, include all tangible assets, properties and rights used in the conduct of the business of the Company and its Subsidiaries as currently conducted.
     4.11 Contracts. Section 4.11 of the Disclosure Schedule sets forth a true and complete list of all written and oral contracts, agreements, letters of intent, licenses, leases, arrangements, commitments and other instruments, and all amendments, modifications and supplements thereto (collectively, “Contracts”) (i) to which the Company and its Subsidiaries is a party or is bound which was not made in the ordinary course of business, or which was made in the ordinary course of business and is referred to below, or (ii) that relate in any manner to any of the ICX Assets and, with respect to any such oral Contract, provides a description of the terms of such Contract. Except as set forth in Section 4.11 of the Disclosure Schedule, the Company is not a party to or bound by any Contract described below:
          (a) any Contract relating to the purchase, sale or lease of products, material, supplies, equipment or services requiring payments to or from the Company (i) in an amount in excess of $100,000 or which is not terminable upon thirty (30) days or less notice without penalty (excluding purchase orders with customers or suppliers), or (ii) any Contract pursuant to which the Company has granted or received most favored nation pricing provisions or exclusive marketing or other rights relating to any product, group of products or services;
          (b) any distributorship, dealer, sales, agency, broker, representative, franchise, independent contractor, management services or similar Contract requiring payments to or from the Company in excess of $100,000 in any fiscal year or which is otherwise material to the business of the Company or which is not terminable upon thirty (30) days or less notice without penalty; or any other Contract relating to the payment of a commission or other fee calculated as or by reference to a percentage of the profits or revenues of the Company or of any business segment of the Company, in any case which is reasonably likely to result in the payment to or from the Company in excess of $100,000 in any fiscal year;
          (c) any joint venture, partnership or other similar Contract;
          (d) any collective bargaining Contract or other Contract with any labor union or representative of employees;
          (e) any employment, consulting or similar Contract, and any offer letters, letters of intent, memorandum or other documentation containing terms of employment or engagement with any current officer, employee, consultant or agent of the Company, or former officer, employee, consultant or agent of the Company with such a Contract, or provisions thereof, still in effect as of the date hereof;
          (f) any license agreement (a “License Agreement” ) involving the Company’s use of any Intellectual Property or granting another the right to use any Company

IP, except licenses for non-exclusive, off-the-shelf Software licensed by a third-party to the Company or its Subsidiaries with an aggregate cost of less than $25,000;
          (g) any indenture, mortgage, promissory note, loan agreement, guarantee or other Contract relating to Indebtedness;
          (h) any Contract granting or permitting any Lien (other than Permitted Liens) on any of the properties, assets or rights of the Company;
          (i) any Contract relating to the issuance, sale, repurchase, redemption, transfer or voting of any capital stock or other securities of the Company;
          (j) any Contract relating to charitable or political contributions;
          (k) any Contract for capital expenditures requiring payment by the Company in excess of $100,000;
          (l) any Contract with a “disqualified individual” (as defined in Section 280G(c) of the Code), which would result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) being made under Section 280G of the Code as a result of the transactions contemplated hereby;
          (m) any Contract for the sale or purchase of any material assets, properties or rights, including any the assets or stock of any Person;
          (n) any Contract which restricts the Company from engaging in any aspect of its business or competing in any line of business in any geographic area;
          (o) any tax sharing Contract;
          (p) any Contract providing for indemnification of any Person;
          (q) any Contract with any Governmental Authority;
          (r) any Contract that would purport to bind the Buyer or any of its Affiliates (separate and apart from the Company or its Subsidiaries) following the Closing;
          (s) any Contract between the Company and any Affiliate, officer, director or stockholder of the Company or any Affiliate thereof; or
          (t) to the Knowledge of the Company or Timken, any material Contract which results in a loss (solely for the purposes of this Section 4.11(t), “material” means “material to the Company and its Subsidiaries, taken as a whole”; however, the parties to this Agreement hereby acknowledge and agree that the foregoing definition of “material” shall not create any implication with respect to the interpretation of “material” for any other purposes under this Agreement).

Section 4.11 of the Disclosure Schedule sets forth (i) a representative active purchase order issued by a Top Customer and a representative active purchase order issued to a Top Supplier and (ii) a list as of November 13, 2006 of open purchase orders of the Company and its Subsidiaries in excess of $150,000 per order, including the dollar amount of such orders, the customers to whom such orders relate and the applicable purchase order number. The Company has delivered or made available through the Intralinks data room dedicated to the transactions contemplated by this Agreement to Buyer true and complete copies (subject to redaction of pricing information) of all written Contracts (including all amendments thereto) listed or incorporated by reference in Section 4.11 of the Disclosure Schedule. Each Contract to which the Company is a party, including, without limitation, those listed in the Disclosure Schedule, is in full force and effect and is the legal, valid and binding obligation of the Company and each other party thereto enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “General Enforceability Exceptions”), and neither the Company nor, to the Knowledge of the Company or Timken, the other party or parties thereto is or are in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default or alleged default by the Company or, to the Knowledge of the Company or Timken, the other party or parties thereto of any of the foregoing.
     4.12 Real Property.
          (a) Section 4.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all Real Property. The Company or its Subsidiaries, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, and any other rights of third parties, except for Permitted Liens. Either the Company or its Subsidiaries is the owner and holder of all leasehold estates purported to be granted by each Real Property Lease. Section 4.12(a) of the Disclosure Schedule sets forth a true and complete list of (i) all leases, ground leases and subleases pursuant to which the Company or its Subsidiaries leases or subleases real property, and (ii) all leases, ground leases and subleases pursuant to which the Company or its Subsidiaries leases or subleases real property to any other Person (such leases and any amendments thereto, collectively with the leases (including any amendments thereto) described in clause (i) above, the “Real Property Leases”) and (iii) all material service contracts in effect with respect to the Real Property (collectively, the “Service Contracts”). All Real Property Leases are in full force and effect and are the legal, valid and binding obligation of the Company or its Subsidiaries and of each other party thereto and are enforceable in accordance with their respective terms, subject to the General Enforceability Exceptions. The Company is not, and to the Knowledge of the Company or Timken, the other party or parties to the Real Property Leases or Service Contracts is or are not in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default or alleged default by the Company or its Subsidiaries, or to the Knowledge of the Company or Timken, the other party or parties thereto of any of the foregoing. The Company has delivered or made available through the Intralinks data room dedicated to the transactions contemplated by this Agreement to Buyer true and complete copies of all Real Property Leases, including all amendments thereto.

          (b) To the Knowledge of the Company or Timken, applicable zoning Laws permit the presently existing improvements and the conduct of the Company’s and its Subsidiaries’ business as being conducted on the Real Property. All improvements, mechanical equipment, fixtures and operating systems included in the Real Property are in such operating condition and repair (ordinary wear and tear excepted) to permit operation of such systems as currently conducted.
          (c) The Real Property is in compliance with any and all restrictions and other provisions included in any Permitted Liens on such Real Property, and to the Knowledge of the Company or Timken, there are no matters that create, or that with notice or the passage of time would create, a default under any of the documents evidencing such Permitted Liens.
          (d) Except as set forth on Section 4.12(d) of the Disclosure Schedule, on the Closing Date, there will be no Service Contracts in effect under which services are provided to the Real Property except those that may be terminated by Buyer with not more than thirty (30) days notice and without penalty.
          (e) Utilities are available to the Real Property in sufficient quantities for the present use on such Real Property, and to the Knowledge of the Company or Timken, no condition or fact exists that would result in termination or furnishing or such utilities.
          (f) The Company and Timken have no Knowledge of any pending condemnation or similar proceeding affecting the Real Property or any portion thereof, including any special assessment proceeding or any Action which would impair or result in the termination of access from the Real Property to abutting public highways, streets and roads.
          (g) Neither the Company nor its Subsidiaries has granted any leases or licenses, nor created any tenancies, affecting the Real Property, except as set forth in Section 4.12(g) of the Disclosure Schedule. There are no other parties in possession of any portion of the Real Property as trespassers.
          (h) Except as set forth in Section 4.12(h) of the Disclosure Schedule, neither the Company nor its Subsidiaries is a party to or is otherwise bound by, nor is any of its respective properties subject to, any Contract requiring it to pay any commissions or other compensation to any brokers or agents in connection with any of the Real Property, and has had no dealings with any broker or agent with respect to the Real Property upon which any such broker or agent would be entitled to a commission or other compensation.
          (i) Except as set forth in Section 4.12(i) of the Disclosure Schedule, no Person has any Contract, option or right of first refusal to purchase the Real Property or any part thereof.
          (j) The Company and Timken have no Knowledge of any pending or proposed municipal betterments for which a Lien could be imposed on the Real Property.
          (k) Except as set forth in Section 4.12(k) of the Disclosure Schedule, there exists no material default on the part of the Company, its Subsidiaries or Timken with respect to any Permitted Lien, other than those defaults which can be cured or discharged by the payment of money and for which an allowance for the payment thereof has been made at Closing.
     4.13 Personal Property Leases. Section 4.13 of the Disclosure Schedule sets forth a complete and accurate list of all personal property leased by the Company and its Subsidiaries for which the Company or its Subsidiaries are obligated to pay annual consideration in an amount that exceeds $50,000 for the current or a future fiscal year (the “Leased Personal Property”) and with respect to each lease covering the Leased Personal Property (collectively, the “Personal Property Leases”), (A) the name of the lessor and (B) any requirement of Consent of the lessor to assignment (including assignment by way of change of control). Each of the Company and its Subsidiaries is the owner and holder of all leasehold interests purported to be granted by each Personal Property Lease, and all Personal Property Leases are in full force and effect and are the legal, valid and binding obligation of the Company and its Subsidiaries and of each other party thereto enforceable in accordance with their respective terms, subject to the General Enforceability Exceptions, and neither the Company nor its Subsidiaries is, nor to the Knowledge of the Company or Timken, is the other party or parties thereto, in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default or alleged default by the Company or its Subsidiaries or, to the Knowledge of the Company or Timken, the other party or parties thereto of any of the foregoing. The Company has delivered or made available through the Intralinks data room dedicated to the transactions contemplated by this Agreement to Buyer true and complete copies all Personal Property Leases, including all amendments thereto.
     4.14 Absence of Undisclosed Liabilities. To the Knowledge of the Company or Timken, neither the Company nor its Subsidiaries have any Liabilities, except for (i) Liabilities specifically accrued or disclosed in the Interim Balance Sheet, (ii) Liabilities set forth in Section 4.14 of the Disclosure Schedule, (iii) obligations arising after the date hereof under Contracts set forth in Section 4.11 of the Disclosure Schedule or obligations arising after the date hereof under Contracts to which the Company or its Subsidiaries are parties that are not required to be so disclosed pursuant to Section 4.11 provided such Contracts not required to be disclosed pursuant to Section 4.11 were entered into in the ordinary course of business, or (iv) Liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Interim Balance Sheet (the “Interim Balance Sheet Date”).
     4.15 Absence of Changes. Except as set forth in Section 4.15 of the Disclosure Schedule, since December 31, 2005, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practices and there has not been any change, event, development, damage or circumstance affecting the Company or its Subsidiaries which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect. As amplification and not in limitation of the foregoing, since December 31, 2005, except as set forth in Section 4.15 of the Disclosure Schedule, there has not been:
          (a) any Lien imposed or created on any of the assets or properties of the Company or its Subsidiaries or any of the ICX Assets, other than Permitted Liens;

          (b) any damage, destruction or loss of any of the material assets or properties of the Company or its Subsidiaries or any of the ICX Assets by fire or other casualty, whether or not covered by insurance;
          (c) any assignment, termination, modification or amendment of any Contract to which the Company or its Subsidiaries was or is a party or that relates to any of the ICX Assets, except for any termination, modification or amendment which would not, either individually or in the aggregate, be material;
          (d) any written notice to the Company or its Subsidiaries, or to the Knowledge of the Company or Timken, oral notice that any Contract to which the Company or its Subsidiaries was or is a party or that relates to any of the ICX Assets has been breached, repudiated or terminated or will be breached, repudiated or terminated;
          (e) any increase in the salary, benefit or other compensation of any employee, officer or director of the Company (or any promise to effect such and increase in the future), or any increase in or any addition to other benefits to which any such employee, officer or director may be entitled (or any promise to effect such and increase in the future), other than in the ordinary course of business;
          (f) except for (i) grants of restricted stock, deferred shares and nonqualified stock options under The Timken Company Long-Term Incentive Plan, (ii) payments under The Timken Company Intermediate Incentive Plan, and (iii) payments under The Timken Company Annual Performance Plan, any extraordinary compensation, bonus, payment or distribution to the Company or any employee, officer, director or consultant of the Company (or any promise to pay any extraordinary compensation, bonus or payment other than base salary, or regular commissions at anytime in the future);
          (g) any failure to pay or discharge when due (after the application of any applicable grace periods) any Liabilities of the Company or its Subsidiaries, except for Liabilities contested in good faith by the Company or its Subsidiaries, which are fully reflected and reserved for in the Interim Financial Statements and the Estimated Working Capital;
          (h) any change in any of the accounting principles adopted by the Company or its Subsidiaries, or any material change in the Company’s or its Subsidiaries’ accounting procedures, practices or methods with respect to applying such principles, other than as required by GAAP or by applicable Law;
          (i) any transaction or Contract (other than purchase orders in the ordinary course of business) entered into, or Liability created, assumed, guaranteed or incurred, by the Company or its Subsidiaries outside the ordinary course of business or involving an amount in excess of $100,000;
          (j) the termination of any officer of the Company;
          (k) any declaration, setting aside or payment of any dividend or other distribution of any assets of any kind whatsoever with respect to any shares of the capital stock of the Company, any direct or indirect redemption, purchase or other acquisition of any such shares of the capital stock of the Company by the Company or by any other Person, or any other payment or distribution to any stockholder of the Company or any Affiliate of any such stockholder by the Company;
          (l) any cancellation or forfeiture of any material debts or claims of the Company or its Subsidiaries or any waiver of any rights of material value to the Company or its Subsidiaries;
          (m) any issuance by the Company or its Subsidiaries of any shares of its capital stock or debt security or any security, right, option or warrant convertible into or exercisable or exchangeable for any shares of its capital stock or debt security;
          (n) any write-off of any accounts receivable or notes receivable of the Company or its Subsidiaries or any portion thereof in excess of $25,000 individually or $75,000 in the aggregate, or any sale, assignment or disposition of any account or note receivable (including, without limitation, by means of any factoring agreement);
          (o) any loan, advance or capital contribution to or investment in any Person by the Company or its Subsidiaries or the engagement by the Company or its Subsidiaries in any transaction with any employee, officer, director or security holder of the Company or its Subsidiaries, other than the payment of normal wages and salaries to employees in the ordinary course of business and consistent with past practice and advances to employees in the ordinary course of business for travel and similar business expenses and consistent with past practice;
          (p) any material change in the manner in which the Company or its Subsidiaries extends or receives discounts or credit from customers or suppliers;
          (q) any labor or employment dispute or negotiation or union or other organizing campaign purportedly on behalf of or involving any employee of the Company or its Subsidiaries, or any threat thereof;
          (r) the commencement of any Action by or against the Company or its Subsidiaries, or to the Knowledge of the Company or Timken, any threat thereof;
          (s) any amendment to the certificate of incorporation or by-laws or equivalent documents of the Company or its Subsidiaries;
          (t) any capital expenditure or commitment by the Company or its Subsidiaries in excess of $100,000;
          (u) any loss of a Major Customer or Major Supplier;
          (v) any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company or its Subsidiaries to take any of the actions specified in this Section 4.15;

          (w) any payment, discharge or satisfaction of any Liabilities from the Effective Date through the Closing Date, other than in the ordinary course of business consistent with past practice; or
          (x) from the date hereof, no event or circumstance has occurred which, under applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or under general equitable principles, renders this Agreement or any portion of this Agreement unenforceable with respect to Timken or Timken Alloy.
     4.16 Employment Matters.
          (a) Section 4.16 of the Disclosure Schedule identifies (i) all employees currently employed by the Company and its Subsidiaries and sets forth each employee’s: (A) rate of pay, (B) bonus payments, (C) job title, (D) state of employment, (E) date of hire and intended date of termination if any, (F) annual vacation and sick time allowance and (G) accrued vacation and sick time as of the Closing Date and (ii) all consultants and independent contractors currently engaged by the Company and its Subsidiaries and sets forth each consultant’s and independent contractor’s: (A) rate of pay, (B) scope of services provided, (C) state of engagement and (D) date of engagement and anticipated termination date of engagement. Except as set forth in Section 4.16 of the Disclosure Schedule, (i) there are no employment, consulting, independent contractor, severance pay, continuation pay, termination, indemnification or any other Contracts between the Company or its Subsidiaries and any current or former stockholder, officer, director, employee, consultant or independent contractor, and (ii) no such Contract will, as a result of the transactions contemplated hereby, either require any payment by the Company or its Subsidiaries or any Consent or waiver from any stockholder, officer, director, employee, consultant or independent contractor, or result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or independent contractor, including, but not limited to, any accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits or additional or accelerated vesting.
          (b) Except as set forth in Section 4.16 of the Disclosure Schedule, (i) neither the Company nor its Subsidiaries is delinquent in any payments to any of its officers, directors, employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other compensation for any services performed by them through the Closing Date or amounts required to be reimbursed to such employees, (ii) upon termination of the employment or engagement of any such officers, directors, employees, consultants or independent contractors, the Company and its Subsidiaries will not by reason of anything done prior to the Closing be liable to any of such officers, directors, employees, consultants or independent contractors for “severance pay” or any other payments or benefits other than those that may be required by applicable Law, (iii) there is no unfair labor practice complaint or investigation of any type against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other Governmental Authority, and, to the Knowledge of the Company or Timken, none of the Company’s or its Subsidiaries’ employment policies or practices is currently being audited, investigated or litigated by any Governmental Authority, (iv) there is no labor strike, dispute, claim, negotiation, charge, lawsuit, proceeding, labor slowdown or stoppage pending or, to the Knowledge of the Company or Timken, threatened against or involving the Company or its Subsidiaries, (v) to the Knowledge of the Company or Timken, no labor union, other individual or organization has taken any action with respect to organizing employees of the Company or its Subsidiaries, (vi) no material grievance (or collection or series of grievances arising under similar circumstances which in the aggregate are material) , negotiation or arbitration arising out of or under any collective bargaining agreement, or by or on behalf of any employee, former employee, independent contractor or former independent contractor is pending and, to the Knowledge of the Company or Timken, no claim therefor has been asserted against the Company or its Subsidiaries, and (vii) no officer, director, employee, consultant or independent contractor has informed the Company or its Subsidiaries that such officer, director, employee, consultant or independent contractor will terminate, or, to the Knowledge of the Company or Timken, has an intention of terminating, his or her employment or engagement with the Company or its Subsidiaries.
          (c) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company or Timken, any officers, directors, employees, consultants or independent contractors of the Company or its Subsidiaries is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, non-solicitation, inventions assignment or any other Contract relating to the relationship of such officer, director, employee, consultant or independent contractor with the Company or any other Person. To the Knowledge of the Company or Timken, all individuals considered by the Company and its Subsidiaries to be independent contractors are properly classified as “independent contractors” and do not constitute “employees” or “common law employees” for tax, benefits, wage, labor or other legal purposes.
     4.17 Employee Benefits.
          (a) Section 4.17(a) of the Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of the ERISA) and all bonus, stock or other security, option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, “change in control,” termination, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current employment or executive compensation or severance agreements, written or otherwise, that have been sponsored or maintained or entered into or required to be contributed to for the benefit of, or relating to, any present or former employee or director of the Company or its Subsidiaries during the ten (10) year period prior to and including the Closing Date (collectively, the “Employee Plans”). The Company and its Subsidiaries have made available to the Buyer with respect to each Employee Plan correct and complete copies of (where applicable): (i) all plan documents, summary plan descriptions, summaries of material modifications and amendments related to such plans, (ii) the most recent determination letters received from the IRS, where applicable, and (iii) for the Employee Plans (other than the Company Employee Plans) the most recent Form 5500 Annual Reports, along with all schedules and attachments to such Form (and for the Company Employees Plans, the three most recent Form 5500 Annual Reports, along with all schedules and attachments). The Company and its Subsidiaries have made available to the Buyer with respect to each Employee

Plan which is sponsored, maintained or entered into solely by the Company or its Subsidiaries (collectively, the “Company Employee Plans”): (i) the most recent audited financial statement and actuarial valuation, (ii) all material correspondence relating to any such Company Employee Plan between the Company, Timken or its Subsidiaries and any government agency or regulatory body, including, without limitation, the U.S. Department of Labor, Pension Benefit Guaranty Corporation or Internal Revenue Service dated within three (3) years of the date hereof, and (iii) all related agreements, collective bargaining agreements, insurance contracts and other agreements which implement each such Company Employee Plan. Neither the Company nor its Subsidiaries has any commitment or formal plan, whether or not legally binding, to create any additional employee benefit plan or modify or change any existing Employee Plan.
          (b) Except as set forth in Section 4.17(b) of the Disclosure Schedule, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; (ii) there are no Actions pending (other than routine claims for benefits) or, to the Knowledge of the Company, its Subsidiaries or Timken, threatened against any Employee Plan or against the assets of any Employee Plan, nor are there any current or, to the Knowledge of the Company, its Subsidiaries or Timken, threatened Liens on the assets of any Employee Plan; (iii) all Employee Plans materially conform to, and in their operation and administration are in material compliance with, the terms thereof and requirements prescribed by any and all Laws (including ERISA and the Code), Orders, governmental rules and regulations currently in effect with respect thereto (including without limitation all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, Internal Revenue Service, Secretary of the Treasury or the Pension Benefit Guaranty Corporation), and the Company and its Subsidiaries have performed all material obligations required to be performed by them under, are not in material default under or material violation of, and have no Knowledge of any default or violation by any other party with respect to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may reasonably be expected to cause the loss of such qualification or exemption; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and an adequate amount has been accrued, according to GAAP, for contributions to each Employee Plan for the current plan years; (vi) the transactions contemplated by this Agreement will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary under any Employee Plan and no payment under any Employee Plan or which is otherwise to be made by the Company or its Subsidiaries is nondeductible as a result of Section 280G of the Code; and (vii) neither the Company, its Subsidiaries nor any ERISA Affiliate has ever made a complete or partial withdrawal from a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA. No event during the five (5) year period prior to and ending on the Closing Date has occurred which could reasonably be expected to give rise to any liability under Section 4069 of ERISA with respect to the Company, OH&R, their respective Subsidiaries or the assets which are the subject of the transactions contemplated by this Agreement.
          (c) No Employee Plan or other employee benefit plan (within the meaning of Section 3(3) of ERISA) to which any ERISA Affiliate contributes and which is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, and no material liability under Title IV of ERISA or material liability (other than for annual premiums) to the Pension Benefit Guaranty Corporation has been incurred by the Company or any ERISA Affiliate with respect to any such plan; and neither the Company nor any ERISA Affiliate has incurred any withdrawal liability or has failed to timely make any required contributions to a “multiemployer plan,” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or a “multiple employer plan,” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, which remain outstanding and with respect to which the Company or its Subsidiaries has or reasonably will have any liability. Other than the Latrobe Steel Company Pension Plan for Hourly Paid Employees, no Company Employee Plan is subject to Title IV of ERISA. No Company Employee Plan is a multiple employer welfare arrangement subject to Section 3(40) of ERISA.
          (d) Each Employee Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance with all laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. All Employee Plan have been and are administered in all respects in accordance with the privacy and security standards under the Health Insurance Portability and Accountability Act of 1996. Except as set forth in Section 4.17(d) of the Disclosure Schedule, no Employee Plan or written or oral Contract exists which obligates the Company or its Subsidiaries to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or its Subsidiaries following such employee’s, former employee’s or director’s termination of employment with the Company or its Subsidiaries, other than COBRA Coverage or death benefits pursuant to any qualified retirement plan.
          (e) Except as set forth in Section 4.17(e) of the Disclosure Schedule, no Employee Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate. Except as set forth in Section 4.17(e) of the Disclosure Schedule, no Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419, 419A or 501(c)(9) of the Code.
          (f) All contributions due and payable on or before the Closing Date in respect of any Company Employee Plan have been made in full and proper form, or adequate accruals in accordance with GAAP have been provided for in the Interim Balance Sheet for all other contributions or amounts in respect of the Employee Plans for periods ending on the Closing Date.
          (g) With respect to each Employee Plan which will be sponsored by the Company or its Subsidiaries after the Closing, except with respect to those provisions in such Employee Plans providing for post-retirement medical or life benefits, there are no restrictions on the ability of the sponsor of each such Employee Plan to amend or terminate any such Employee Plan, the Company, its Subsidiaries or Timken, as applicable, have reserved the right of the sponsor to amend, modify or terminate any such Employee Plan, or any portion of it, and the Company, its Subsidiaries or Timken have made no representations (whether orally or in writing) which would conflict with or contradict such reservation of right, in each case, other than (i) restrictions under applicable Law or (ii) as set forth in an applicable collective bargaining agreement or other agreement covering Union Employees which has been disclosed in writing to Buyer. With respect to those provisions of each such Employee Plan providing for post-retirement medical or life benefits, to the actual knowledge without reasonable inquiry of the individuals listed on Schedule 1.88, there are no restrictions on the ability of the sponsor of each such Employee Plan to amend or terminate any such Employee Plan, the Company, its Subsidiaries or Timken, as applicable, have reserved the right of the sponsor to amend, modify or terminate any such Employee Plan, or any portion of it, and the Company, its Subsidiaries or Timken have made no representations (whether orally or in writing) which would conflict with or contradict such reservation of right, in each case, other than (i) restrictions under applicable Law or (ii) as set forth in an applicable collective bargaining agreement or other agreement covering Union Employees which has been disclosed in writing to Buyer.
          (h) No Employee Plan or other compensation or benefit arrangement provides options, restricted stock or equity awards based, directly or indirectly, on any class of stock or equity of the Company or its Subsidiaries. No Company Employee Plan provides for non-qualified deferred compensation, within the meaning of Section 409A.
          (i) No Employee Plans are subject to the Laws of any jurisdiction outside the United States.
          (j) With respect to each Employee Plan which will be sponsored by the Company or its Subsidiaries after the Closing, the Company and its Subsidiaries have satisfied any and all bond coverage requirements of ERISA.
     4.18 Litigation and Disputes.
          (a) Except as set forth in Section 4.18 of the Disclosure Schedule, there are no (i) Actions pending or, to the Knowledge of the Company or Timken, threatened against the Company or its Subsidiaries or, with respect to the transactions contemplated by this Agreement and the Related Agreements, Timken, nor, to the Knowledge of the Company or Timken, is there any reasonable basis therefor, including any Actions that challenge, or question the validity of, this Agreement, any Related Agreement or any action taken or to be taken by Timken or the Company in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby, or (ii) Orders against the Company or its Subsidiaries or involving any of its properties or assets or, to the Knowledge of the Company or Timken, against any stockholder, director or officer of the Company or its Subsidiaries in its capacity as such. Neither the Company or its Subsidiaries nor, to the Knowledge of the Company or Timken, any of the stockholders, officers or directors (in their capacities as such) of the Company or its Subsidiaries, is in default under or with respect to any Order described above.
          (b) Section 4.18 of the Disclosure Schedule sets forth all Actions filed with a state or federal court or arbitrator that (i) to the Knowledge of the Company or Timken, involved the Company or its Subsidiaries within the past five (5) years and (ii) are no longer pending (the “Prior Actions”). All of the Prior Actions have been concluded in their entirety and the Company and its Subsidiaries do not or will not have any Liabilities with respect to the Prior Actions. The Company and its Subsidiaries have provided Buyer with all material written communications relating to the Prior Actions between the Company and its Subsidiaries and a Governmental Authority and any Orders related thereto.
     4.19 Transactions with Affiliates. Section 4.19 of the Disclosure Schedule contains a complete and accurate list of all material agreements or arrangements, written or unwritten of any kind between the Company and its Subsidiaries, on the one hand, and (i) Timken or any of its Affiliates (other than the Company and its Subsidiaries) or (ii) directors, officers or employees of the Company or its Subsidiaries (or any immediate family member thereof) of any of the foregoing, on the other hand. Except as set forth in Section 4.19 of the Disclosure Schedule, neither Timken nor any of its Subsidiaries (excluding any pension plans or benefit plans thereof) are direct or indirect owners of an equity interest in any Person listed in Section 4.19 of the Disclosure Schedule. Except as set forth in Section 4.19 of the Disclosure Schedule, no executive officer of Timken, the Company or its Subsidiaries is a direct owner of an equity interest in any Person listed in Section 4.19 of the Disclosure Schedule, other than beneficial ownership of less than 5% of the outstanding securities of such Person listed on Section 4.19 of the Disclosure Schedule which is listed on a recognized stock exchange or automated quotation system.
     4.20 Compliance with Laws; Permits.
          (a) Except as set forth in Section 4.20 of the Disclosure Schedule: (i) each of the Company and its Subsidiaries have complied and are in compliance in all material respects with all Laws applicable to it or its business, and have not received written notice or to the Knowledge of the Company or Timken, oral notice from any Person alleging that the Company or its Subsidiaries have violated any such Law; and (ii) (A) each of the Company and its Subsidiaries have all Permits necessary to conduct its business as currently conducted, (B) such Permits are in full force and effect, no violations are or have been recorded in respect of any thereof, neither the Company nor its Subsidiaries is in default or alleged to be in default under any thereof, and no Action is pending or, to the Knowledge of the Company or Timken, threatened to revoke or limit any thereof and (C) none of such Permits shall be materially adversely affected by the transactions contemplated hereby or by any of the Related Agreements. Section 4.20 of the Disclosure Schedule contains a true and complete list of all material Permits under which the Company and its Subsidiaries are operating or bound, and the Company and its Subsidiaries have delivered or made available through the Intralinks data room dedicated to the transactions contemplated by this Agreement to Buyer true and complete copies thereof.
          (b) Except as set forth in Section 4.20 of the Disclosure Schedule: (i) Timken has complied and is in compliance in all material respects with all Laws applicable to it or its business as it relates to or involves the ICX Assets, and has not received written notice or to the Knowledge of the Company or Timken, oral notice from any Person alleging that Timken has violated any such Law; and (ii) (A) Timken has all Permits necessary to conduct its business as it relates to or involves the ICX Assets, (B) such Permits are in full force and effect, no violations are or have been recorded in respect of any thereof, Timken is not in default or alleged to be in default under any thereof, and no Action is pending or, to the Knowledge of the Company or Timken, threatened to revoke or limit any thereof and (C) none of such Permits shall be materially adversely affected by the transactions contemplated hereby or by any of the Related Agreements. Section 4.20 of the Disclosure Schedule contains a true and complete list of all material Permits under which Timken is operating or bound with respect to the ICX Assets, and Timken has delivered or made available through the Intralinks data room dedicated to the transactions contemplated by this Agreement to Buyer true and complete copies thereof.
     4.21 Environmental Matters. Except as set forth on Section 4.21 of the Disclosure Schedule:
          (a) Neither the Company nor its Subsidiaries has received any unresolved written or, to the Knowledge of the Company or Timken, oral notice of violation, demand, formal request for information under any Environmental Law, penalty, citation, summons, complaint or order, and no Action is pending and to the Knowledge of the Company or Timken, no Action is threatened and, to the Knowledge of the Company or Timken, no investigation or review is pending or threatened by any Governmental Authority or any other Person (A) with respect to any alleged violation of, noncompliance with or Liability under any Environmental Laws or order of any Governmental Authority in connection with the conduct of the business of the Company or its Subsidiaries relating to any Environmental Laws, (B) with respect to any alleged failure to have complied with any Environmental Permits or (C) with respect to any generation, treatment, storage, recycling, transportation or Release or threatened Release of any Hazardous Substance used in connection with the business or assets of the Company or its Subsidiaries.
          (b) To the Knowledge of the Company or Timken, no asbestos is present at any Real Property in a friable condition which requires removal or abatement under any Environmental Law. To the Knowledge of the Company or Timken, there has been no Release or threatened release of a Hazardous Substance at, on or under any Real Property by the Company or its Subsidiaries, any of its respective employees, agents, contractors or subcontractors which requires non-routine reporting, investigation or remediation under any Environmental Law.
          (c) Each of the Company and its Subsidiaries is in compliance in all material respects with all Permits which are required for the current operation of the Company and its Subsidiaries, under, and is in compliance in all material respects with all other limitations and requirements of all Environmental Laws.

          (d) During the last ten (10) years, neither the Company nor its Subsidiaries has transported or arranged for the transportation of any Hazardous Substance to any location which is listed or which has been published in the Federal Register as being proposed for listing on the National Priorities List under CERCLA.
          (e) There are no environmental Liens on any asset of the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has received written notice of any Actions which have been taken or are in process which would reasonably be expected to subject any of such assets to such Liens.
          (f) There are no underground storage tanks at any Real Property.
          (g) The Company and its Subsidiaries have made available to Buyer or its agents all material environmental investigations, studies, audits, tests, reviews or other analyses prepared by or for the Company or its Subsidiaries which are in their possession related to the Real Property.
No representations or warranties elsewhere in this Agreement will be deemed to relate to Environmental Laws or other environmental matters.
     4.22 Insurance. Section 4.22 of the Disclosure Schedule lists, by type, carrier, limits, premium and expiration date, all insurance coverage carried by the Company and its Subsidiaries, together with a history of all claims made by the Company and its Subsidiaries thereunder during the past five (5) years and the status thereof, with respect to all events occurring prior to the Closing Date. Section 4.22 of the Disclosure Schedule also states whether each such policy is carried on a “claims made” or “occurrence” basis. Except as set forth on Section 4.22 of the Disclosure Schedule, all such insurance policies are owned by and payable solely to the Company and its Subsidiaries and all premiums with respect thereto are currently paid and will be paid through the Closing Date. Neither the Company nor its Subsidiaries has failed to give any notice or present any claim under any such policy or binder in due and timely fashion, has received notice of cancellation or non-renewal of any such policy or binder or is aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies, except with respect to only such nonmaterial noncompliance as would not have any effect on the continued availability of such insurance. Except as set forth in Section 4.22 of the Disclosure Schedule, there are no outstanding claims relating to the Company or its Subsidiaries under any such policy which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability. Neither the Company nor its Subsidiaries have, during the past five years, been denied or had revoked or rescinded any policy of insurance. Except as set forth in Section 4.22 of the Disclosure Schedule, neither the Company nor its Subsidiaries has maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     4.23 Bank Accounts; Powers of Attorney. Section 4.23 of the Disclosure Schedule sets forth (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship (collectively, the “Bank Accounts”), (ii) a true and complete list and description of each such Bank Account, indicating in each case the account number and amount of cash therein and the names of the respective officers, employees, agents or other similar representatives of the Company or its Subsidiaries having signatory power with respect thereto and (iii) a true and complete list of the names of all Persons holding general or special powers of attorney from the Company or its Subsidiaries and a summary of the terms thereof.
     4.24 Customers and Suppliers. Section 4.24 of the Disclosure Schedule sets forth the name of each Major Customer and Major Supplier and the dollar amount of products or services purchased or supplied by each such Major Customer and Major Supplier during the applicable periods contained in the definitions of such terms. Except as set forth in Section 4.24 of the Disclosure Schedule, neither the Company nor its Subsidiaries have received written notice or, to the Knowledge of the Company or Timken, oral notice of any material disputes with any of the Major Customers or Major Suppliers. Except as set forth in Section 4.24 of the Disclosure Schedule, neither the Company nor its Subsidiaries has received written notice or, to the Knowledge of the Company or Timken, oral notice that any Major Customer or Major Supplier: (i) has ceased or intends to cease to purchase or supply goods or services to the Company or its Subsidiaries, (ii) has substantially reduced or intends to substantially reduce its purchase or supply of products or services with the Company or its Subsidiaries or (iii) has sought or is seeking to change the amount payable to the Company or its Subsidiaries in connection with the purchase or supply of products and services, including in each case after the consummation of the transactions contemplated hereby.
     4.25 Intellectual Property.
          (a) Section 4.25(a) of the Disclosure Schedule sets forth all Company IP that is registered, the subject of an application for registration of a Trademark, or a Patent.
          (b) The Company solely owns, free and clear of all Liens (other than Permitted Liens) and obligations to license, all Company IP. The Company has taken all reasonable steps to protect the Intellectual Property which it owns or licenses. To the Knowledge of the Company or Timken, the conduct of the Company’s businesses as currently conducted does not infringe upon any Intellectual Property rights of any third party. Except as set forth in Section 4.25(b) of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company or Timken, threatened alleging that the Company’s activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party nor has the Company brought any Action challenging the ownership, use, validity or enforceability of any Company IP. To the Knowledge of the Company or Timken, no third party is misappropriating, infringing or violating any Company IP and, except as set forth in Section 4.25(b) of the Disclosure Schedule, no such claims have been brought against any third party by the Company.
          (c) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any of the Company IP, nor will they require the Consent of any Governmental Authority or third party in respect of any such Intellectual Property.

          (d) The Company owns, or has a valid right to use, all data, information, books, records and other materials currently used by the Company in connection with the operation of its business including, without limitation, data, information, books, records and materials relating to payroll, human resources and time and attendance and all data and information maintained in the SAP and Titan databases (including, without limitation, customer, supplier, financial, production and order data and information) (collectively, the “Data”). Except as set forth in Section 4.25(d) of the Disclosure Schedule, and excepting any customer data (e.g., drawings, samples, specifications) developed solely for or received solely from such customer that may be included in the Data, no other Person has any right, title or interest in or to any of the Data. Following the Closing, the Company shall continue to own, or have a valid right to use, all Data and no other Person shall acquire any right, title or interest in or to the Data as a result of the transactions contemplated hereby. Except as set forth in Section 4.25(d) of the Disclosure Schedule, the Company has not sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any Data other than in compliance with contractual obligations and in the ordinary course of the Company’s business, and all Data has been collected, used and/or maintained in accordance with all applicable privacy Laws and the Company’s privacy policies. Except and to the extent prohibited by applicable privacy Laws and the Company’s privacy policies, the Company has the right to transfer all of its rights in and to the Data.
     4.26 Inventory. Section 4.26 of the Disclosure Schedule lists all inventory (including raw materials, work-in-process and finished goods), as well as the location of such inventory, of the Company and its Subsidiaries as of the Interim Balance Sheet Date. All inventory of the Company and its Subsidiaries, whether or not reflected on the Interim Balance Sheet, is owned exclusively by the Company and its Subsidiaries and consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Interim Balance Sheet. All inventories not written-off have been priced at the lower of cost or market value in accordance with past practices.
     4.27 Books and Records. The minute books of the Company and its Subsidiaries delivered to Buyer on or before the Closing Date, reflect all material actions taken by the directors (including any committees thereof) and stockholders of the Company and its Subsidiaries from January 1, 1996 to the Closing Date and reflect all material actions referred to in such minute and stock books accurately in all material respects.
     4.28 Certain Business Practices. Neither the Company, its Subsidiaries or Timken nor any director, officer, employee or agent of the Company, its Subsidiaries or Timken on behalf of the Company or its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.
     4.29 [Reserved.]

     4.30 No Brokers. Except for the compensation payable to KeyBanc Capital Markets LLC (“KeyBanc Capital Markets”) in connection with the transactions contemplated by this Agreement, which shall be paid by Timken, no broker, finder or similar agent has been employed by or on behalf of Timken or the Company or its Subsidiaries, and no Person with which Timken or the Company or its Subsidiaries have had any dealings or communications of any kind other than KeyBanc Capital Markets is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
     4.31 Accounts and Notes Receivable. All accounts and notes receivable of the Company and its Subsidiaries: (i) have arisen only from bona fide transactions in the ordinary course of business consistent with past practice; (ii) represent valid and enforceable obligations, and (iii) are owned by the Company and its Subsidiaries free of all Liens. Other than in the ordinary course of business, no discount or allowance from the face amount of any receivable as of the Closing Date has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. Except as set forth in Section 4.31 of the Disclosure Schedule, neither the Company nor its Subsidiaries has received written notice, or, to the Knowledge of the Company or Timken, oral notice that any debtor of the Company or its Subsidiaries has refused or threatened to refuse to pay its obligations to the Company or its Subsidiaries for any reason and, to the Knowledge of the Company or Timken, no debtor of the Company or its Subsidiaries that, as of the date of this Agreement, has an outstanding accounts receivable balance in the aggregate in excess of $25,000, has been declared bankrupt by a court of competent jurisdiction or that is subject to any bankruptcy proceeding.
     4.32 Accounts and Notes Payable. All accounts payable and notes payable by the Company or its Subsidiaries to third parties have arisen in the ordinary course of business, and no such account payable or note payable is delinquent in its payment as of the date hereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TIMKEN ALLOY
     Timken represents and warrants to Buyer as of the Closing Date and as of the Deferred Closing Date as follows:
     5.1 Organization and Standing. Timken Alloy is duly organized, validly existing and in good standing under the Laws of the United Kingdom.
     5.2 Authorization; Power. Timken Alloy has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Sheffield Lease and the Sheffield Asset Purchase Agreement (collectively, other than this Agreement, the “Timken Alloy Agreements”) and to consummate the transactions contemplated hereby and thereby and to own, lease and operate its properties and assets and to carry on the Timken Alloy Distribution Business as now being conducted. The execution and delivery of this Agreement and the Timken Alloy Agreements by Timken Alloy and the performance by Timken Alloy of its respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Timken Alloy and no other corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement and the Timken Alloy Agreements or the transactions contemplated hereby or thereby. This Agreement has been and the Timken Alloy Agreements will be, when delivered to Buyer, duly executed and delivered by Timken Alloy, and, assuming due authorization, execution and delivery by the Buyer or its Subsidiaries, a legal, valid and binding agreement of Timken Alloy enforceable against it in accordance with its terms.
     5.3 Organizational Documents. Timken Alloy has delivered or made available through the Intralinks data room dedicated to the transactions contemplated by this Agreement to Buyer a complete and correct copy of its certificate of incorporation and bylaws or other equivalent organizational documents, as amended or restated to the date hereof. Such certificates of incorporation and bylaws or other equivalent organizational documents of Timken Alloy are in full force and effect. Timken Alloy is not in violation of any of the provisions of its respective certificate of incorporation or bylaws or other equivalent organizational documents. Section 5.3 of the Disclosure Schedule sets forth a true and complete list of the names and titles of the directors and officers of Timken Alloy.
     5.4 Title. Timken Alloy has good, valid and marketable title to all of the Sheffield Inventory free and clear of all Liens (other than Liens, if any, which shall be released at the Deferred Closing). Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer shall acquire good, valid and marketable title to the Sheffield Inventory, free and clear of all Liens.
     5.5 Delivery; No Conflict; Consents.
          (a) Except as set forth in Section 5.5(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the Timken Alloy Agreements by Timken Alloy nor the consummation by Timken Alloy of the transactions contemplated hereby and thereby, nor compliance by Timken Alloy with any of the provisions hereof, will conflict with or constitute or result in the breach of, or constitute a default under (with or without due notice, lapse of time or both), or give rise to any right of termination, notification, amendment, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon the Sheffield Assets pursuant to (i) any provision of the Timken Alloy’s certificate of incorporation or bylaws or equivalent organizational documents, (ii) any material Contract, note, bond, mortgage, indenture, lease or other instrument or obligation to which Timken Alloy is a party, or by which the Timken Alloy or the Sheffield Assets may be bound or (iii) any Law applicable to the Timken Alloy or the Sheffield Assets.
          (b) Except as set forth in Section 5.5(b) of the Disclosure Schedule, no Consent of or by, or any filing with, any Governmental Authority or other Person, or under any Contract to which Timken is a party, is required to be obtained, filed or delivered by Timken Alloy in connection with the execution, delivery and performance by Timken Alloy of this Agreement and the Timken Alloy Agreements or the consummation by Timken Alloy of the transactions contemplated hereby and thereby.

     5.6 Employment Matters.
          (a) Section 5.6 of the Disclosure Schedule identifies all employees and independent contractors of Timken Alloy who provide services that relate to the Timken Alloy Distribution Business (the “TADB Employees”) as of the date hereof and sets forth each such TADB Employee’s: (A) rate of pay, (B) bonus payments, (C) job title, (D) state of employment, (E) date of hire and intended date of termination if any, (F) annual vacation and sick time allowance, (G) accrued vacation and sick time as of the date of this Agreement, (H) those particulars required to be notified to the Buyer pursuant to Regulation 11 of the Transfer Regulations, and (I) any further particulars of the terms and conditions of employment or engagement between the TADB Employees and Timken Alloy. Section 5.6 of the Disclosure Schedule sets forth all Contracts between Timken Alloy and any TADB Employee, or Contracts to which Timken or Timken Alloy is bound with respect to the TADB Employees. Except as set forth in Section 5.6 of the Disclosure Schedule, with respect to the TADB Employees, (i) there are no Contracts that will, as a result of the transactions contemplated hereby, either require any payment by Timken Alloy or any Consent from any stockholder, officer, director, employee, consultant or independent contractor of Timken Alloy, or result in any change in the nature of any rights of any TADB Employee and (ii) no changes to the Contracts, terms and conditions or particulars referred to in sub-paragraph (a) above have been made or proposed whether by Timken Alloy or by any TADB Employee.
          (b) Except as set forth in Section 5.6 of the Disclosure Schedule, with respect to the TADB Employees, (i) Timken Alloy is not delinquent in any payments for any wages, salaries, commissions, bonuses or other compensation for any services performed by them through the date of this Agreement or amounts required to be reimbursed to the TADB Employees, (ii) Timken Alloy has properly made all deductions, withholding and retentions required to be made in respect of any actual or deemed payment made or benefit provided on or before Closing to the TADB Employees and has accounted for all such deductions withholding and retentions to each relevant tax authority and complied with all its obligations under tax statutes in connection therewith and without prejudice to the generality of the foregoing Timken Alloy has properly operated PAYE in relation to the TADB Employees and Section 5.6 of the Disclosure Schedule contains full details of any dispensation for the purposes of PAYE applicable to and any PAYE settlement agreement entered into pursuant to section 206A of the Taxes Act in relation to the TADB Employees, (iii) no circumstances have arisen under which Timken Alloy is likely to be requested to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal, sex, race, sexual orientation, religion or belief, age or disability discrimination, equal pay, unlawful deduction from wages, or under the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Maternity and Parental Leave Regulations 1999, the Part-time Workers (Prevention of Less Favorable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favorable Treatment) Regulations 2002, the Data Protection Act 1998, the Human Rights Act 1998 and/or the Flexible Working (Procedural Requirements) Regulations 2002 to any such TADB Employee or under which Timken Alloy is likely to be required to reinstate or re-engage any such former employee, and there are no existing or threatened claims of any nature against Timken Alloy by any TADB Employee, (iv) to the Knowledge of the Company or Timken, no trade union, other individual or organization has taken any action with respect to any TADB Employee concerning union membership, security of employment, recognition or other collective agreement and has not done any act which might be construed as recognition, (v) no material grievance, negotiation or arbitration arising out of or under any collective bargaining agreement, or by or on behalf of any TADB Employee is pending and, to the Knowledge of the Company or Timken, no claim therefore has been asserted against Timken Alloy, (vi) no disciplinary action whether formal or informal has been taken against any such TADB Employee in the 12 month period preceding the date of this Agreement, (vii) no TADB Employee has informed Timken Alloy that he or she will terminate, or, to the Knowledge of the Company or Timken, has an intention of terminating, his or her employment with Timken Alloy, and (viii) Timken Alloy has in relation to each of such TADB Employees complied with all applicable Laws, all collective agreements, workforce agreements or other arrangements, whether oral or in writing, or existing by custom and practice between Timken Alloy and any trade union or any other employees’ representative, and all requirements in respect of the payment of Taxes.
          (c) There are no employees of Timken Alloy other than the Transferring Employees who will become employees of the Buyer on the Deferred Closing Date by virtue of the Transfer Regulations.
     5.7 Contracts. Except for Sheffield Purchase Orders, the Sheffield Consignment Agreements and Contracts listed in Section 5.7 of the Disclosure Schedule, there are no Contracts to which Timken Alloy is a party or is bound with respect to the Sheffield Inventory. Timken Alloy has delivered or made available through the Intralinks data room dedicated to the transactions contemplated by this Agreement to Buyer true and complete copies of all Sheffield Purchase Orders and the Sheffield Consignment Agreements (in each case, including all amendments thereto). Each Sheffield Purchase Order and Sheffield Consignment Agreement is in full force and effect and is the legal, valid and binding obligation of Timken Alloy and each other party thereto enforceable in accordance with its terms, except as may be limited by the General Enforceability Exceptions and neither Timken Alloy, nor, to the Knowledge of the Company or Timken, the other party or parties thereto is or are in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default or alleged default by Timken Alloy or, to the Knowledge of the Company or Timken, the other party or parties thereto of any of the foregoing. Timken Alloy has not collaterally assigned or otherwise imposed a Lien (or permitted to be imposed) upon any of the Sheffield Purchase Orders, the Sheffield Consignment Agreements or the Contracts listed in Section 5.7 of the Disclosure Schedule.
     5.8 Litigation and Disputes.
          (a) Except as set forth in Section 5.8 of the Disclosure Schedule, there are no (i) Actions pending or, to the Knowledge of the Company or Timken, threatened against the Timken Alloy with respect the Sheffield Assets or the Timken Alloy Distribution Business nor, to the Knowledge of the Company or Timken, is there any reasonable basis therefor, including any Actions that challenge, or question the validity of, this Agreement or any action taken or to be taken by Timken Alloy in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or, (ii) Orders against Timken Alloy with respect to the Sheffield Assets or the Timken Alloy Distribution Business or, to the Knowledge of the Company or Timken, against any stockholder, director or officer of Timken Alloy with respect to the Sheffield Assets. Neither

Timken Alloy, nor, to the Knowledge of the Company or Timken, any of the stockholders, officers or directors (in their capacities as such) of Timken Alloy, is in default under or with respect to any Order described above.
     5.9 Customers and Suppliers. Section 5.9 of the Disclosure Schedule sets forth the name of each Major Customer and Major Supplier of the Timken Alloy Distribution Business and the dollar amount of products or services purchased or supplied by each such Major Customer and Major Supplier during the applicable periods contained in the definitions of such terms. Timken Alloy has not received written notice or, to the Knowledge of the Company or Timken, oral notice of any material disputes with any of such Major Customers or Major Suppliers. Timken Alloy has not received written notice or, to the Knowledge of the Company or Timken, oral notice that any such Major Customer or Major Supplier: (i) has ceased or intends to cease to purchase or supply goods or services to Timken Alloy, (ii) has substantially reduced or intends to substantially reduce its purchase or supply of products or services with Timken Alloy or (iii) has sought or is seeking to change the amount payable to Timken Alloy in connection with the purchase or supply of the Sheffield Inventory including after the consummation of the transactions contemplated hereby.
     5.10 Inventory. The Sheffield Inventory is owned exclusively by Timken Alloy and all Sheffield Inventory that has been processed by Timken Alloy consists of a quality and quantity usable and saleable in the ordinary course of business. The Sheffield Inventory has been priced at the lower of cost or market value in accordance with past practices.
     5.11 Tax Matters. All Tax Returns relating to the Sheffield Assets and the Timken Alloy Distribution Business required to be filed by or on behalf of Timken Alloy have been timely filed (taking into account any extensions), and all such Tax Returns (insofar as they relate to the amount of Taxes shown as payable on such Tax Returns) are true, complete and correct in all material respects. All material Taxes shown to be due and payable on such Tax Returns have been paid. Timken Alloy has maintained such Tax records relating to the Sheffield Assets as is required by Law to maintain. Timken Alloy is not involved in any dispute, and is not the subject of any enquiries, with any taxing authority concerning any matter likely to affect any of the Sheffield Assets in any way, other than routine enquiries of a minor nature following the submission of Tax Returns. All material Taxes with respect to which no Tax Return was required to be filed on or before the Deferred Closing Date by or on behalf of Timken Alloy, which are due by or with respect to income or assets of Timken Alloy regarding the Sheffield Assets and the Timken Alloy Distribution Business for taxable periods or portions thereof ending on or before the Deferred Closing Date, have been paid. Timken Alloy is registered in the United Kingdom for value added tax and is a taxable person for the purposes of the United Kingdom Value Added Tax Act 1994. All value added tax payable on the importation of goods, and all excise duties payable to HM Revenue & Customs, in each case payable in respect of the Sheffield Assets, have been paid in full, none of the Sheffield Assets is liable to confiscation, forfeiture or distress, and all duties, Taxes and other charges arising in respect of goods warehoused at Newhall Road, Sheffield, S9 2QL, England under Customs Warehouse Authorization C2105128GB have been paid.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Timken as follows as of the Closing Date (and in the case of Sections 6.2, 6.3 and 6.4, as of the Deferred Closing Date as well):
     6.1 Investment Intent. The Shares are being purchased for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933.
     6.2 Organization and Standing; Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to enter into this Agreement and each of the Related Agreements and Timken Alloy Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
     6.3 Authorization, Validity and Effect; Consents.
          (a) The execution and delivery of this Agreement and the Related Agreements and Timken Alloy Agreements to which it is a party, and the performance of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement, the Related Agreements, the Timken Alloy Agreements or the transactions contemplated hereby or thereby. This Agreement has been, and each of the Related Agreements and Timken Alloy Agreements to which it is a party will be, when delivered to Timken, duly executed and delivered by Buyer, and, assuming due authorization, execution and delivery by Timken, the Company and Timken Alloy, as applicable, a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with their terms.
          (b) Except as set forth in Section 6.3 of the Disclosure Schedule, no Consent of, or filing with, any Governmental Authority or other Person, or under any Contract, is required to be obtained, filed or delivered by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Related Agreements or the Timken Alloy Agreements or the consummation by Buyer of the transactions contemplated hereby or thereby.
     6.4 Legal Proceedings. There are no Actions pending, or to Buyer’s Knowledge, threatened, against Buyer, that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.
     6.5 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

     6.6 Buyer’s Debt Financing. Buyer has delivered to the Company true and correct copies of (i) the senior debt financing commitment letter (the “Senior Debt Commitment Letter”) issued to the Buyer by the lead lender identified on Schedule 6.6 and (ii) the mezzanine debt and equity financing commitment letter issued to the Buyer by the mezzanine lender identified on Schedule 6.6 (the “Mezzanine Commitment Letter” and together with the Senior Debt Commitment Letter, the “Debt Commitment Letters”) in order to consummate the transaction contemplated hereby and to fund the working capital requirements of the Company after the Closing. The Debt Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. As of the date hereof, Buyer has no reason to believe that any condition to the Debt Commitment Letters within its control will not be satisfied by the Outside Date. The proceeds from the Debt Commitment Letters and the Equity Commitment Letters constitute all of the financing required by Buyer for consummation of the transaction contemplated by this Agreement.
     6.7 Buyer’s Equity Financing. Buyer has delivered to the Company a true and correct copy of each of the equity commitment letters (the “Equity Commitment Letters”) issued to the Buyer by each of the parties identified on Schedule 6.7, and the Mezzanine Commitment Letter, in order to consummate the transactions contemplated hereby and to fund the working capital requirements of the Company after the Closing. The Equity Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. As of the date hereof, Buyer has no reason to believe that any condition to such Equity Commitment Letters within its control will not be satisfied by the Outside Date.
     6.8 Solvency. On the Closing Date, neither Buyer nor the Company is insolvent.
     6.9 No Other Representations and Warranties. Buyer acknowledges and agrees that the representations and warranties of Timken expressly set forth in Articles IV and V of this Agreement are the only representations or warranties (express or implied) made by Timken with respect to the Company, its Subsidiaries, Timken, Timken Alloy, the Shares, the Company Assets, the Sheffield Assets, the ICX Assets or the transactions contemplated by this Agreement and the Related Agreements.
     6.10 HSR Act. Toolrock Investment, LLC, a Delaware limited liability company is the Ultimate Parent Entity of the Acquiring Person with respect to the transactions contemplated by this Agreement and the Related Agreements, and the Annual Net Sales and Total Assets of the Acquiring Person are less than $11,300,000. For the purposes of this Section 6.10 only, capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings set forth in the HSR Act.
ARTICLE VII
COVENANTS AND AGREEMENTS
     7.1 Interim Operations of the Company and Timken Alloy. (i) The Company and Timken, as applicable, covenant and agree that, between the date hereof and the Closing Date, unless Buyer has previously consented in writing thereto and except as disclosed in Schedule 7.1, the Company and its Subsidiaries shall conduct their business only in the ordinary course of business and in a manner consistent with past practice and the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve intact the business organization and assets of the Company and its Subsidiaries, to keep available the services of the present officers, consultants and independent contractors, and employees of the Company and its Subsidiaries, to maintain in effect the Contracts to which they are a party (subject to the expiration of any such Contract pursuant to its terms) and to preserve the present relationships of the Company’s and its Subsidiaries’ suppliers, customers, licensees and other Persons with which the Company and its Subsidiaries have business relations. By way of amplification and not limitation, between the date hereof and the Closing Date, except as set forth in Schedule 7.1, neither the Company nor its Subsidiaries shall, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Buyer:
          (a) amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational document of the Company or its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or its Subsidiaries;
          (b) issue, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any Options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or its Subsidiaries; or sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of any assets or Company IP (other than a sale or disposition of products or other inventory in the ordinary course of business consistent with past practice) or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of any class, or any Options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or its Subsidiaries;
          (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property or any combination thereof) in respect of any of its capital stock or other equity interests; split, combine or reclassify any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of any of its securities, or propose to do any of the foregoing;
          (d) form any Subsidiary or acquire any equity or other interest or make any other Investment in any other Person;
          (e) acquire (by merger, consolidation, acquisition of stock or other securities or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof; incur any Indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments; make or authorize any capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company or its Subsidiaries; or acquire any asset or property, other than (i) acquisitions of any assets in the ordinary course of business consistent with past practice or (ii) purchases of inventory for resale (whether for cash or pursuant to an exchange) in the ordinary course of business and consistent with past practice;
          (f) hire or terminate any employee, consultant or independent contractor, except in the ordinary course of business consistent with past practice; increase the compensation (including, without limitation, bonus) payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practices, or grant any severance or termination pay or stock options to, or enter into or amend any employment or severance agreement with any director, officer or other employee of the Company or its Subsidiaries, or establish, adopt, enter into or amend any Employee Plan or collective bargaining, bonus, profit sharing, thrift, compensation, stock or other equity, Option, restricted stock or other restricted security, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees except as required by Law or as required by the terms of a collective bargaining agreement;
          (g) change any accounting principles or policies (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) or materially change any procedures unless required by statutory accounting principles or GAAP;
          (h) create, incur, suffer to exist or assume any Lien (other than Permitted Liens) on any of the assets or properties of the Company or its Subsidiaries;
          (i) enter into any Contract, other than Contracts (x) involving payments of less than $100,000 annually or $250,000 in the aggregate, (y) which are entered into in the ordinary course of business and which are terminable upon thirty (30) days or less notice without penalty or (z) purchase orders entered into in the ordinary course of business; modify, amend or transfer in any material respect or terminate any Contract of the Company or its Subsidiaries or waive, release or assign any material rights or claims thereto or thereunder or enter into or extend any Real Property Lease;
          (j) settle or compromise any federal, state, local or foreign income Tax Liability;
          (k) pay, discharge, satisfy, settle or commence any Action, except where the payment does not exceed $100,000 and in which no equitable relief or other covenant are provided, or waive, assign or release any material rights or claims;
          (l) pay, discharge or satisfy any Liabilities, except those that occur in the ordinary course of business and except in accordance with their terms as in effect as of the date hereof (or on the date such Liability is incurred if such Liability is incurred after the date hereof, provided that, such Liability is not incurred in violation of the terms of this Agreement);
          (m) fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect; or

          (n) authorize, recommend, propose or announce an intention or agree to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.
     (ii) Timken Alloy covenants and agrees that, between the date hereof and the Deferred Closing Date, unless Buyer has previously consented in writing thereto and except as disclosed in Schedule 7.1, (i) Timken Alloy shall conduct the Timken Alloy Distribution Business only in the ordinary course of business and in a manner consistent with past practice, (ii) Timken Alloy shall use its commercially reasonable efforts to preserve intact the business organization and assets of the Timken Alloy Distribution Business, to keep available the services of the present officers, consultants and independent contractors, and employees of the Timken Alloy Distribution Business, to maintain in effect the Contracts related to the Timken Alloy Distribution Business to which it is a party (subject to the expiration of any such Contract pursuant to its terms) and to preserve the present relationships of the suppliers, customers, licensees and other Persons with which the Timken Alloy Distribution Business has business relations, and (iii) Timken Alloy shall not dispose of any of the Sheffield Inventory, except in the ordinary course of business and in a manner consistent with past practice, and shall not create, incur, suffer to exist or assume any Lien (other than Permitted Liens) on the Sheffield Assets. By way of amplification and not limitation, between the date hereof and the Deferred Closing Date, except as set forth in Schedule 7.1, Timken Alloy shall not, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Buyer:
          (a) with respect to the Timken Alloy Distribution Business: (i) hire or terminate any employee, consultant or independent contractor; (ii) increase the compensation (including, without limitation, bonus) payable or to become payable to its officers or employees, or grant any severance or termination pay or stock options to, or enter into or amend any employment or severance agreement with any director, officer or other employee of the Timken Alloy Distribution Business, or establish, adopt, enter into or amend any Employee Plan or collective bargaining, bonus, profit sharing, thrift, compensation, stock or other equity, Option, restricted stock or other restricted security, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such directors, officers or employees except as required by Law or as required by the terms of a collective bargaining agreement;
          (b) create, incur, suffer to exist or assume any Lien (other than Permitted Liens) on any of the Sheffield Assets;
          (c) with respect to the Timken Alloy Distribution Business: (i) enter into any Contract, other than Contracts (x) involving payments of less than $15,000 annually or $25,000 in the aggregate, (y) which are entered into in the ordinary course of business and which are terminable upon thirty (30) days or less notice without penalty or (z) purchase orders entered into in the ordinary course of business; (ii) modify, amend or transfer in any material respect or terminate any Contract of the Timken Alloy Distribution Business or waive, release or assign any material rights or claims thereto or thereunder;
          (d) with respect to the Timken Alloy Distribution Business, acquire any inventory other than in the ordinary course of business and in a manner consistent with past practice; or

          (e) authorize, recommend, propose or announce an intention or agree to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.
     (iii) Buyer covenants and agrees that, between the date hereof and the Deferred Closing Date, unless Timken has previously consented in writing thereto, Buyer shall cause the Company and the Company’s Subsidiaries to continue their respective business relationships with the Timken Alloy Distribution Business in the ordinary course of business consistent with past practice.
     7.2 Access to Information; Delivery of Financial Statements.
          (a) Prior to the Closing Date (and, with respect to Timken Alloy, the Deferred Closing Date) and upon reasonable notice, and with prior consent of Timken (which consent will not be unreasonably withheld) with respect to environmental sampling or testing, which consent will not be requested by Buyer unless, in Buyer’s reasonable good faith judgment, facts or circumstances not previously known as of the date of this Agreement warrant engaging in such sampling or testing, Timken Alloy and the Company and its Subsidiaries shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, reasonable access during normal working hours to all of its properties, books, Contracts and records and Timken Alloy, the Company and its Subsidiaries shall furnish promptly to Buyer all information concerning its business, properties, books, Contracts, records and personnel as Buyer may reasonably request; provided, however, that such access does not interfere with normal business operations and shall be conducted in a manner consistent with applicable Antitrust Law. Timken Alloy, the Company and its Subsidiaries shall make available to the officers, employees, accountants, counsel and other representatives of Buyer upon the reasonable request of Buyer and during normal working hours all officers, employees, accountants, counsel, financing sources and other representatives or agents of Timken Alloy, the Company and its Subsidiaries for discussion of Timken Alloy’s, the Company’s and its Subsidiaries’ businesses, properties or personnel as Buyer may reasonably request. No investigation pursuant to this Section 7.2 or otherwise shall affect any representations, warranties, covenants or agreements of Timken Alloy, the Company, its Subsidiaries or Timken herein. Any information provided to or obtained by Buyer pursuant to this Section 7.2(a) shall be “Confidential Information” as defined under the Confidentiality Agreement, dated November 3, 2005, between the Company and Watermill Ventures (the “Confidentiality Agreement”), and shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.
          (b) Prior to the Closing or the earlier termination of this Agreement in accordance with its terms, Buyer and its representatives may contact and communicate with such customers, suppliers and licensors of the Company and its Subsidiaries as are set forth in Schedule 7.2(b) in connection with the transactions contemplated hereby only with the prior written consent of Timken, which may not be unreasonably withheld except that consent may be conditioned upon a designee of Timken being present at any such meeting or conference.
          (c) Without limiting the generality of Section 7.2(a), prior to the Closing Date, the Company shall deliver to Buyer the following financial statements (the “Pre-Closing Financial Statements”):

               (i) within twenty (20) days after the last day of each of the first two months of each fiscal quarter of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and the related unaudited consolidated statements of income and cash flow for such monthly period, prepared by the Company; and
               (ii) within thirty (30) days after the end of each fiscal quarter of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of income and cash flow for such quarterly period, prepared by the Company.
          The Pre-Closing Financial Statements shall be prepared in accordance with the books and records of the Company and its Subsidiaries, shall fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of operations of the Company for the respective periods indicated, and shall be prepared in accordance with GAAP, except for the absence of notes and any accrual for vacation benefits, and normal year-end adjustments not inconsistent with past practice.
     7.3 Cooperation; HSR Act Filings; Other Approvals, Filings and Consents.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VIII, as applicable to each of them. Each party hereto, at the reasonable request of another party hereto, and whether prior to or after the Closing (or, in the case of Timken Alloy, the Deferred Closing Date) shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
          (b) Each of Buyer and Timken shall: (i) make or cause to be made the filings required of such party or any of its Subsidiaries or Affiliates under the HSR Act, any foreign Antitrust Law and any other Law or requirement of any Governmental Authority with respect to the transactions contemplated by this Agreement, as promptly as practicable and in any event, the initial HSR Act filing with respect to this Agreement, if required, shall be made within ten (10) Business Days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party or any of its Subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions and (iii) act in good faith and reasonably cooperate with the other party in connection with such filings and in connection with resolving any investigations or other inquiry of any such agency or other Governmental Authority with respect to any such filing or any such transaction. To the extent not prohibited by Law, each party to this Agreement shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other prior notice of the meeting.
          (c) Each of Buyer and Timken shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws or Orders that are designed to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, lessening of competition or restraint of trade (collectively, “Antitrust Laws”) and under any other applicable Laws.
          (d) The Company shall use commercially reasonable efforts to obtain all Consents listed on Section 4.7(b) of the Disclosure Schedule (including, without limitation, those set forth in Schedule 3.4(i)).
          (e) Timken and the Company shall use commercially reasonable efforts to obtain estoppel certificates in customary form reasonably acceptable to Buyer, relating to each Real Property Lease.
     7.4 Publicity. Timken and Buyer shall make a joint press release announcing the execution of this Agreement and the transactions contemplated hereby and the closing of the transactions contemplated hereby that shall be acceptable to each of Timken and Buyer. From and after the date hereof, no other publicity release or announcement concerning the transactions contemplated hereby shall be issued by either party without the advance written consent of such other party, except any such release or announcement as may be required by applicable Law or by any listing agreement with a national securities exchange or trading market, provided, however, that each party shall have the opportunity to review and comment on such release.
     7.5 Notice of Certain Events.
          (a) Each party hereto shall promptly notify the other parties hereto of any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Closing Date (or, in the case of any event, condition, fact, circumstance, occurrence, transaction or other item that relates to the transactions contemplated by Section 2.9 hereof (the “Sheffield Transaction” or the Sheffield Assets, the Deferred Closing Date) that would constitute a violation or breach of this Agreement by such party (or a breach of any representation or warranty contained herein by such party) or, if the same were to continue to exist as of the Closing Date (or, with respect to the Sheffield Transaction, the Deferred Closing Date), would constitute the non-satisfaction of any of the conditions set forth in Article VIII hereof with respect to such party; provided, however, that the delivery of any notice pursuant to this Section 7.5(a) shall not limit or otherwise affect the rights or remedies available hereunder (including, without limitation, the indemnification provisions hereof) to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto providing such notice.
          (b) Without limiting the provisions of Section 7.5(a), prior to the Closing Date (or in the case that any of the following relate to the Sheffield Transaction or the Sheffield Assets, the Deferred Closing Date), Timken shall give written notice to the Buyer of each of the following promptly after obtaining Knowledge thereof: (i) any written or oral notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; (ii) any written or oral notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any Action or threatened Action relating to or involving or otherwise affecting the Company, its business or the transactions contemplated by this Agreement; (iv) the occurrence of a breach or default or event that, with notice or lapse of time or both, could become a breach or default under this Agreement or any Contract; and (v) any change, event or circumstance which is likely to delay or impede the ability of Timken Alloy or the Company to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein or that could reasonably be expected to have a Material Adverse Effect on the Company.
     7.6 Tax Matters.
          (a) Preparation of Tax Returns.
               (i) Timken shall prepare, or cause to be prepared, in accordance with the provisions of this Section 7.6, all Tax Returns relating to (A) income Taxes of the Company and its Subsidiaries for all taxable periods ending on or prior to the Closing Date required to be filed by the Company and its Subsidiaries (or an Affiliate of the Company or its Subsidiaries) on or after the Closing Date and (B) income Taxes that are paid on a consolidated, unitary, combined or similar basis with respect to Tax Returns that include the Company or its Subsidiaries, on the one hand, and Timken or any of its Affiliates (other than the Company and its Subsidiaries) on the other hand (individually “Consolidated Tax Returns”, and, together with the returns described in clause (A) above, the “Income Tax Returns”). Timken shall provide to the Buyer for review an extract of each Income Tax Return to the extent relevant to the Buyer under this Agreement no later than forty-five (45) days prior to the date on which such Income Tax Return is required to be filed with the proper taxing authority (taking into account any applicable valid extension). The Buyer shall have the right to review or to cause to be reviewed all non-privileged information used to prepare such extract of such Tax Return and Timken shall make reasonably available to the Buyer and its representatives the accountants who participated in the preparation of each such Income Tax Return. Timken shall consider in good faith any reasonable comments by the Buyer that are submitted no less than thirty (30) days prior to the due date of such Tax Return. Timken and the Buyer agree to consult and resolve in good faith any issues arising as a result of the Buyer’s review of such Tax Return and mutually to consent to the filing of such Tax Return as promptly as possible. Upon completion of any Income Tax Return (other than Consolidated Tax Returns) in accordance with the provisions hereof, the Buyer shall file (or cause to be filed) such Income Tax Return (other than Consolidated Tax Returns) and Timken shall make (or cause to be made) all payments required to be made as set forth in such Income Tax Return on behalf of the Company to the extent that such payments were not accrued in the calculation of Final Working Capital, all as required by applicable Law. Neither the Buyer, the Company or its Subsidiaries, nor any of their respective Affiliates, shall file, amend or revoke any Tax Return or Tax election of the Company or its Subsidiaries with respect to a period ending on or prior to the Closing Date, without Timken’s prior written consent. If Timken determines that the Company or its Subsidiaries is entitled to file or make a formal or informal claim for refund or file an amended Tax Return providing for a refund with respect to a period for which it is obligated to prepare or cause to be prepared the original of such Tax Return pursuant to this Section 7.6(a), Timken shall be entitled to file or make such claim or amended Tax Return on behalf of the Company or its Subsidiaries and Timken will be entitled to control the prosecution of such refund claims after the Closing. Timken shall be entitled to any Tax refunds or reductions in Tax liability, including interest paid therewith, in respect of Taxes paid by the Company or its Subsidiaries with respect to a taxable period or portion thereof ending on or before the Closing Date. After the Closing, Timken, at Timken’s expense, may require the Buyer to cause the Company or its Subsidiaries to file for a Tax refund to which Timken would be entitled pursuant to the preceding sentence, provided that the Buyer believes that it is more likely than not that such a refund claim is warranted. Timken shall be entitled to control the prosecution of such claim at its own expense, and the Buyer will cooperate with Timken in any such Tax refund matters.
               (ii) The Buyer shall prepare and file, or cause to be prepared and filed, in accordance with the provisions of this Section 7.6, all Tax Returns relating to Taxes of the Company and its Subsidiaries for all taxable periods that begin prior to and end after the Closing Date (a “Straddle Period”) required to be filed by the Company and its Subsidiaries (or any Affiliate of the Company or its Subsidiaries) on or after the Closing Date (the “Straddle Period Tax Returns”). The Buyer shall provide or cause to be provided to Timken for review a draft of each Straddle Period Tax Return no later than forty-five (45) days prior to the date on which such Straddle Period Tax Return is required to be filed with the proper taxing authority (taking into account any applicable valid extension). Timken shall have the right to review or to cause to be reviewed all non-privileged information used to prepare each Straddle Period Tax Return and the Buyer shall make reasonably available to Timken and its representatives the Buyer’s accountants who participated in the preparation of each Straddle Period Tax Return The Buyer shall consider in good faith any reasonable comments by Timken that are submitted no less than thirty (30) days prior to the due date of such Tax Return. The Buyer and Timken agree to consult and resolve in good faith any issue arising as a result of Timken’s review of such Straddle Period Tax Return and mutually to consent to the filing of such Straddle Period Tax Return as promptly as possible.
               (iii) Except as specifically provided in Sections 7.6(a)(i) and (ii), the Buyer shall prepare and file (or cause to be prepared and filed) all other Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with respect to any taxable period whether commencing or ending prior to, on or after the Closing Date. Any such Tax Return that includes periods ending on or before the Closing Date shall be on a basis consistent with the last previous such Tax Return filed in respect of the Company and its Subsidiaries, unless the Buyer concludes that it is more likely than not that the position will not be sustained. To the extent that any Tax payable pursuant to any such Tax Return is attributable to any period prior to the Closing, Timken shall be responsible for the payment of such Tax to the extent not accrued in the calculation of Final Working Capital (if any such Tax Return relates to a Straddle Period, the Taxes due pursuant to such Tax Return shall be apportioned between the Buyer and Timken as provided in Section 7.6(a)(iv) hereof).
               (iv) Liability for Taxes of the Company and its Subsidiaries attributable to any Straddle Period shall be apportioned between the Buyer and Timken as follows: (A) in the case of sales or use Taxes, value-added Taxes, employment Taxes and any Tax measured on or by income, receipts or profits earned during a Straddle Period, Timken shall be responsible for all Taxes for the taxable period prior to the Closing to the extent not accrued in the calculation of Final Working Capital and the Buyer shall be responsible for all Taxes for the taxable period following the Closing, and (B) in the case of all other Taxes, Timken shall be responsible for such amount as is equal to the total amount of such Taxes multiplied by a fraction, the numerator of which shall be the number of days in the taxable period ending on the Closing Date and the denominator of which shall be the total number of days in such taxable period, to the extent that such amount is not accrued in the calculation of Final Working Capital, and the Buyer shall be responsible for the remainder of such Taxes. For purposes of this Section 7.6(a)(iv), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated on a pro rata basis.
               (v) Nothing set forth in this Section 7.6(a) shall in any way limit the Company’s or its Subsidiaries’ representations and warranties set forth in Article IV of this Agreement or the Indemnified Persons’ rights to indemnification pursuant to Article IX of this Agreement.
          (b) Timing Adjustment. In the event that a final determination (which shall include the execution of an IRS Form 870-AD or successor form) results in a timing difference (e.g., an acceleration of income or delay of deductions) that would increase Timken’s liability for Taxes pursuant to this Agreement or otherwise or results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase the Buyer’s liability for Taxes pursuant to this Agreement or otherwise, the Buyer or Timken, as the case may be, shall promptly make payments to Timken or the Buyer, as the case may be, as and when the Buyer or Timken, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties). Such Tax benefit for federal, state and local income Tax purposes shall be computed for any year using the Buyer’s or Timken’s, as the case may be, actual tax liability with and without giving effect to such timing difference.
          (c) Cooperation. The parties shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of any Tax Returns with respect to or on behalf of the Company and its Subsidiaries or an Action with respect to any Tax Liability of the Company and its Subsidiaries (each, a “Tax Proceeding”). Such cooperation shall include the reasonable retention and provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, with respect to any Tax Proceeding relating to a taxable period ending on or before the Closing Date or relating to or affecting a Consolidated Tax Return, Timken shall control all proceedings and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel) and may either pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto and may pay the Tax claimed and sue for a refund; provided that Timken may not enter into any settlement that adversely affects the Tax liability of the Buyer and its Affiliates without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed). The Buyer shall be entitled to be reasonably informed of any such Tax Proceeding. With respect to any Tax Proceeding other than those relating to a taxable period ending on or before the Closing Date or relating to or affecting a Consolidated Tax Return, the Buyer shall have the right to represent the interests of the Company in any Tax Proceeding for any taxable period beginning after the Closing Date at its sole cost and expense (subject to the provisions of Article IX); provided that the Buyer may not enter into any settlement that adversely affects the Tax liability of Timken and its Affiliates or would result in an indemnification obligation by Timken hereunder without the prior written consent of Timken (such consent not to be unreasonably withheld, conditioned or delayed). If, upon resolution of any Tax Proceeding, an additional payment becomes due, the party so responsible for such payment in accordance with the provisions of this Section 7.6 shall promptly make such payment.
          (d) Carryforwards and Carrybacks. The Buyer shall cause the Company and its Subsidiaries to elect, when permitted by Law, to carry forward and to waive any right to carryback any net operating loss, credit or other item arising after the Closing Date that could, in the absence of such an election or waiver, be carried back to a taxable period of the Company or its Subsidiaries, ending on or before the Closing Date in which the Company or its Subsidiaries was included in a Consolidated Tax Return of Timken. If any net capital loss, foreign tax credit or research and development credit arising after the Closing Date shall be carried back to any such period, the Buyer shall indemnify Timken and its Affiliates for all reasonable costs and expenses incurred by Timken or its Affiliates in filing such claims or in connection with any audit of such claims and for any Losses resulting from the adjustment, reduction or disallowance of any such capital losses or credits.
          (e) Refunds. Timken shall be entitled to retain, or receive immediate payment from the Buyer or any of its Affiliates of, any Tax refunds received or reductions in Tax liability, including interest paid therewith, with respect to a taxable period or portion thereof ending on or before the Closing Date relating to the Company and its Subsidiaries; provided, however, that the Buyer shall be entitled to retain, or receive payment from Timken of, any such refund or credit to the extent that such refund or credit arises as a result of the use or application (as provided in Section 7.6(d)) of any net capital loss, foreign tax credit or research and development credit of the Company and its Subsidiaries generated during any post-Closing tax period and carried to any pre-Closing tax period of the Company and its Subsidiaries. Timken and the Buyer shall equitably apportion any refund or credit with respect to Taxes with respect to a Straddle Period in a manner consistent with the principles set forth in Section 7.6(a)(iv).
          (f) Section 338(h)(10) Election.
               (i) Timken and the Buyer shall jointly make an election under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state or local income tax Laws (collectively a “Section 338(h)(10) Election”), with respect to the acquisition by the Buyer of the Shares. The Buyer, Timken, the Company and OH&R shall report the transaction in a manner consistent with the Section 338(h)(10) Election and agree not to take any action that could cause such election to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code) or any similar state or local tax provision.
               (ii) Upon the request of the Buyer, Timken shall execute and deliver to the Buyer within twenty (20) days of Buyer’s written request any and all forms necessary to effectuate the Section 338(h)(10) Election (including, without limitation, IRS Form 8023 and any similar forms under applicable state and local income tax Laws (the “Section 338 Forms”); provided, however, that upon Timken’s delivery of an executed IRS Form 8023 as required hereby, the Buyer shall pay to Timken, in cash and as additional consideration, the amount of the Tax Adjustment as determined under clause (iv) below. The Buyer, Timken, the Company and OH&R shall each cause the Section 338 Forms to be duly executed by an authorized person and shall duly and timely file the Section 338 Forms in accordance with applicable tax Laws and the terms of this Agreement.
               (iii) As soon as practicable after the Closing Date, Timken and the Buyer shall agree on the fair market value of the assets of the Company and OH&R and the allocation of the deemed sales price of the assets of the Company and OH&R resulting from the Section 338(h)(10) Election (as required pursuant to Section 338(h)(10) of the Code and regulations promulgated thereunder) among such assets (the “Section 338 Allocation”). The Buyer, Timken, the Company and OH&R shall file all Tax Returns consistently with the Section 338 Allocation.
               (iv) As a condition precedent to Timken making a Section 338(h)(10) Election, the Buyer shall pay to Timken, in cash, the amount of additional consideration necessary to cause Timken’s after-Tax net proceeds from the sale with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that Timken would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate federal, state, and local implications, up to a maximum amount not to exceed $3,000,000 (the “Tax Adjustment”). The amount of the Tax Adjustment shall be paid to Timken prior to or at the time Timken signs IRS Form 8023 to make the Section 338(h)(10) Election. Timken shall provide the Buyer with a schedule computing the amount of the Tax Adjustment within twenty (20) days after the parties have agreed to the Section 338 Allocation. In making such calculations, the highest corporate federal and state tax rates to which Timken is subject shall be used and any other items of income, deduction, gain, loss, or credits of Timken shall be ignored. The Buyer shall have the right to review such schedule and Timken shall consider in good faith any reasonable comments by the Buyer that are submitted within ten (10) days after receipt of such schedule.
     7.7 No Solicitation of Other Proposals.
          (a) From the date hereof until the earlier of the Closing Date (or, in the case that an Acquisition Proposal relates to Timken Alloy, the Sheffield Transaction or the Sheffield Assets, the Deferred Closing Date) or the termination of this Agreement in accordance with its terms, the Company, Timken and Timken Alloy shall not, nor shall any of them permit any of their respective Subsidiaries or any of their respective officers, directors, employees, representatives or agents of the Company, Timken, Timken Alloy or any of their respective Subsidiaries (collectively, the “Company Representatives”) directly or indirectly to, (i) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal nor shall they accept an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or its Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination or reorganization of the Company or its Subsidiaries or the issuance or acquisition of shares of capital stock or other securities of the Company or its Subsidiaries, or the sale, lease, exchange, license (whether exclusive or not), or other disposition of any significant portion of the business or other assets of the Company or its Subsidiaries or, in the case of Timken Alloy, the disposition of any of the Sheffield Assets (other than the sale of inventory in the ordinary course of business) or the real property subject to the Sheffield Lease.
          (b) In addition to the other obligations of the Company set forth in this Section 7.7, the Company shall promptly advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
7.8 Timken Brand.
          (a) For a period of 180 days following the Closing, Buyer, the Company and their respective Affiliates shall have the right to use the Names (as hereinafter defined) in connection with the Company’s business, provided that such use is reasonably consistent with the use of such Names by the Company prior to the Closing. Without limiting the foregoing, Buyer, the Company and their respective Affiliates shall have the right to (i) sell inventory and (ii) use existing packaging, signs, labeling, containers, stationery, business forms, supplies, advertising and promotional materials and any similar materials bearing the Names; provided, however, that when using the items listed in clause (ii) above in the context of entering into or conducting contractual relationships, Buyer, the Company and their respective Affiliates shall use their commercially reasonable efforts to inform other parties that Buyer, the Company or any of their respective Affiliates, rather than Timken or its Affiliates, is the party entering into or conducting the contractual relationship; provided further, however, that personnel of Buyer, the Company and their respective Affiliates using the above items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Timken or any Affiliate of Timken. Buyer, the Company and their respective Affiliates shall comply in all material respects with all applicable Laws in any use of packaging or labeling containing the Names.

          (b) Buyer, the Company and their respective Affiliates shall use reasonable efforts to minimize their use of the Names and cease using the Names on fixed assets as soon as practicable and in any event within 180 days after the Closing.
          (c) For purposes of this Section 7.8, “Names” means “The Timken Company”, “Timken”, variations and derivatives thereof and any other logos or trademarks, trade names or service marks, URL’s and email addresses of Timken or any of its Affiliates (other than the Company and its Subsidiaries).
     7.9 Employee Arrangements.
          (a) Retirement Benefits.
               (i) For a period of twelve (12) months following the Closing Date, Buyer shall use commercially reasonable efforts to provide the Non-Union Employees of the Company and its Subsidiaries with compensation and benefits that are at least as favorable in the aggregate as those approved by Timken in accordance with the following sentence. Prior to the Closing, Buyer shall submit to Timken its intended compensation and benefits package for the Salaried Employees in accordance with this paragraph for approval, which Timken shall not unreasonably withhold. In no event shall the obligation of the Buyer under this paragraph limit or restrict its right in any way to terminate the employment of any Non-Union Employee at any time following the Closing. For purposes of eligibility and vesting under any benefit plan of the Buyer or its Affiliates which is a “pension plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”), Buyer shall cause to be recognized all service credited to Non-Union Employees and Union Employees under the Employee Plans as of the Closing Date, other than to Non-Union Employees who, prior to December 22, 2006, elect to retire under The Timken-Latrobe-MPB-Torrington Retirement Plan effective as of the date of such election (“Retiring Non-Union Employees”). Buyer shall be under no obligation to cause the Retiring Non-Union Employees’ service to be so recognized under a Buyer Pension Plan.
               (ii) Buyer shall assume the obligations of the Company under the collective bargaining agreement with the United Steel Workers of America (the “CBA”), to the extent that the CBA covers the Union Employees immediately prior to the date of Closing, for the remainder of the current term of the CBA and, in accordance therewith, shall maintain the Latrobe Steel Company Pension Plan for Hourly Paid Employees (the “Latrobe Hourly Plan”) established for the benefit of the Union Employees under the terms of the CBA. As soon as practicable following the Closing Date, but no sooner than when Buyer has established a trust (or trusts) for such plan, Timken shall cause the trustee for the master trust holding the assets of the Latrobe Hourly Plan to transfer the assets of such plan in the form of cash (or other marketable assets acceptable to Buyer, which shall not include Timken stock of any class) from the master trust to a trust (or trusts) maintained or established by the Company for such plan that is tax-exempt under Section 501(a) of the Code. Such transfer shall be effected by (x) the transfer, on the Business Day immediately following the Closing Date to a trust established by Buyer, of an amount equal to ninety percent (90%) of the value of the assets of the Latrobe Hourly Plan, determined as of October 31, 2006, and (y) the further transfer, as soon as practicable but not later than December 22, 2006, of an amount equal to the difference between the value of the assets of the Latrobe Hourly Plan, determined by the trustee of such plan as of

December 8, 2006, and the amount transferred pursuant to clause (x). Timken shall cause the master trustee to provide Buyer with all pertinent information, reports and records of the master trustee requested by Buyer, documenting the value of the assets of the Latrobe Hourly Plan and the transfer of same as set forth in this Section 7.9(a)(ii). Notwithstanding any other provision of this Agreement to the contrary, any transfer of the Latrobe Hourly Plan assets shall be effected in accordance with all applicable Laws.
               (iii) Prior to and contingent on the Closing and the consent by the United Steel Workers of America, Timken shall cause the Company to transfer sponsorship of the Voluntary Investment Program for Hourly Employees of Latrobe Steel Company (the “Latrobe VIP”) to Timken. If such transfer is effected, all Union Employees shall cease to participate in the Latrobe VIP effective as of the date of transfer of sponsorship.
          (b) Other Benefits Obligations.
               (i) Except to the extent that liability is imposed upon another entity by virtue of being an ERISA Affiliate of the Company, the Company and its Subsidiaries shall remain responsible for all liabilities and obligations relating to each Company Employee Plan, including liabilities and obligations under Part 6 of Subtitle B of Title I of ERISA, to the extent such Company Employee Plan is maintained or sponsored by the Company or its Subsidiaries after the Closing (an “Assumed Plan”), whether such liabilities arise before, on or after the Closing Date. Except with respect to the Assumed Plans and subject to Section 7.18(d) hereof, and to the extent that liability is imposed on the Company and its Subsidiaries by virtue of having been an ERISA Affiliate of Timken, Timken shall remain responsible for all liabilities and obligations relating to each Employee Plan including liabilities and obligations under Part 6 of Subtitle B of Title I of ERISA, whether such liabilities arise before, on or after the Closing Date. Timken shall offer continuation coverage under Part 6 of Subtitle B of Title I of ERISA to any Retiring Non-Union Employee upon such Retiring Non-Union Employee’s retirement.
               (ii) Except as provided in Section 7.9(b)(i), coverage for all Non-Union Employees and their respective spouses and dependents under the Employee Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA (“Seller Welfare Plans”) shall cease to be effective on December 31, 2006, except for coverage for short-term disability and severance benefits, which shall cease to be effective as of the Closing Date. On and after January 1, 2007, Buyer shall cause the Company and its Subsidiaries to provide coverage and benefits for all Non-Union Employees and their respective eligible spouses and dependents under a plan or plans sponsored by Buyer, the Company or its Subsidiaries that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA (such plans collectively, “Buyer’s Welfare Plans”), except for coverage for short-term disability and severance benefits, which shall be effective as of the Closing Date. The Buyer shall use commercially reasonable efforts to cause any applicable insurers or third party service providers to waive any pre-existing condition limitations and eligibility waiting periods with respect to Non-Union Employees and their respective spouses and dependents under the Buyer’s Welfare Plans (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under the Employee Plans as of the Closing Date) and to recognize (or cause to be recognized) the dollar amount of all deductibles, co-payments, co-insurance and out-of-pocket limitations incurred with respect to Non-Union Employees and their respective spouses and dependents under the Employee Plans during the calendar year in which the Closing occurs for purposes of satisfying the corresponding deductibles, co-payment, co-insurance or out-of-pocket limitations for such calendar year under the corresponding Buyer Welfare Plan in which the Non-Union Employees become entitled to participate after the Closing Date. Coverage for all Union Employees and their respective spouses and dependents under Seller Welfare Plans shall be provided in accordance with Part 6 of the Transition Services Agreement through December 31, 2006.
               (iii) Timken shall be responsible following the Closing for all liabilities and obligations with respect to the Non-Union Employees and the Union Employees under (A) The Timken Company 1996 Deferred Compensation Plan, and (B) The Timken Company Post-Tax Savings Plan.
               (iv) Timken shall be responsible for all liabilities and obligations to make payments to Non-Union Employees and Union Employees under (A) any “stay around” or retention arrangements, agreements or programs that relate to the transactions contemplated by this Agreement and (B) any severance arrangements, agreements or programs under which the obligation to provide severance benefits is triggered solely by the transactions contemplated by this Agreement.
          (c) No Third-Party Beneficiaries. Nothing in this Section 7.9 or elsewhere in this Agreement shall be deemed to make any present or future employee of the Company or its Subsidiaries or any other Person third-party beneficiaries of this Agreement.
          (d) WARN Act and Labor Laws. At all times after the date and time of the Closing, Buyer shall be (i) responsible for any required notices and other obligations under the WARN Act or any comparable state or local Law, (ii) in material compliance with all Laws pertaining to labor relations in connection with the hiring and employment of, and bargaining with, Union Employees and (iii) solely and exclusively responsible for compliance with all Laws governing the employment relationships with Union Employees, and for compliance with the terms of any labor agreement with Union Employees.
          (e) Timken Alloy. (i) The parties agree that the sale of the Sheffield Assets constitute a relevant transfer for the purposes of the Transfer Regulations, (ii) the contracts of employment of the Transferring Employers will from Closing have effect as if made between the Company, the Buyer or a designee of the Buyer and the Transferring Employees, (iii) Timken will (or will procure that Timken Alloy will) comply with its obligations to inform and consult the Transferring Employees in accordance with Regulation 13 of the Transfer Regulations, and (iv) the Buyer will comply with its obligation pursuant to Regulation 13(4) of the Transfer Regulations to give to Timken Alloy such information at such a time as will enable it to comply with the foregoing clause (iii).
     7.10 Litigation Cooperation. If Buyer, Timken Alloy, the Company, its Subsidiaries or any of their Affiliates shall become engaged or participate in any Action relating in any way to the Company, its Subsidiaries or their business, or the Sheffield Assets or the ICX Assets, Timken shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, making available to such parties, without cost except reasonable out-of-pocket expenses, all relevant records and using its commercially reasonable efforts to make available the employees of such party or its Affiliates who are reasonably expected to be helpful with respect to such Action, provided that, such employees shall be made available in a manner so as not to interfere with their employment duties in any material respect.
     7.11 Buyer Financing.
          (a) Buyer shall use its commercially reasonable efforts to maintain the Debt Commitment Letters and the Equity Commitment Letters in full force and effect and to obtain the financing provided by the Debt Commitment Letters and the Equity Commitment Letters on the terms described therein, including using commercially reasonable efforts (i) to negotiate definitive agreements with respect thereto on terms and conditions contained in the Debt Commitment Letters and the Equity Commitment Letters, as the case may be, and (ii) to satisfy all conditions applicable to Buyer obtaining such financing in such commitment letters and definitive agreements.
          (b) If, notwithstanding Buyer’s commercially reasonable efforts to satisfy its obligations under the preceding sentence, any of the Debt Commitment Letters expire, are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, other than Timken’s or the Company’s breach of this Agreement, Buyer shall (i) promptly notify Timken of such expiration, termination or other unavailability and the reasons therefor and (ii) use its commercially reasonable efforts to arrange for alternative financing prior to the Outside Date on substantially similar terms to replace the financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement.
     7.12 Affiliate Obligations. Prior to the Closing and except to the extent contemplated by the Related Agreements, Timken shall terminate or cause to be terminated at its expense all Contracts as set forth on Schedule 7.12 between Timken or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or its Subsidiaries, on the other hand, and Timken shall satisfy or cause to be satisfied all intercompany obligations, including all Indebtedness, between Timken or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or its Subsidiaries, on the other hand.
     7.13 Certain Indebtedness. Except as set forth on Disclosure Schedule 7.13, at or prior to the Closing, Timken shall cause all Indebtedness of the Company and its Subsidiaries to be repaid in full or otherwise satisfied or eliminated without any continuing liability or obligations of the Company or its Subsidiaries, and Timken shall cause all Liens with respect to such Indebtedness to be fully satisfied and discharged in full and of no further force and effect.
     7.14 Cooperation. Timken and the Company will provide reasonable assistance to Buyer in its efforts to arrange the financing contemplated by the Debt Commitment Letters and Equity Commitment Letters, including facilitating customary due diligence, arranging for senior officers of the Company to meet with prospective lenders, assisting in the termination and release of any Liens on the assets of the Company or its Subsidiaries and providing customary documentation to close such financings.

     7.15 No Further Financial Obligations. Buyer acknowledges that in the course of conduct by the Company and the Subsidiaries of their respective businesses, Timken and its Affiliates entered into the guarantee identified as item 2 on Schedule 7.15 (the “Guarantee”) and the letters of credit identified as items 3a, 3b and 3c on Schedule 7.15 (the “Letters of Credit”). With respect to the Letters of Credit identified as items 3a and Item 3b on Schedule 7.15, Buyer shall obtain a replacement Letter of Credit which will be in effect at the Closing and if Buyer is unable to obtain such replacement Letter of Credit prior to Closing, Buyer shall obtain prior to the Closing a letter of credit on the same terms as the Letter of Credit identified as item 3b with Timken as the beneficiary (a “Back-Up Letter of Credit”). Buyer shall replace any Back-Up Letter of Credit in effect at the Closing as promptly as practicable after the Closing but no later than December 15, 2006. From and after the Closing, the Buyer Indemnifying Persons shall indemnify, defend and hold harmless the Timken Indemnified Persons from and against any and all Losses arising out of or resulting from any payments made by such Timken Indemnified Persons under the Guarantees or Letters of Credit to the extent not replaced or reimbursed through a Back-Up Letter of Credit. Timken and Buyer shall enter into a subordination agreement with Buyer’s lenders in substantially the form attached hereto as Exhibit M with respect to the Guarantee and the Letters of Credit. For as long as any Guarantee or Letter of Credit remains in effect, the Company shall deliver to Timken audited financial statements and quarterly unaudited financial statements of the Company and its consolidated subsidiaries at the same time as such financial statements are delivered to the Company’s senior lenders. The Company shall also provide Timken with such other financial information with regard to the Company and its Subsidiaries as Timken may reasonably request in order for Timken to determine the proper accounting of its obligations under the Guarantee and with respect to the Letters of Credit. Timken shall keep such financial statements and other financial information confidential and shall not use such financial statements or other financial information for any purpose other than the purpose described in the immediately preceding sentence.
     7.16 Sheetz Station Agreement. From and after the Closing, Buyer shall (i) at Timken’s cost use commercially reasonable efforts to effect the transactions contemplated by the Sheetz Station Agreement, (ii) not amend, modify, terminate or waive the Sheetz Station Agreement or any term or provision thereof without Timken’s prior written consent and (iii) at Timken’s request, consult with Timken as to the status of the transactions contemplated by such agreement. Promptly, and in no event later than five (5) Business Days following the Company’s receipt of the proceeds of the sale contemplated by such agreement, the Company shall remit such proceeds, less (i) any sales commissions required to be paid by the Company associated therewith and (ii) $600,000, to an account designated in writing by Timken.
     7.17 TADB Employees. Buyer shall, before December 31, 2006, provide to Timken the Sheffield Information. Thereafter, based on such information, Buyer, Timken and Timken Alloy shall work in good faith to determine by no later than January 15, 2007 which of the TADB Employees will become employees of the Company on the Deferred Closing Date by virtue of the Transfer Regulations (the “Transferring Employees”) and which such employees shall constitute “Surplus Employees.” Thereafter, the Buyer will supply the Additional Sheffield Information to Timken and Timken shall consult with such employees in accordance with the

Transfer Regulations and applicable Law, which consultation shall be completed within fourteen (14) days, and in any event must occur prior to the Deferred Closing Date.
     7.18 Certain Transactions.
          (a) Following the Closing, the Buyer shall cause the Company and its Subsidiaries to carryover the unused vacation time of the employees of the Company and its Subsidiaries as of the Closing Date in the aggregate amount of $267,000 to calendar year 2007.
          (b) On or before December 31, 2006, Timken will pay the employees of the Company and its Subsidiaries for such employees’ “banked” vacation as of the Closing Date in the aggregate amount of up to $800,000.
          (c) On or before February 28, 2007, Timken shall provide the Company with the final calculation of the bonuses payable to the employees of the Company and its Subsidiaries for calendar year 2006 (inclusive of any payroll and other related taxes relating to such bonuses, the “2006 Bonus Amount”). The Company shall pay or cause to be paid such 2006 bonuses in accordance with such calculation on or before March 15, 2007. If the 2006 Bonus Amount exceeds $2,858,000, then Timken shall pay the Company an amount equal to such excess within ten (10) Business Days after the Company’s payment of the 2006 Bonus Amount to the employees of the Company and its Subsidiaries. The Company shall provide Timken with reasonable evidence of such payment within a reasonable period of time if requested by Timken.
          (d) Timken shall be responsible for all workers compensation claims against the Company and its Subsidiaries arising prior to the Closing (whether such claims are asserted prior to or after the Closing) (“Pre-Closing Workers Compensation Claims”); provided, however, the Company shall reimburse Timken within ten (10) Business Days after receipt of Timken’s written request for payment of Pre-Closing Workers Compensation Claims together with reasonable evidence substantiating Timken’s payment of such Pre-Closing Workers Compensation Claims; provided, further, however, that the maximum amount for which the Company shall be obligated to reimburse Timken hereunder shall not exceed $2,577,568 (the “Reimbursement Cap”). Subject to the Company’s reimbursement obligation hereunder, Timken shall indemnify, defend and hold harmless the Buyer Indemnified Persons for any Losses arising out of or resulting from any Pre-Closing Workers Compensation Claims. The foregoing indemnification obligation is not subject to the Deductible, the Timken Cap (or any other cap on Liability) or any time limit. Timken shall manage, process and settle all Pre-Closing Workers Compensation Claims in a manner consistent with past practice. The Company shall have the right to consult with Timken with respect to any Pre-Closing Workers Compensation Claims for which the Company has a reimbursement obligation and Timken will so consult with the Company in good faith. The Company shall also have the right to audit Timken’s management, processing and settlement of such Pre-Closing Workers Compensation Claims, including quarterly claim audits with Timken’s claims adjusters, for which the Company has a reimbursement obligation upon reasonable notice to Timken. Timken shall provide the Company with information reasonably requested by the Company to assist the Company in monitoring Timken’s compliance with the terms of this Section 7.18. The Company shall provide Timken with information and/or access to employees as reasonably requested by Timken to assist Timken in its management, processing and settling of the Pre-Closing Workers Compensation Claims.
     7.19 Subsequent Merger. Buyer hereby agrees that no merger of Acquisition Sub and the Company shall become effective until at least 12:01 a.m. on December 9, 2006.
ARTICLE VIII
CONDITIONS TO CLOSING
     8.1 Conditions to Obligations of Timken and Buyer. The respective obligations of Timken and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
          (a) HSR Act; Antitrust Laws. The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated by the HSR Act or any other applicable Antitrust Law shall have expired or been terminated, as applicable.
          (b) Legal Action. None of the parties hereto shall be subject to any Order or Law that restrains, restricts or prohibits the consummation of the transactions contemplated by this Agreement.
     8.2 Additional Conditions to Obligation of Timken.
          (a) The Acquisition and the ICX Asset Sale. The obligation of Timken to consummate the Acquisition and the ICX Asset Sale shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following additional conditions:
               (i) Representations and Warranties of Buyer. Each of the representations and warranties set forth in Article VI that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).
               (ii) Covenants and Agreements of Buyer. Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.
               (iii) Supply Agreements. The Supply Agreements shall have been executed by the Company and shall be effective in accordance with their terms.
               (iv) Transition Services Agreement. The Transition Services Agreement shall have been executed by the Company and shall be effective in accordance with its terms.

               (v) Closing Deliveries. Timken shall have received all documents required to be delivered in accordance with Section 3.5.
          (b) The Deferred Closing. The obligation of Timken and Timken Alloy to consummate the transactions contemplated by the Deferred Closing shall be subject to the satisfaction or waiver at or prior to the Deferred Closing of each of the following additional conditions
               (i) The Sheffield Lease. The Sheffield Lease shall have been executed by the Company and shall be effective in accordance with its terms.
               (ii) Closing Deliveries. Timken shall have received all documents required to be delivered in accordance with Section 2.9(j).
     8.3 Additional Conditions to Obligation of Buyer.
          (a) The Acquisition and the ICX Asset Sale. The obligation of Buyer to consummate the Acquisition and the ICX Asset Sale shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
               (i) Representations and Warranties of Timken. Each of the representations and warranties set forth in Article IV that is qualified by “materiality,” “Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date). For purposes of this Section 8.3(a), the representations and warranties set forth in the third sentence of Section 4.2 shall be read to include the General Enforceability Exceptions.
               (ii) Covenants and Agreement of Timken. Each of the agreements and covenants of Timken to be performed and complied with by Timken pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.
               (iii) No Material Adverse Effect. From and including the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect.
               (iv) Company Indebtedness. All Indebtedness of the Company outstanding immediately prior to the Closing, plus any costs or expenses arising or resulting from the payment of such Indebtedness, shall have been paid by the Company and satisfied in full, such that there remains no Indebtedness of the Company as of the Closing Date, and any and all releases and UCC-3 termination statements from the holders of such Indebtedness shall have been obtained to the reasonable satisfaction of Buyer and the Lenders.

               (v) Transaction Costs. The Company shall have paid all of the Transaction Costs, and shall present Buyer with evidence, reasonably satisfactory to Buyer, that all such Transaction Costs have been paid and satisfied in full.
               (vi) Debt Financing. Buyer and the Company shall have consummated the debt financing contemplated in the Debt Commitment Letters in accordance with the terms thereof (including any conditions contained therein) and the funds to be borrowed under such Debt Commitment Letters shall be made available to Buyer at the Closing.
               (vii) Equity Financing. Buyer shall have consummated the equity financing contemplated in the Equity Commitment Letters in accordance with the terms thereof (including any conditions contained therein) and the funds to be provided pursuant to such Equity Commitment Letters shall be made available to Buyer at the Closing.
               (viii) Brazilian Subsidiary. As of the Closing Date, the Company shall no longer own any equity interest in that certain Brazilian company, AÇOPALMA — Cia. Industrial de Aços Várzea da Palma.
               (ix) Closing Deliveries. Buyer shall have received all documents and other deliverables to be delivered in accordance with Section 3.4.
          (b) The Deferred Closing. The obligation of Buyer to consummate the transactions contemplated by the Deferred Closing shall be subject to the satisfaction or waiver at or prior to the Deferred Closing of the following conditions:
               (i) Representations and Warranties of Timken Alloy. Each of the representations and warranties set forth in Article V that is qualified by “materiality,” “Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Deferred Closing Date as though made on and as of the Deferred Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date). For purposes of this Section 8.3(b), the representations and warranties set forth in the third sentence of Section 5.2 shall be read to include the General Enforceability Exceptions.
               (ii) Covenants and Agreement of Timken Alloy. Each of the agreements and covenants of Timken Alloy to be performed and complied with by Timken Alloy pursuant to this Agreement prior to the Deferred Closing Date shall have been duly performed and complied with in all material respects.
               (iii) Closing Deliveries. Buyer shall have received all documents and other deliverables to be delivered in accordance with
Section 2.9(i).

ARTICLE IX
INDEMNIFICATION AND SURVIVAL
     9.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (a) “Event of Indemnification” means a Timken Event of Indemnification or a Buyer Event of Indemnification, as applicable.
          (b) “Indemnified Persons” means:
               (i) with respect to a Timken Event of Indemnification, the Buyer, its respective Affiliates, its successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing (the “Buyer Indemnified Persons”); or
               (ii) with respect to a Buyer Event of Indemnification, Timken, its Affiliates and their respective successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing (the “Timken Indemnified Persons”).
          (c) “Indemnifying Person” means a Timken Indemnifying Person or a Buyer Indemnifying Person, as applicable.
          (d) “Losses” means any and all losses, claims, damages, Liabilities, fines, penalties, fees, costs and expenses, or assessments (including reasonable attorneys’ and accountants’ fees) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification pursuant to Article IX hereof. Solely for the purpose of indemnification under this Article IX, each representation and warranty under which indemnification is sought hereunder shall be read without regard to, and as if such representation or warranty did not contain, materiality or similar qualifications that may be contained therein (other than the qualifications with respect to materiality or Material Adverse Effect in Sections 4.8 (c), the third sentence of Section 4.10, 4.11(t), 4.12(a)(iii), the first sentence of Section 4.15, 4.15(b), 4.15(c), 4.15(h), 4.15(l), 4.15(p), 4.16(b)(vi), the third sentence of Section 4.18(b), the first sentence of Section 4.19, the last sentence of Section 4.20, the second sentence of Section 4.24, 4.27, and clause (vii) of the definition of “Permitted Liens”). Neither party shall be entitled to be indemnified for any Losses to the extent that such Losses were taken into account in determining the Final Working Capital. For purposes of this Agreement, the Buyer Indemnified Persons shall not be entitled to be indemnified for any Losses with respect to the matters listed on Schedule 9.1(d) to the extent of the reserve set forth opposite such matter on Schedule 9.1(d). For purposes of determining pursuant to Article IX whether a breach or inaccuracy of any representation or warranty contained in Section 4.14 has occurred or exists, or determining Losses resulting from any breach thereof, the phrase “To the Knowledge of the Company or Timken” shall not be given effect.
     9.2 Indemnification.

          (a) From and after the Closing Date (or, in the case of clauses (xi), (xii), (xiii), (xiv), (xv), (xvi) and (xvii), the Deferred Closing Date), Timken and its respective successors and assigns (the “Timken Indemnifying Persons”), shall indemnify, defend and hold harmless the Buyer Indemnified Persons from and against any and all Losses arising out of or resulting from any of the following (each, a “Timken Event of Indemnification”):
               (i) the breach or inaccuracy of any representation or warranty of Timken contained in Article IV of this Agreement or any Related Agreement (other than the Transition Services Agreement, the Non-Competition Agreement or any of the Supply Agreements);
               (ii) the breach of or non-compliance with any agreement or covenant of Timken contained in this Agreement or any Related Agreement (other than the certificates delivered pursuant to Sections 3.4(e), 3.4(f) and 3.4(l), the Transition Services Agreement, the Non-Competition Agreement or any of the Supply Agreements);
               (iii) the breach of or non-compliance with any agreement or covenant of the Company contained in this Agreement or any Related Agreement (other than the certificates delivered pursuant to Sections 3.4(e), 3.4(f) and 3.4(l), the Transition Services Agreement, the Non-Competition Agreement and any of the Supply Agreements), in any case, occurring on or prior to the Closing Date;
               (iv) any Liability for Taxes of the Company or its Subsidiaries attributable to any period prior to and ending at the Closing, except to the extent that such Liability is taken into account in the calculation of Final Working Capital; provided, however, that Timken shall not indemnify, defend or hold harmless a Buyer Indemnified Person from any Liability for Taxes that is attributable to any Tax election or other action taken after the Closing by a Buyer Indemnified Person other than any such action that is (A) expressly required or otherwise expressly contemplated by this Agreement, (B) if the condition specified in Section 7.6(f)(iv) is satisfied, a Section 338(h)(10) Election made in accordance with Section 7.6(f) or (C) with the written consent of Timken (such elections or actions, other than those described in clauses (A), (B) and (C), a “Buyer Tax Act”);
               (v) any Action by or Liability to any current or former stockholder, option holder or other security holder of the Company which arises out of or is based upon any matter, event, dispute, fact or circumstance that existed on or prior to the Closing Date;
               (vi) any Liability for personal injury, death or property damage to a third party arising out of services performed or products sold by the Company or its Subsidiaries on or before the Closing Date;
               (vii) (A) any Action by or Liability for indemnification by any current or former director or officer of the Company or its Subsidiaries under the bylaws or equivalent organizational document of the Company or such Subsidiary, as applicable, or an indemnification agreement, or applicable Law regarding indemnification of officers and directors, based on a matter, event, dispute, fact or circumstance that existed on or prior to the Closing Date or (B) any Liability with respect to the matters set forth in Schedule 9.2(a)(vii);

               (viii) (A) the matters set forth in Schedule 9.2(a)(viii) and (B) with respect to any real property formerly owned or leased by the Company or any of its Affiliates (but not including the Real Property), violations of Environmental Law at such property, the presence of Hazardous Substances at, in, on or under such property requiring any action under any Environmental Law, the threatened Releases or Releases of Hazardous Substances at, in, on, under or from such property, and non-compliance with Environmental Permits at such property, all whether known or unknown, to the extent such existed or occurred on or before the termination of the Company’s or its Affiliates’ ownership or leasehold interest in such property;
               (ix) the breach or inaccuracy of any representation or warranty of Timken Alloy contained in Article V of this Agreement or the Timken Alloy Agreements, or the certificate delivered by Timken Alloy pursuant to Section 2.9(h)(v);
               (x) the breach of or non-compliance with any agreement or covenant of Timken Alloy contained in this Agreement or the Timken Alloy Agreements;
               (xi) any Liabilities of Timken Alloy whatsoever, including any Liabilities relating to or resulting from the ownership or operation of the Timken Alloy Distribution Business, other than Liabilities assumed by the Company pursuant to Section 2.9(c) and (g) hereof and subject to the indemnification provisions set forth in Sections 9.2(b) and 2.9(d)(ii);
               (xii) with respect to the real property subject to the Sheffield Lease, violations of Environmental Law, the presence of Hazardous Substances at, in, on or under such property requiring any action under any Environmental Law, the threatened Releases or Releases of Hazardous Substances at, in, on, under or from such property, and non-compliance with Environmental Permits at such property, all whether known or unknown, to the extent such exists or occurs before the Deferred Closing;
               (xiii) any Liabilities of Timken Alloy arising under Section 19 of the Sheffield Lease, or Timken Alloy’s failure to satisfy such obligations;
               (xiv) any Liabilities relating to the TADB Employees (including, for the avoidance of doubt, the Transferring Employees and the Surplus Employees) where the cause of the Liability arises prior to the Deferred Closing, except where the cause of such Liability arises solely from any action taken or statement made by Buyer and communicated by Buyer to any Transferring Employee prior to the Deferred Closing without the oral or written consent of Timken or Timken Alloy;
               (xv) any Liabilities relating to any Surplus Employee including, without limitation, the Termination Costs in respect of any such Surplus Employee and all Losses arising out of and resulting from the termination of such Surplus Employee and any Liabilities and/or sums payable to or in respect of any such Surplus Employee incurred in respect of his or her employment at any time prior to such termination, provided that such termination takes place within one month of the Deferred Closing Date;
               (xvi) any Liabilities relating to any employee or worker (of any kind) of Timken Alloy, including, but not limited to, any TADB Employee, other than a Transferring

Employee in the event that his or her contract of employment or collective agreement shall have effect as if originally made between the Buyer and any such employee or a trade union as a result of the provisions of the Transfer Regulations including, without limitation, the Termination Costs in respect of any such employee and all Losses arising out of and resulting from the termination of such employee and any Liabilities and/or sums payable to or in respect of any such employee incurred in respect of his or her employment at any time prior to such termination;
               (xvii) any Liabilities relating to the obligations of Timken or Timken Alloy under Regulations 13 and 14 of the Transfer Regulations (except to the extent that the failure to comply with such obligations arises solely as a result of the Buyer’s failure to comply with its obligations to provide information under the same); and
               (xviii) the matters set forth in Schedule 9.2(a)(xviii).
          (b) From and after the Closing (or, in the case of clauses (iv), (v) and (vi), the Deferred Closing Date), Buyer and its respective successors and assigns (the “Buyer Indemnifying Persons”) shall indemnify, defend and hold harmless the Timken Indemnified Parties from and against any and all Losses arising out of or resulting from any of the following (each, a “Buyer Event of Indemnification”):
               (i) the breach or inaccuracy of any representation or warranty of Buyer contained in Article V of this Agreement or any Related Agreement (other than the Transition Services Agreement or either of the Supply Agreements);
               (ii) the breach of or non-compliance with any agreement or covenant of Buyer contained in this Agreement or any Related Agreement (other than the certificates delivered pursuant to Sections 3.5(c) and 3.5(d), or the Transition Services Agreement or either of the Supply Agreements);
               (iii) any Liability for Taxes attributable to a Buyer Tax Act;
               (iv) any Liabilities relating to the Transferring Employees (including, for the avoidance of doubt, the Surplus Employees) where the cause of such Liability arises prior to the Deferred Closing solely as a result of any action taken by the Buyer or statement made by the Buyer and communicated by Buyer to any Transferring Employee prior to Deferred Closing without the oral or written consent of Timken or Timken Alloy;
               (v) Termination by the Buyer of any Transferring Employee other than the Surplus Employees; and
               (vi) any Liabilities arising solely as a result of the Buyer’s failure to comply with its obligation to provide information under Regulation 13(4) of the Transfer Regulations.
     9.3 Limitations.
          (a) Subject to the provisions of Section 9.3(b):

               (i) No indemnification shall be payable by a Timken Indemnifying Person with respect to Losses arising from a Timken Event of Indemnification described in Sections 9.2(a)(i), (a)(ix) or (a)(xviii), until the cumulative amount of all such Losses exceeds $1,250,000 (the “Deductible Amount”), whereupon the Timken Indemnifying Persons shall be liable only for Losses in excess of such amount; provided, however, that the foregoing shall not apply with respect to any Losses resulting from any breach or inaccuracy of any of the representations or warranties set forth in any of Sections 4.2, 4.4, 4.5, 4.6, 4.8(b), 4.30, 5.2, and 5.4, the first sentence of Section 4.10 and Sections 4.17(b)(i), 4.17(b)(iii) (except with respect to Losses resulting from statutory penalties under ERISA or the Code arising from a failure to provide proper notification or disclosure to the applicable Governmental Authorities or Employee Plan participants, as the case may be, which shall be subject to the Deductible Amount and the Timken Cap), 4.17 (b)(iv)-(vii), (c), and (f) (collectively the “Excluded Representations”) such that the Buyer Indemnified Persons shall be entitled to recover the full amount of such Losses; provided further, however, that with respect to Section 4.8(c) only, no Buyer Indemnified Person shall be entitled to assert a claim for breach or inaccuracy with respect thereto unless the amount of Losses with respect to such claim exceeds $25,000 in which case a claim may be brought for the entire amount including the first $25,000. Any claim that may be asserted pursuant to Section 9.2(a)(i) or 9.2(a)(ix) that may also be asserted pursuant to Section 9.2(a)(ii), 9.2(a)(iii) or 9.2(a)(x) solely as a result of Timken’s or Timken Alloy’s failure to provide notice as required pursuant to Section 7.5 shall be asserted solely pursuant to Section 9.2(a)(i) or 9.2(a)(ix), as applicable.
               (ii) No indemnification shall be payable by a Buyer Indemnifying Person with respect to Losses arising from a Buyer Event of Indemnification described in Section 9.2(b)(i) until the cumulative amount of all such Losses exceeds the Deductible Amount; provided, however, that the foregoing shall not apply with respect to any Losses resulting from any breach or inaccuracy of Sections 6.1, 6.3, 6.5 and 6.10 such that the Timken Indemnified Persons shall be entitled to recover the full amount of such Losses.
               (iii) Subject to Section 9.3(a)(v), the maximum aggregate liability of the Timken Indemnifying Persons pursuant to this Article IX with respect to all Timken Events of Indemnification described in Sections 9.2(a)(i), (a)(ix) or (a)(vii)(A) shall not exceed $25,000,000 in the aggregate (the “Timken Cap”); provided, however, that the foregoing shall not apply with respect to any Losses resulting from any breach or inaccuracy of any of the Excluded Representations or any of the representations or warranties contained in Section 4.9 such that the Buyer Indemnified Persons shall be entitled to recover the full amount of such Losses up to the Purchase Price; provided further, however, that the maximum aggregate liability of the Timken Indemnifying Persons pursuant to this Article IX with respect to all Timken Events of Indemnification arising (A) pursuant to Section 9.2(a)(vi) shall not exceed in the aggregate the sum of (1) the Timken Cap after taking into account other claims applied against the Timken Cap plus (2) $30,000,000 (the “Product Liability Subcap”), and (B) from the representations or warranties contained in Section 4.21 shall not exceed in the aggregate, together with any claims made pursuant to Section 9.2(a)(viii) and Section 9.2(a)(xviii), the sum of (1) the Timken Cap after taking into account other claims applied against the Timken Cap plus (2) $20,000,000 (the “Environmental Subcap”); provided, however, that, notwithstanding anything in this Agreement to the contrary but subject to the Timken Cap and the Environmental Subcap as provided in clause (B) above, the Timken Indemnifying Persons shall be responsible for 75% of the aggregate Losses incurred by a Buyer Indemnified Person resulting from a breach or inaccuracy of Section 4.21 or any Losses pursuant to Section 9.2(a)(xviii) and the Buyer Indemnified Persons shall be responsible for the other 25% of such aggregate Losses; provided, further, however, that, notwithstanding anything in this Agreement to the contrary but subject to the Timken Cap and the Environmental Subcap as provided in clause (B) above, Timken shall be responsible for 100% of the aggregate Losses incurred by a Buyer Indemnified Person resulting from a breach or inaccuracy of Section 4.21 or any Losses pursuant to Section 9.2(a)(xviii) with respect to any tort claim by a non-Governmental Authority third party (other than employees covered by workers compensation) for personal injury or death, but only to the extent caused by exposure to a Hazardous Material at or migrating from the Real Property prior to the Closing Date. The Buyer Indemnified Persons may charge Losses against the Environmental Subcap or the Product Liability Subcap, as the case may be, first before charging Losses against the Timken Cap. Any claim that may be asserted pursuant to Section 9.2(a)(i) or 9.2(a)(ix) that may also be asserted pursuant to Sections 9.2(a)(ii), 9.2(a)(iii) or 9.2(a)(x) solely as a result of Timken’s or Timken Alloy’s failure to provide notice as required pursuant to Section 7.5 shall be asserted solely pursuant to Section 9.2(a)(i) or 9.2(a)(ix), as applicable.
          (iv) The maximum aggregate liability of the Buyer Indemnifying Persons pursuant to this Article IX with respect to all Buyer Events of Indemnification described in Section 9.2(b)(i) shall not exceed $25,000,000 in the aggregate, provided, however, that the foregoing shall not apply with respect to any Losses resulting from any breach or inaccuracy of Sections 6.3, 6.5 and 6.10, such that the Timken Indemnified Persons shall be entitled to recover the full amount of such Losses up to the Purchase Price.
          (v) The maximum aggregate liability of the Timken Indemnifying Persons pursuant to this Article IX with respect to all Timken Events of Indemnification described in Section 9.2(a)(v), Section 9.2(a)(vii)(B) and with respect to any breach or inaccuracy of any of the representations and warranties set forth in Sections 4.17(b)(i), (b)(iii) (except with respect to Losses resulting from statutory penalties under ERISA or the Code arising from a failure to provide proper notification or disclosure to the applicable Governmental Authorities or Employee Plan participants, as the case may be, which shall be subject to the Deductible Amount and the Timken Cap), (b)(iv)-(vii), (c), or (f) shall not exceed the Purchase Price in the aggregate.
          (b) Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of any Indemnified Person to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Person based upon or to seek or recover any Losses arising from or related to (i) fraud or a willful or intentional misrepresentation or willful or intentional omission of a material fact in connection with this Agreement, the Related Agreements, the Timken Alloy Agreements or any of the transactions contemplated hereby or thereby or (ii) the Transition Services Agreement, the Non-Competition Agreement, the Supply Agreements or the Sheffield Lease.

          (c) The parties agree that any payment pursuant to an indemnification obligation under this Article IX shall be treated for federal income tax purposes as an adjustment to the Purchase Price.
          (d) The parties agree that no Timken Indemnifying Person shall have any right of contribution or indemnity, or any other right, remedy or recourse, against the Company or its Subsidiaries in connection with any indemnification obligation or other Liability arising under or in connection with, or related to, this Agreement or any Related Agreement or any other Agreement entered into in connection with this Agreement, or any of the transactions contemplated hereby or thereby.
     9.4 Assertion of Claims.
          (a) To bring a claim for indemnification under this Article IX, the Indemnified Person shall give the appropriate Indemnifying Person(s) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, and, if such claim arises from a Third Party Claim as defined in Section 9.5, accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument (each, a “Notice of Claim”) in each case, as promptly as practicable after becoming aware of such claim. Notwithstanding the foregoing, the failure so to provide such Notice of Claim will not relieve the Indemnifying Person(s) from any Liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise in any material respect of any material rights or defenses of the Indemnifying Persons and the Indemnifying Persons were not otherwise aware of such action or claim). Notwithstanding the foregoing, no claim shall be brought under this Article IX with respect to an Event of Indemnification described in Section 9.2(a)(i), 9.2(a)(ix) or 9.2(b)(i) unless an applicable Indemnified Person, at any time prior to the applicable Survival Date, gives an applicable Indemnifying Person a Notice of Claim with respect to such claim. If a Notice of Claim has been given on or prior to the applicable Survival Date, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.
          (b) In the case of a claim for indemnification not arising from a Third Party Claim, if the Indemnifying Person disputes its liability with respect to such claim, in whole or in part, the Indemnifying Person and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 11.11.
     9.5 Defense of Third Party Claims. Claims arising from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to Section 9.4(a) and the following terms and conditions:
          (a) Upon receipt of a Notice of Claim delivered in accordance with Section 9.4(a) and relating to a Third Party Claim, the Indemnifying Person shall then have twenty (20) days to advise the Indemnified Person whether the Indemnifying Person accepts the defense of such claim, and the Indemnifying Person shall have no obligation to the Indemnified Person for legal fees incurred by the Indemnified Person after the date of any assumption of the defense by the Indemnifying Person; provided, however, that (i) an Indemnifying Person may only assume control of such defense if it acknowledges in writing to the Indemnified Person that any such Losses that may be assessed against the Indemnified Person in connection with such Third Party Claim constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article IX and (ii) the Indemnifying Person may not assume control of the defense of any Action involving a Third Party Claim for criminal liability or in which non-monetary equitable relief is sought against the Indemnified Party.
          (b) If the Indemnifying Person determines to accept the defense of such Third Party Claim, it shall defend such Third Party Claim with counsel of its own choice that is reasonably satisfactory to the Indemnified Person and at its own expense, provided that, the Indemnified Person shall have the right to be represented by its own counsel at its own expense, its participation to be subject to reasonable direction of counsel for the Indemnifying Person. If the Indemnifying Person fails to undertake the defense of any such Third Party Claim within twenty (20) days after the Indemnified Person has given written notice to the Indemnifying Person of the claim, then the Indemnified Person may defend such Third Party Claim at the sole cost of the Indemnifying Person and the Indemnifying Person may still participate in, but not control, the defense of such Third Party Claim at the Indemnifying Person’s sole cost and expense, such participation to include the right to participate in but not control all significant decisions regarding such Third Party Claims (including the right to participate in but not control settlement discussions with respect thereto).
          (c) The party controlling the defense of a Third Party Claim may settle such Third Party Claim on any terms which it may deem reasonable, provided that, (i) an Indemnifying Person shall not without the Indemnified Person’s prior written consent, settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of such proceeding, claim or demand and (ii) an Indemnified Person shall not without the Indemnifying Person’s prior written consent, which consent will not be unreasonably be withheld or delayed, settle or compromise any such proceeding, claim or demand, or consent to the entry of any judgment.
     9.6 Exclusive Remedy. Subject to Section 9.3(b) and Section 11.13, the indemnification provisions of this Article IX shall be the exclusive remedy following the Closing for any breaches or alleged breaches of any representation, warranty, covenant or agreement set forth in this Agreement. The Buyer Indemnified Persons expressly waive any and all rights and remedies against the Timken Indemnifying Persons under CERCLA and other Environmental Laws. Nothing in the immediately preceding sentence shall constitute a waiver of any of the Buyer Indemnified Parties’ rights under this Agreement. Subject to Section 9.3(b), each of the parties hereto agrees not to bring any actions or proceedings, at Law, equity or otherwise, against any Indemnifying Person in respect of any breaches or alleged breaches of any representation, warranty, covenant or agreement contained in this Agreement except pursuant to the express provisions of this Article IX and Section 11.13.

     9.7 Survival of Representations, Warranties and Covenants. The representations and warranties made by the parties in this Agreement shall survive the Closing Date (or, in the case of the representations and warranties made by Timken Alloy in Article V, the Deferred Closing Date) for a period of eighteen (18) months; provided, however, that the representations and warranties set forth in Sections 4.2, 4.4, 4.5, 4.8(b), 4.9, 4.17 (other than Section 4.17(g)), 4.30, 5.2, 5.4, 5.7, 6.3, 6.5, and 6.10 and the first sentence of Section 4.10 shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof); provided further, however, that the representations and warranties set forth in Section 4.21 and the indemnity set forth in Section 9.2(a)(xviii) shall survive the Closing Date for a period of seven (7) years, the representations and warranties set forth in Section 4.17(g) shall survive the Closing Date for a period of three (3) years and the representations and warranties set forth in Section 6.8 shall terminate at Closing. For convenience of reference, the date upon which any representation or warranty contained herein shall terminate is referred to herein as the “Survival Date.” Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and remain in effect indefinitely.
     9.8 Environmental Claims.
          (a) Provided that it does not disrupt Buyer’s business in any material respect, the Buyer Indemnified Persons agree to cooperate with Timken and to take all commercially reasonable actions to avoid and minimize Losses that would otherwise be subject to indemnification under Article IX regarding Environmental Laws or Hazardous Substances. During the indemnity period, Buyer’s claims for indemnification related to contamination arising out of sampling or testing or solicitation or importuning of any Governmental Authority to require any environmental correction, investigation, monitoring or remediation shall apply only if there is a reasonable basis to believe that there is a violation of an Environmental Law necessitating such sampling, testing, solicitation or importuning, or if required by any Governmental Authority.
          (b) In addition to any other limitations on indemnification that may apply, with respect to any claim for indemnification Buyer Indemnified Persons may assert regarding Environmental Laws or Hazardous Substances, Timken shall not have any obligation with respect to such claim to the extent that the Losses for which indemnification is sought (i) arise out of any action not required by Environmental Law or by a Governmental Authority or any action to meet a cleanup standard that is more stringent or costly than required by Environmental Law for the continued use of any property as it was last used by the Company or for any other industrial purpose reasonably consistent with such use that occurred as of the Closing Date (unless the Buyer Indemnified Persons agree to reimburse Timken for the excess costs), or (ii) are ordinary costs of any post-Closing construction, demolition, capital improvements, repair or replacement of equipment or renovation of facilities on the Real Property, including any asbestos abatement obligations arising from such activities.
          (c) It is a condition precedent to any right of Buyer Indemnified Persons to indemnification regarding Environmental Laws or Hazardous Substances that before beginning any investigation, sampling, testing, remediation or other action for which the costs are anticipated to be $15,000 or more in the aggregate, Buyer Indemnified Persons shall notify

Timken as soon as reasonably practicable of such claim and afford Timken the opportunity to evaluate the conditions giving rise to such claim and to request that it take over such work. Provided that Timken has the resources available to do so and is capable of performing the work within a commercially reasonable timeframe, all as reasonably determined after taking into account potential disruption of Buyer’s business in any material respect, Buyer shall afford Timken the opportunity to perform the investigation, sampling, testing, remediation or other action required under Environmental Law (including any negotiation with Governmental Authorities regarding the same) that is the subject of the indemnification claim of the Buyer Indemnified Persons.
          (d) In the event Timken undertakes the work referred to in Section 9.8(c), Timken shall cause such work to be performed in a commercially, reasonable timeframe and with a qualified environmental professional, all subject to Buyer’s reasonable oversight participation and reasonable approval. Timken shall use all commercially reasonable efforts to avoid any undue interference with operations of Buyer, and, subject to an access agreement in customary form, Buyer shall afford Timken and its agents reasonable access to the Real Property to undertake such work and shall work with Timken to minimize the costs to Timken provided that such cost minimization does not materially disrupt Buyer’s business.
          (e) If Timken does not assume control for undertaking actions pursuant to Section 9.8(d) or if Buyer refuses to grant its approval for Timken to undertake actions pursuant to Section 9.8(d), then the Buyer Indemnified Persons shall undertake (subject to Timken’s right to participate and receive information) to complete such actions subject to all other provisions and limitations in this Agreement, including this Section 9.8.
          (f) While Timken has an indemnification obligation for environmental matters hereunder, Buyer Indemnified Persons shall, at Timken’s reasonable request, impose reasonable environmental deed or use restrictions, and/or accept Timken’s installation of reasonable engineering controls on the Real Property, provided that such restrictions or controls do not prevent or inhibit any industrial use of the Real Property reasonably consistent with such use that occurred as of the Closing Date..
     9.9 Insurance. The amount of any Losses suffered by Indemnified Persons shall be reduced by any insurance proceeds which such party or its representatives actually receives in respect of or as a result of such Losses or the facts or circumstances relating thereto net of any increased costs to such Indemnified Person for insurance premiums attributable to such claim, provided, however, that no Indemnified Person shall be obligated to seek any payment pursuant to the terms of any insurance policy in respect of any Loss.
ARTICLE X
TERMINATION OF AGREEMENT
     10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
          (a) By mutual written consent duly authorized by Buyer and Timken;

          (b) By either Buyer or Timken, upon written notice to the other party, if the Acquisition shall not have been consummated on or before January 15, 2007 (the “Outside Date”); provided, however, that if the transactions contemplated by this Agreement shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or any other Antitrust Law not having expired or been terminated or received, then such date shall be extended to February 15, 2007; provided further, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Acquisition to have been consummated on or before such date;
          (c) By either Buyer or Timken, upon written notice to the other party, if a Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement;
          (d) By Buyer, upon written notice to the other party, if Buyer is not in material breach of any its obligations under this Agreement, and if the Company or Timken shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 8.1 or 8.2 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty (20) days from the date that the Company or Timken is notified of such breach; or
          (e) By Timken, upon written notice to the other party, if Timken is not in material breach of any of its obligations under this Agreement, and if Buyer shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 8.1 or 8.3 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty (20) days from the date that Buyer is notified of such breach.
     10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement (other than Section 4.30, Section 6.5, the last sentence of Section 7.2(a), this Section 10.2 and Article XI, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of Buyer, the Company or Timken or any of their respective shareholders, officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from any Losses arising out of, resulting from or relating to any willful and material breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

ARTICLE XI
MISCELLANEOUS AND GENERAL
     11.1 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (it being understood that Timken is responsible for the Transaction Costs and Buyer is responsible for all costs and expenses incurred with respect to the Title Policies and Surveys); provided, however, that if the transactions contemplated by this Agreement are consummated, Timken shall bear all Transactions Costs not paid by the Company or its Subsidiaries on or before the Effective Date and whether or not such Transaction Costs are reflected in the Disclosure Schedule. For purposes hereof, all Transfer Taxes shall be paid in accordance with Section 2.9(g) and Section 3.3.
     11.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable by any party hereto without the prior written consent of the other parties hereto. Any collateral assignee shall be an intended third party beneficiary and shall be entitled to enforce the provisions of this Agreement.
     11.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 11.3 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:
If to Buyer:
c/o The Watermill Group
One Cranberry Hill
750 Marrett Road, Suite 401
Lexington, MA 02421
Fax: (781) 891-9712
Attn: Steven E. Karol
with a copy to (which shall not constitute notice):
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Fax: (617) 542-2241

Attn: John R. Pomerance, Esq.
If to Timken:
The Timken Company
1835 Dueber Avenue, S.W.
Mail Code: GNE-14
Canton, OH 44706
Attn: Senior Vice President and General Counsel
Fax: (330) 471-4041
with a copy to (which shall not constitute notice):
Jones Day
North Point
901 Lakeside Avenue
Cleveland, OH 44114
Attn: Lyle G. Ganske
          Patrick J. Leddy
Fax: (216) 579-0212
     11.4 Complete Agreement. This Agreement, the Related Agreements, the Timken Alloy Agreements and the exhibits, schedules and the Disclosure Schedule hereto, together with the Confidentiality Agreement, contain the complete and exclusive statement of the terms of the agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.
     11.5 Captions; References. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. When a reference is made in this Agreement to a clause, a Section or an Article, such reference shall be to a clause, a Section or Article of this Agreement unless otherwise indicated. The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     11.6 Amendment. This Agreement may be amended or modified only by a written agreement duly executed by the parties to this Agreement.
     11.7 Waiver. At any time prior to the Closing Date, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein to the extent permitted by applicable Law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     11.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to its rules of conflict of laws, and the Laws of England and Wales with respect to the matters set forth in Sections 2.9(d), (g) and (h).
     11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     11.10 Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Timken, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.
     11.11 Consent to Jurisdiction and Service of Process. The parties hereto hereby submit to the jurisdiction of the courts of State of New York or the courts of the United States located in the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement and any Related Agreement, certificate or other document delivered in connection herewith and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any Related Agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Buyer by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.3 hereof.
     11.12 Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each of which shall be deemed an original but all of which shall constitute but one instrument.
     11.13 Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

     11.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THE TIMKEN COMPANY

By:	/s/ Glenn A. Eisenberg

Name: Glenn A. Eisenberg
Title: Executive Vice President – Finance and
Administration

LATROBE STEEL COMPANY

By:	/s/ Hans J. Sack

Name: Hans J. Sack
Title: President

For and on behalf of
TIMKEN ALLOY STEEL EUROPE LIMITED

/s/ Glenn A. Eisenberg

Name: Glenn A. Eisenberg
Title: Director

TOOLROCK HOLDING, INC.

By:	/s/ Stephen Kotler

Name: Stephen J. Kotler
Title: Vice President and Treasurer

TOOLROCK ACQUISITION LLC

By:	/s/ Stephen Kotler

Name: Stephen J. Kotler
Title: Vice President & Treasurer